Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

SLAM CORP.,

SLAM SPONSOR, LLC,

LYNK GLOBAL HOLDINGS, INC.,

LYNK GLOBAL, INC.,

LYNK MERGER SUB 1, LLC AND

LYNK MERGER SUB 2, LLC

DATED AS OF FEBRUARY 4, 2024

i

ii

ANNEXES AND EXHIBITS

Annex A	Supporting Company Shareholders
Annex B	Other RRA Parties

Exhibit A	Form of Backstop Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Sponsor Letter Agreement
Exhibit E	Form of Transaction Support Agreement
Exhibit F	Form of Topco Certificate of Incorporation
Exhibit G	Form of Topco Bylaws

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of February 4, 2024, is made by and among (i) Slam Corp., a Cayman Islands exempted company (“SLAM”), (ii) Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), (iii) Lynk Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub 1”), (iv) Lynk Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2,” and together with Merger Sub 1, the “Merger Subs”), (v) Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), and (vi) Lynk Global, Inc., a Delaware corporation (the “Company,” and together with Topco and the Merger Subs, the “Company Parties”). SLAM, Topco, Merger Sub 1, Merger Sub 2, the Sponsor and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, the Company directly and indirectly through its Subsidiaries is in the business of satellite design, manufacture and operation, including the development, manufacture and launch of a constellation of low earth orbit satellites designed to enable global communications using radiofrequency spectrum licensed to mobile network operators (“MNOs”)without hardware or software modification to existing standard cellphone technologies, and the sale to MNOs and other customers telecommunications services from such satellites (the “Business”);

WHEREAS, SLAM is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Topco was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, Merger Sub 1 and Merger Sub 2 are, as of the date of this Agreement, wholly owned Subsidiaries of Topco that were formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of SLAM, SLAM is required to provide an opportunity for its shareholders to have their outstanding SLAM Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SLAM Shareholder Approval or a tender offer conducted by SLAM, which redemption shall be consummated prior to the Domestication;

WHEREAS, as of the date of this Agreement, the Sponsor and the Other Class B Shareholders collectively own 14,375,000 SLAM Class B Shares;

WHEREAS, subject to the approval of the holders of SLAM Warrants (as defined below), SLAM will amend the SLAM Warrants, pursuant to an amendment to the Warrant Agreement in a form to be agreed by the Parties, so that, immediately prior to or in connection with the Domestication, each of the issued and outstanding SLAM Warrants automatically will convert into 0.25 newly issued SLAM Class A Shares (as defined below) (the “Warrant Conversion”);

WHEREAS, on the Business Day immediately prior to the Closing Date, SLAM shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, and prior to any other transactions contemplated to occur on the Closing Date, (a) SLAM will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company will be a wholly owned Subsidiary of Topco and (b) each SLAM Share will be automatically converted as of the First Effective Time into one Topco Share, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the consummation of the First Merger, Merger Sub 2 will convert into a corporation pursuant to the terms of the DGCL by filing a certificate of conversion with the Secretary of State of the State of Delaware (the “Merger Sub 2 Conversion”), after which (a) Merger Sub 2 will merge with and into the Company (the “Second Merger,” and together with the First Merger, the “Mergers”), with the Company as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned Subsidiary of Topco and (b) each Company Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the transactions contemplated hereby and as soon as reasonably practicable following the execution of this Agreement, the Company and the Sponsor will reasonably cooperate to facilitate that, no later than March 15, 2024 (the “Series B Financing Deadline”), the Company shall consummate the Qualified Series B Financing;

WHEREAS, in connection with the transactions contemplated hereby and as soon as reasonably practicable following the execution of this Agreement, but in no event later than May 31, 2024 (the “Private Placement Financing Deadline”), Topco will enter into subscription agreements in form and substance acceptable to Topco, SLAM and the Company, each in their sole discretion (collectively, the “Subscription Agreements”), pursuant to which, among other things, each Private Placement Investor will agree to subscribe for and purchase Equity Securities of Topco on the Closing Date following the First Merger and before the Merger Sub 2 Conversion, and Topco will agree to issue and sell such Equity Securities of Topco to each Private Placement Investor on the Closing Date following the First Merger and before the Merger Sub 2 Conversion, in each case, on terms and conditions acceptable to each of SLAM and the Company, in their respective sole discretion (the Equity Securities financing under all Subscription Agreements, collectively, the “Private Placement Financing” and the aggregate purchase price set forth in all of the Subscription Agreements (the “Private Placement Gross Financing Amount”), less the amount of (i) any Unpaid SLAM Liabilities, (ii) any Unpaid SLAM Expenses and (iii) any unpaid Company Expenses (the “Private Placement Net Financing Amount”), on the terms and subject to the conditions set forth in the applicable Subscription Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Antara and their respective affiliates entered into that certain Backstop Agreement in the form attached hereto as Exhibit A (the “Backstop Agreement”) for the purchase of an aggregate of up to $25,000,000 (the “Backstop Amount”) worth of Topco Shares in accordance with the terms and subject to the conditions of the Backstop Agreement, which purchase will take place (if applicable) on the Closing Date after the First Merger and before the Merger Sub 2 Conversion;

WHEREAS, at the Closing, Topco, the Sponsor, the Other Class B Shareholders and each of the Other RRA Parties (the “RRA Parties”) will enter into a registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreements”), pursuant to which, among other things, the RRA Parties will be granted certain registration rights with respect to their respective SLAM Shares and will agree not to effect certain sales or distributions of a portion of the Equity Securities of Topco held by any of them during the lock-up period described therein, in each case, on the terms and subject to the conditions therein;

WHEREAS, at the Closing, the Sponsor, the Employee Holders, and the holders of Topco Shares receiving registration rights under the Registration Rights Agreement will enter into customary lockup agreements in the form, attached hereto as Exhibit C (the “Lockup Agreements”);

WHEREAS, the board of directors of SLAM (the “SLAM Board”) has (a) determined that it is in the best interests of SLAM and the shareholders of SLAM, and declared it advisable, to enter into this Agreement providing for the Warrant Conversion, the Domestication and the Merger in accordance with applicable Law; (b) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof, (c) approved this Agreement, the Ancillary Documents to which SLAM is or will be a party and the transactions contemplated hereby and thereby (including the Warrant Conversion, the Domestication and the Merger), (d) recommended, among other things, the adoption and approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of SLAM Shares entitled to vote thereon, and (e) recommended to the holders of SLAM Warrants the adoption and approval of the Warrant Conversion;

WHEREAS, the boards of directors of the Merger Subs have approved this Agreement, the Ancillary Documents to which the Merger Subs are or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the sole stockholder of each of the Merger Subs will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, adopt this Agreement, the Ancillary Documents to which such Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, the board of directors of the Company has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with applicable Law; (ii) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby and (iii) recommended, among other things, the adoption and approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby by the holders of Company Shares entitled to vote thereon;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, SLAM and the other parties thereto are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”) in the form attached as Exhibit D hereto, pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to vote in favor of this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, as a condition and inducement to SLAM’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each Company Shareholder listed on Annex A attached hereto (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to SLAM a transaction support agreement, substantially in the form attached hereto as Exhibit E (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder has agreed to, among other things support and vote any Company Shares held by him, her or it in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers); and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes, and is hereby adopted by the parties hereto as, a separate “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for each of the Domestication, First Merger, Second Merger, and Warrant Conversion (if applicable), (b) the First Merger and the Domestication each constitutes a “reorganization” described in Section 368(a)(1)(F) of the Code, (c) the Warrant Conversion (if applicable) constitutes a “reorganization” described in Section 368(a)(1)(E) of the Code, and (d) the Second Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code (clause (a) through clause (d), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Required Company Financial Statements” has the meaning set forth in Section 6.15.

“Additional SLAM SEC Reports” has the meaning set forth in Section 4.5.

“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Exercise Price.

“Adjusted Transaction Share Consideration” means an aggregate number of Topco Shares equal to (a) the Adjusted Equity Value, divided by (b) the Topco Share Value.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all unexercised Vested Company Options and Company Warrants outstanding as of immediately prior to the Second Effective Time if all such Vested Company Options and Company Warrants were so exercised in full immediately prior to the Second Effective Time (without giving effect to any “net” exercise or similar concept).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Ancillary Documents” means the Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Lockup Agreements, the Backstop Agreement, the Transaction Support Agreements, and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Antara” means Antara Capital Master Fund LP.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Approved Stock Exchange” means any of the NYSE, the American Stock Exchange, the Nasdaq Global Market or the Nasdaq Capital Market.

“Assumed Option” has the meaning set forth in Section 2.4(a)(i).

“Audited Financial Statements” has the meaning set forth in Section 3.7(a).

“Backstop Agreement” has the meaning set forth in the recitals to this Agreement.

“Backstop Amount” has the meaning set forth in the recitals to this Agreement. For the avoidance of doubt, in accordance with the terms of this Agreement and of the Backstop Agreement, the Backstop Amount may be zero.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination Proposal” has the meaning set forth in Section 6.8(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative.

“Certificates of Merger” has the meaning set forth in Section 2.1(b)(iv).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 6.5(b).

“Closing Press Release” has the meaning set forth in Section 6.5(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and clause (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than and expressly excluding (i) any Company Financing and (ii) the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement or issued after the date of this Agreement in compliance with this Agreement, in each case, in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, any Company Financing or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on September 21, 2018 as amended.

“Company D&O Indemnified Persons” has the meaning set forth in Section 6.13(a).

“Company Designees” has the meaning set forth in Section 6.14(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SLAM by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any Equity Security of the Company under any Company Equity Plan.

“Company Equity Plan” means the Ubiquitilink, Inc. 2017 Equity Incentive Plan, as amended from time to time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SLAM Expenses.

“Company Financing” means any issuance by the Company after the date of this Agreement of either preferred stock or other Equity Securities of the Company, in one or more closings, in return for a new cash investment in the Company or the exchange or conversion of any SAFEs or convertible notes of the Company that are then outstanding, in each case, on terms and conditions acceptable to the Company in its sole discretion, which for the avoidance of doubt includes the Qualified Series B Financing.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(c) (Organization and Qualification), Section 3.2 (Authority), Section 3.10(a) (No Company Material Adverse Effect) and Section 3.21 (Brokers).

“Company Governmental Approval” has the meaning set forth in Section 3.3(a).

“Company Group” has the meaning set forth in Section 10.19(b).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment, all other information technology equipment and systems and related documentation, in each case, owned, licensed, leased, or used by or for the Company.

“Company Licensed Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by any Person (other than the Company) and licensed to the Company, or under which the Company has been granted any other right to use.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations or financial condition of the Company, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, contractors, customers, investors, lenders, payors, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.2(a) to the extent it relates to such representations and warranties, (vii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clause (i) through clause (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause (i) through clause (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of the Company relative to other participants operating in the industries or markets in which the Company operates.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option granted under a Company Equity Plan to purchase Company Shares that is outstanding and unexercised.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company.

“Company Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Permitted Financings” means any Company Financing that (individually or collectively) result in aggregate new cash investments in the Company equal to or less than $75,000,000, with the calculation of such amount expressly to exclude the aggregate dollar amount of any and all new cash investments in the Company at any closing(s) of the Qualified Series B Financing, and also excluding the aggregate amount of any SAFEs or convertible notes of the Company that are outstanding as of the date of this Agreement that are exchanged or converted in connection with any Company Financing.

“Company Post-Closing Representation” has the meaning set forth in Section 10.19(b).

“Company Products” means the Software and other products that have been or are currently marketed, sold, offered for sale, supplied, provided, licensed, distributed, supported, hosted, serviced, made available, maintained or otherwise commercialized by the Company, or from which the Company derives any revenue.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company.

“Company Related Party” has the meaning set forth in Section 3.23.

“Company Related Party Transactions” has the meaning set forth in Section 3.23.

“Company Shareholder Written Consent” has the meaning set forth in Section 6.11.

“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 6.11.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Second Effective Time.

“Company Shares” means shares of common stock, par value $0.00001 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.

“Company Warrants” means any warrants to purchase Company Shares outstanding as of immediately prior to the Second Effective Time.

“Compensation Committee Process” means the compensation adjustment and review process being undertaken by the Company’s Compensation Committee and Board as of the date of this Agreement, which is intended to result in adjustments to the compensation and benefit packages provided to the Named Senior Executives and other designated personnel and implemented prior to the Closing.

“Confidentiality Agreement” means that certain letter agreement, dated as of December 14, 2023, by and between the Company and SLAM.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, Permit or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any agreement, contract, license, lease, sublease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions, intensification, resurgence or mutations thereof or related or associated epidemics, pandemic, public health emergencies or disease outbreaks.

“D&O Indemnified Persons” has the meaning set forth in Section 6.13(a).

“Data Security Requirements” means the following, in each case to the extent relating to the privacy, protection, security or Processing of Personal Data or Company IT Systems: (i) all applicable Privacy Laws; (ii) the Company’s own external published privacy policies and Privacy and Data Security Policies; (iii) industry standards and requirements of self-regulatory bodies to which the Company purports to comply with or be bound, and the Payment Card Industry Data Security Standard; and (iv) Contracts to which the Company is bound or has made or agreed to comply with.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Director” has the meaning set forth in Section 6.14(b).

“Dissenting Shares” means each Company Share outstanding immediately prior to the Second Effective Time and held by a Company Shareholder who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and, if and to the extent applicable, has properly exercised (and not filed to perfect or otherwise waived, withdrawn or lost) dissenters’ rights of such shares in accordance with the DGCL.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 6.8(a).

“Earnout Period” means the period beginning on the Closing Date and ending on the date that is five years after the Closing Date.

“Effective Times” means each of the First Effective Time and the Second Effective Time.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, retiree or post-termination health or welfare (excluding COBRA), salary continuation, fringe or other compensatory or benefit plan, program, policy, agreement, arrangement or Contract, in each case, that the Company maintains, sponsors or contributes to (or is required to contribute to), or under or with respect to which the Company has or could reasonably expect to have any Liability.

“Employee Holders” means those certain Company employees to whom Topco issues Topco Shares pursuant to the terms of Section 2.4(g).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Plan Proposals” has the meaning set forth in Section 6.8(a).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar equity-based rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, including any simple agreements for future equity.

“Equity Value” means an amount equal to the sum of: (a) the amount (if any) by which the aggregate gross proceeds of the capital raised by the Company in the Company Permitted Financings, including a Qualified Series B Financing, exceeds $40,000,000; plus (b) $800,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(c).

“Excluded Share” has the meaning set forth in Section 2.1(b)(x).

“FCC” means the Federal Communications Commission.

“FCC Applications” has the meaning set forth in Section 3.25(b).

“FCC Consent” means the FCC’s consent to the FCC Transfer Application pursuant to the FCC’s initial order without any material adverse conditions other than those of general applicability to a change of control transaction.

“FCC License(s)” means all current licenses, permits and other authorizations granted by the FCC to the Company or any of its Affiliates in response to an FCC Application.

“FCC Transfer Application” means an application with the FCC requesting FCC consent to the transfer of control of the Company with respect to the FCC Licenses.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” means the Required Company Financial Statements and the Additional Required Company Financial Statements.

“First Effective Time” has the meaning set forth in Section 2.1(b)(iv).

“First Merger” has the meaning set forth in the recitals to this Agreement.

“First Surviving Company” has the meaning set forth in Section 2.1(b)(i).

“Founder Shares” means the Company Shares held by each of Charles Miller, Margo Deckard and Tyghe Spiedel.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Goodwin” has the meaning set forth in Section 10.19(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Approvals” has the meaning set forth in Section 4.3(a).

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Government Contract” means any Contract, including any teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between the Company on the one hand, and (a) the United States Government, (b) any prime contractor to the United States Government in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Substance” means any pollutant or hazardous, toxic, explosive or radioactive material, substance, or waste or any other material, substance or waste that is regulated by, or may give rise to liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, and fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, but excluding any trade payables arising in the ordinary course of business, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes”, (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clause (a) through clause (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction, and all (a) patents and patent applications, patent disclosures and improvements thereto, industrial designs and design patent rights, including any continuations, divisionals, revisions, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, social media accounts, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; (e) trade secrets, know-how and other confidential or proprietary information, including invention disclosures, inventions and formulae, whether patentable or not, processes, methods, techniques, research and development, source code, specifications, designs, algorithms, industrial models, and architectures; (f) rights in or to Software or other technology; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any applicable Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 4.5.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“K&E” has the meaning set forth in Section 10.19(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, ordinance, treaty, rule, code, Order, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.22(b).

“Letter of Transmittal” means the letter of transmittal, in customary form reasonably satisfactory to each of Topco, SLAM and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, direct or indirect, matured or unmatured, determined or determinable or due or to become due, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means, with respect to any asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, charge, easement, conditional sale or other title retention agreement, preemptive right, collateral assignment, option, right of first refusal, right of first offer, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest in respect of such asset (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Commercial Relationships” has the meaning set forth in Section 3.10(a).

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Permits” has the meaning set forth in Section 3.4.

“Material Suppliers” has the meaning set forth in Section 3.10(a).

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Merger Sub 1” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub 2” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub 2 Conversion” has the meaning set forth in the recitals to this Agreement.

“Merger Subs” has the meaning set forth in the introductory paragraph to this Agreement.

“Minimum Cash Condition” means that at the Closing the sum of the Private Placement Net Financing Amount and the Trust Amount (including the Backstop Amount, if any) shall be not less than the sum of (a) $110,000,000 minus (b) the Company Permitted Financings Amount.

“Mobile Partners” has the meaning set forth in Section 3.10(a).

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Named Senior Executives” means Charles Miller, Margo Deckard, Tyghe Speidel, Dan Dooley and any individual appointed Chief Financial Officer of the Company, with “Named Senior Executive” meaning any of such persons.

“Nasdaq” means The Nasdaq Capital Market LLC.

“New SLAM” means SLAM following the Domestication.

“New SLAM Bylaws” has the meaning set forth in Section 2.1(a).

“New SLAM Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“New SLAM Shares” has the meaning set forth in Section 2.1(a).

“New SLAM Warrants” has the meaning set forth in Section 2.1(a).

“Non-Party Affiliate” has the meaning set forth in Section 10.13.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions and used by the Company solely for its own internal use for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 6.14(a).

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or similar licensing or distribution models, including any with licensing terms that impose on a licensee a requirement to (i) disclose source code of the Software and derivative works of the Software, (ii) grant downstream licenses to such source code or derivative works, or (iii) grant a downstream right to redistribute the source code or derivative works unrestricted by the licensee of the Software.

“Option Exchange Ratio” means a fraction which shall be determined based on the Adjusted Transaction Share Consideration, the terms and conditions of the Company Certificate of Incorporation and the Pre-Closing Aggregate Share Amount, in each case, as of immediately prior to the Second Effective Time, and set forth on the Allocation Schedule.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Shareholders” means, collectively, Ann Berry, Ryan Bright, Barbara Byrne, Desiree Gruber, Lisa Harrington, Reggie Hudlin, Kelly Laferriere, Marc Lore, Julian Nemirovsky and Alex Zyngier.

“Other RRA Parties” means each of the Persons listed on Annex B and each of the directors of Topco immediately after the First Effective Time.

“Other SLAM Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of SLAM Shares entitled to vote thereon, whether in person or by proxy at the SLAM Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of SLAM and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, franchises, licenses, registrations, consents, waivers, concessions, exemption, orders, permits, Regulatory Permits, certificates, notices or other authorizations of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on Real Property (including easements, covenants, conditions, rights of way and similar restrictions), in each case, of record that do not prohibit or materially interfere with any of the Company’s, or its Subsidiaries’, use or occupancy of such Real Property, or the Business conducted thereon, or materially affect the value of such Real Property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property and which are not violated by the use or occupancy of such Real Property or the operation of the Business of the Company and/or its Subsidiaries and do not prohibit or materially interfere with any of the Company’s and/or its Subsidiaries’ use or occupancy of such Real Property and (e) grants by the Company of non-exclusive rights in non-material Intellectual Property Rights to customers in the ordinary course of business consistent with past practice.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information (a) relating to, describing, reasonably capable of being associated with or linked to, or that can be used to identify, directly or indirectly, an identified natural person or (b) that is defined as “personal data,” “personally identifiable information” or other similar term in any Privacy Laws.

“Pre-Closing Aggregate Share Amount” means, without duplication, the aggregate number of Company Shares (including the aggregate number of Company Shares that would be issuable in respect of Vested Company Options, Company Warrants or other Equity Securities of the Company that as of immediately prior to the Second Effective Time are outstanding and vested in the event such Vested Company Options, Company Warrants or other Equity Securities of the Company (if and to the extent not actually exercised or converted, as applicable, prior to the Closing) were exercised or converted, as applicable) as of immediately prior to the Second Effective Time.

“Pre-Closing SLAM Holders” means the holders of SLAM Shares at any time prior to the First Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.26(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data, or to breach notification, that apply to the Company.

“Private Placement Financing” has the meaning set forth in the recitals to this Agreement.

“Private Placement Financing Deadline” has the meaning set forth in the recitals to this Agreement.

“Private Placement Gross Financing Amount” has the meaning set forth in the recitals to this Agreement.

“Private Placement Investor” means any Person (other than Topco and SLAM) that has executed a Subscription Agreement.

“Private Placement Net Financing Amount” has the meaning set forth in the recitals to this Agreement.

“Private SLAM Warrant” means each warrant to purchase one SLAM Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement, that is held by the Sponsor or any Other Class B Shareholder.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means, with respect to any data, information, or Company IT System, any operation or set of operations performed on such data, information, or Company IT System, including the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity (whether electronically or in any other form or medium and whether or not by automated means).

“Prospectus” has the meaning set forth in Section 10.18.

“Public Shareholders” has the meaning set forth in Section 10.18.

“Public SLAM Warrant” means each warrant to purchase one SLAM Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement, that is publicly traded on an Approved Stock Exchange.

“Qualified Series B Financing” means the issuance of preferred stock of the Company in a Company Financing in return for an aggregate new cash investment in the Company equal to or greater than $40,000,000, which amount must include the Required Funding Amount and which new cash investment amount will exclude the dollar amounts of any SAFEs or convertible notes of the Company that are then-outstanding as of the date of this Agreement, other than the dollar amounts of any SAFEs of the Company issued from and after December 1, 2023.

“Real Property” has the meaning set forth in Section 3.22(c).

“Real Property Leases” means all leases, sub-leases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of Topco and proxy statement of SLAM.

“Regulatory Permits” means all licenses, waivers, permits, enrollments, certifications, authorizations, approvals, franchises, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and other such Permits granted by any such Governmental Entity to the Company.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Financial Statements” has the meaning set forth in Section 3.7(a).

“Required Funding Amount” means an amount equal to or greater than $10,000,000 to be funded by the strategic investor set forth in Section 1.1 of the Company Disclosure Schedules (the “Specified Investor”) as an investment in the Series B Financing.

“Required SLAM Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SLAM Shares entitled to vote thereon, whether in person or by proxy at the SLAM Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of SLAM and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal and the Equity Plan Proposals.

“RRA Parties” has the meaning set forth in the recitals to this Agreement.

“SAFE” means any simple agreement for future equity entered into between the Company and any other Person.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations (“ITAR”), (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SLAM Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Effective Time” has the meaning set forth in Section 2.1(b)(iv).

“Second Merger” has the meaning set forth in the recitals to this Agreement.

“Second Surviving Company” has the meaning set forth in Section 2.1(b)(i).

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Series B Financing Deadline” has the meaning set forth in the recitals to this Agreement.

“Signing Filing” has the meaning set forth in Section 6.5(b).

“Signing Press Release” has the meaning set forth in Section 6.5(b).

“SLAM” has the meaning set forth in the introductory paragraph to this Agreement.

“SLAM Acquisition Proposal” means (a) any transaction or series of related transactions under which SLAM or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), clause (ii) and clause (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in SLAM or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SLAM Acquisition Proposal.

“SLAM Board” has the meaning set forth in the recitals to this Agreement.

“SLAM Board Recommendation” has the meaning set forth in Section 6.8(a).

“SLAM Class A Shares” means the Class A ordinary shares of SLAM, par value $0.0001 per share.

“SLAM Class B Shares” means the Class B ordinary shares of SLAM, par value $0.0001 per share.

“SLAM D&O Indemnified Persons” has the meaning set forth in Section 6.13(a).

“SLAM Designees” has the meaning set forth in Section 6.14(a).

“SLAM Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SLAM on the date of this Agreement.

“SLAM Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SLAM in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of SLAM and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SLAM pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, SLAM Expenses shall not include any Company Expenses.

“SLAM Financial Statements” means all of the financial statements of SLAM included in the SLAM SEC Reports.

“SLAM Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.15 (Brokers) and Section 4.4 (Capitalization of SLAM).

“SLAM Governmental Approval(s)” has the meaning set forth in Section 4.3(a).

“SLAM Group” has the meaning set forth in Section 10.19(a).

“SLAM Liabilities” means, as of any determination time, the aggregate amount of Liabilities of SLAM that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, SLAM Liabilities shall not include any SLAM Expenses.

“SLAM Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations or financial condition of SLAM, taken as a whole, or (b) the ability of SLAM to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a SLAM Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which SLAM operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of SLAM with investors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.3(a) to the extent it relates to such representations and warranties, (vii) any failure by SLAM to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clause (i) through clause (vi) or clause (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clause (i) through clause (v) or clause (viii) may be taken into account in determining whether a SLAM Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on SLAM, taken as a whole, relative to other “SPACs” operating in the industries in which SLAM operates.

“SLAM Non-Party Affiliates” means, collectively, each SLAM Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SLAM Related Party (other than, for the avoidance of doubt, SLAM).

“SLAM Post-Closing Representation” has the meaning set forth in Section 10.19(a).

“SLAM Related Party” has the meaning set forth in Section 4.14.

“SLAM Related Party Transactions” has the meaning set forth in Section 4.14.

“SLAM SEC Reports” has the meaning set forth in Section 4.5.

“SLAM Shareholder Approval” means, collectively, the Required SLAM Shareholder Approval and the Other SLAM Shareholder Approval.

“SLAM Shareholder Redemption” means the right of the holders of SLAM Class A Shares to redeem all or a portion of their SLAM Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of SLAM.

“SLAM Shareholders Meeting” has the meaning set forth in Section 6.8(a).

“SLAM Shares” means, collectively, the SLAM Class A Shares and SLAM Class B Shares.

“SLAM Warrant Amendment” has the meaning set forth in Section 6.8(a).

“SLAM Warrant Amendment Proposal” has the meaning set forth in Section 6.8(a).

“SLAM Warrantholder Approval” means the approval of the SLAM Warrant Amendment Proposal by the affirmative vote of the holders of the requisite number of SLAM Warrants entitled to vote thereon, whether in person or by proxy at the SLAM Warrantholders Meeting (or any adjournment or postponement thereof), in accordance with the Warrant Agreement, the Governing Documents of SLAM and applicable Law.

“SLAM Warrantholders Meeting” has the meaning set forth in Section 6.8(a).

“SLAM Warrants” means each Public SLAM Warrant and each Private SLAM Warrant.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, and other software, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor April 2022 Promissory Note” means the Promissory Note, dated April 5, 2022, between SLAM and the Sponsor, as amended from time to time.

“Sponsor August 2022 Promissory Note” means the Promissory Note, dated August 31, 2022, between SLAM and the Sponsor, as amended from time to time.

“Sponsor August 2023 Promissory Note” means the Promissory Note, dated August 18, 2023, between SLAM and the Sponsor, as amended from time to time.

“Sponsor December 2022 Promissory Note” means the Promissory Note, dated December 28, 2022, between SLAM and the Sponsor, as amended from time to time.

“Sponsor February 2023 Promissory Note” means the Promissory Note, dated February 21, 2023, between SLAM and the Sponsor, as amended from time to time.

“Sponsor May 2022 Promissory Note” means the Promissory Note, dated May 31, 2022, between SLAM and the Sponsor, as amended from time to time.

“Sponsor May 2023 Promissory Note” means the Promissory Note, dated May 26, 2023, between SLAM and the Sponsor, as amended from time to time.

“Sponsor November 2021 Promissory Note” means the Promissory Note, dated November 30, 2021, between SLAM and the Sponsor, as amended from time to time.

“Sponsor Promissory Notes” means the Sponsor November 2021 Promissory Note, the Sponsor April 2022 Promissory Note, the Sponsor May 2022 Promissory Note, the Sponsor August 2022 Promissory Note, the Sponsor December 2022 Promissory Note, the Sponsor February 2023 Promissory Note, the Sponsor May 2023 Promissory Note and the Sponsor August 2023 Promissory Note.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Super Voting Shares” means the Series B Common shares of Topco, each of which shall have 10 votes in any matter on which the Topco Shares are entitled to vote, in each case pursuant to the terms of the Topco Certificate of Incorporation.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including manufacturing production devices, machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

“Tax” or “Taxes” means (a) all net or gross income, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, escheat, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or clause (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Tax Authority.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Topco Board” has the meaning set forth in Section 6.14(a).

“Topco Bylaws” means the bylaws of Topco.

“Topco Certificate of Incorporation” means the certificate of incorporation of Topco.

“Topco Equity Incentive Plan” has the meaning set forth in Section 6.16.

“Topco ESPP” has the meaning set forth in Section 6.16.

“Topco Share Value” means $10.00.

“Topco Shares” means the shares of common stock of Topco, par value $0.00001 per share.

“Topco Warrants” means each warrant to purchase one Topco Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement.

“Transaction Litigation” has the meaning set forth in Section 6.3(d).

“Transaction Proposals” has the meaning set forth in Section 6.8(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 10.18.

“Trust Account Released Claims” has the meaning set forth in Section 10.18.

“Trust Agreement” has the meaning set forth in Section 4.7.

“Trust Amount” means the aggregate cash proceeds available for release to SLAM from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, reduction for the aggregate amount of payments required to be made in connection with all of the SLAM Shareholder Redemptions).

“Trustee” has the meaning set forth in Section 4.7.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.7(a).

“Unaudited Financial Statements” has the meaning set forth in Section 3.7(a).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SLAM Expenses” means the SLAM Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SLAM Liabilities” means the SLAM Liabilities as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Second Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Second Effective Time that is vested as of immediately prior to the Second Effective Time or will vest solely as a result of the consummation of the Merger.

“VWAP” shall mean, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Topco.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, as well as any similar foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of February 25, 2021, by and between SLAM and the Trustee, as amended from time to time in accordance with the terms thereof.

“Warrant Conversion” has the meaning set forth in the recitals to this Agreement.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2

TRANSACTIONS

Section 2.1 Pre-Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Domestication of SLAM. One Business Day prior to the Closing Date and after the consummation of any applicable shareholder redemptions, SLAM shall cause the Domestication to occur in accordance with Section 388 of the DGCL and the Cayman Islands Companies Act (As Revised). In connection with the Domestication, (i) each SLAM Class A Share and each SLAM Class B Share that is issued and outstanding immediately prior to the Domestication shall become one share of common stock, par value $0.0001 per share, of New SLAM (collectively, the “New SLAM Shares”), (ii) subject to the consummation of the Warrant Conversion, each SLAM Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one New SLAM Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement (collectively, the “New SLAM Warrants”), and (iii) the Governing Documents of SLAM shall become the certificate of incorporation, substantially in the form attached hereto as Exhibit F (the “New SLAM Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit G (the “New SLAM Bylaws”), of New SLAM; provided, however, that in connection with clause (i) and clause (ii), each issued and outstanding unit of SLAM that has not been previously separated into the underlying SLAM Class A Shares and underlying SLAM Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one New SLAM Share and one-fourth of one New SLAM Warrant on the terms and subject to the conditions set forth in the Warrant Agreement, as applicable.

(b) The Mergers.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date and prior to any other transaction contemplated to occur on the Closing Date pursuant to this Agreement, New SLAM shall merge with and into Merger Sub 1 at the First Effective Time. Following the First Effective Time, the separate existence of New SLAM shall cease and Merger Sub 1 shall continue as the surviving company of the First Merger (the “First Surviving Company”).

(ii) Promptly following the First Effective Time, Merger Sub 2 shall consummate the Merger Sub 2 Conversion.

(iii) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, after the First Effective Time and promptly following the consummation of the Merger Sub 2 Conversion, Merger Sub 2 shall merge with and into the Company at the Second Effective Time. Following the Second Effective Time, the separate existence of Merger Sub 2 shall cease and the Company shall continue as the surviving company of the Second Merger (the “Second Surviving Company”).

(iv) At the Closing, the Parties shall cause certificates of merger, in a form reasonably satisfactory to the Company and SLAM (the “Certificates of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Mergers shall become effective on the date and time at which the Certificates of Merger are accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as is agreed by SLAM and the Company and specified in the Certificates of Merger (the time the First Merger becomes effective being referred to herein as the “First Effective Time,” and the time the Second Merger becomes effective being referred to herein as the “Second Effective Time”).

(v) The Mergers shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, (A) at the First Effective Time, all of the assets, properties, rights, privileges, powers and franchises of SLAM and Merger Sub 1 shall vest in the First Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SLAM and Merger Sub 1 shall become the debts, liabilities, obligations and duties of the First Surviving Company and (B) at the Second Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub 2 shall vest in the Second Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub 2 shall become the debts, liabilities, obligations and duties of the Second Surviving Company, in each case, in accordance with the DGCL.

(vi) (A) At the First Effective Time, the Governing Documents of Merger Sub 1 shall be the Governing Documents of the First Surviving Company and (B) at the Second Effective Time, the Governing Documents of Merger Sub 2 shall be the Governing Documents of the Second Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(vii) (A) At the First Effective Time, the directors and officers of the Company immediately prior to the First Effective Time shall be the initial directors and officers of the First Surviving Company and (B) at the Second Effective Time, the directors and officers of the Company immediately prior to the Second Effective Time shall be the initial directors and officers of the Second Surviving Company, each to hold office in accordance with the Governing Documents of the First Surviving Company or the Second Surviving Company, as applicable, until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(viii) At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each New SLAM Share issued and outstanding immediately prior to the First Effective Time shall be automatically cancelled and extinguished and converted into one Topco Share and, subject to the consummation of the Warrant Conversion, each New SLAM Warrant that is outstanding immediately prior to the First Effective Time shall be automatically cancelled and extinguished and converted into one Topco Warrant.

(ix) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any other Person, (A) each Company Share (but excluding the Founder Shares and the Dissenting Shares, if any) issued and outstanding as of immediately prior to the Second Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of Topco Shares representing the portion of the Adjusted Transaction Share Consideration, in each case, based on the terms and conditions of the Topco Certificate of Incorporation and the Pre-Closing Aggregate Share Amount as of immediately prior to the Second Effective Time, and set forth on the Allocation Schedule and (B) each Founder Share issued and outstanding as of immediately prior to the Second Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of Super Voting Shares representing the portion of the Adjusted Transaction Share Consideration, in each case, based on the terms and conditions of the Topco Certificate of Incorporation and the Pre-Closing Aggregate Share Amount as of immediately prior to the Second Effective Time, and set forth on the Allocation Schedule.

(x)At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Second Effective Time by the Company as treasury stock (each, an “Excluded Share”) shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables on the third Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date or time as SLAM and the Company may agree in writing.

Section 2.3 Allocation Schedule. No later than three Business Days prior to the Closing Date, the Company shall deliver to SLAM an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Company Shares held by each Company Shareholder, the number of Company Shares subject to each Company Equity Award held by each holder thereof, as well as whether each such Company Equity Award will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Second Effective Time, and, in the case of the Company Options, the exercise price thereof, (b) the number of Topco Shares that will be subject to each Assumed Option and, in the case of each Assumed Option, the exercise price thereof at the Second Effective Time, as well as the calculation of the Option Exchange Ratio, (c) a calculation of the Adjusted Transaction Share Consideration and its components (including the Adjusted Equity Value, the Aggregate Exercise Price and the Equity Value), (d) the portion of the Adjusted Transaction Share Consideration and the type of Equity Security of Topco allocated to each holder of Equity Securities of the Company outstanding as of immediately prior to the Second Effective Time, and (e) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clause (a), clause (b), clause (c) and clause (d) is, and will be as of immediately prior to the Second Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3. The Company will review any comments to the Allocation Schedule provided by SLAM or any of its Representatives and consider in good faith any reasonable comments proposed by SLAM or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Topco Shares that each Company Shareholder will have a right to receive pursuant to Section 2.1(b)(viii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Topco Shares set forth on the Allocation Schedule that are allocated in respect of all Equity Securities of the Company outstanding as of immediately prior to the Second Effective Time exceed the Adjusted Transaction Share Consideration and (C) the Allocation Schedule (or the calculations or determinations therein) shall be prepared in accordance with, as applicable, applicable Law, the Governing Documents of the Company in effect immediately prior to the Second Effective Time, the Company Equity Plan and any other Contract to which the Company is a party or bound.

Section 2.4 Treatment of Various Interests; Issuance of Topco Shares to Employees; Waiver of Anti-dilution Adjustment.

(a) Treatment of Company Equity Awards.

(i) At the Second Effective Time, by virtue of the Second Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(a)(iii)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall be assumed by Topco and automatically be converted into an option to purchase a number of Topco Shares (each, an “Assumed Option”). The number of Topco Shares underlying each Assumed Option shall equal the product (rounded down to the nearest whole share) of (A) the number of Company Shares subject to such Company Option as of immediately prior to the Second Effective Time, and (B) the Option Exchange Ratio applicable to such Company Option, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Option in effect immediately prior to the Second Effective Time, divided by (y) the Option Exchange Ratio applicable to such Company Option.

(ii) Each Assumed Option shall be subject to the same terms and conditions (including applicable vesting, vesting acceleration, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Second Effective Time, except for (A) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (B) such other immaterial administrative or ministerial changes as the Topco Board (or the compensation committee of the Topco Board) may determine in good faith are appropriate to effectuate the administration of the Assumed Options. Notwithstanding the foregoing, such conversion, including the exercise price, the number of Topco Shares subject to any such Assumed Option and the terms and conditions of the exercise of any Assumed Option, will be determined in a manner consistent with the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder.

(iii) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.4(a).

(b) Treatment of Company Warrants. At the Second Effective Time and subject to the prior occurrence of the Warrant Conversion, each Company Warrant that is issued and outstanding immediately prior to the Second Effective Time and not terminated pursuant to its terms, by virtue of the First Merger and without any action on the part of SLAM, the Company or the holder of any such Company Warrant, shall be converted into a warrant exercisable on the terms and conditions set forth therein for the portion of the Adjusted Transaction Share Consideration which such holder would have received if it had exercised such Company Warrant immediately prior to the Second Effective Time (assuming such Company Warrants were then fully vested).

(c) Treatment of Other Equity Securities of the Company. At the Second Effective Time, all outstanding Equity Securities of the Company, other than Company Shares, Founder Shares, Company Options and Company Warrants, shall convert into Equity Securities of Topco covering the portion of the Adjusted Transaction Share Consideration, in each case, in accordance with their terms and the terms of the Topco Certificate of Incorporation and the Pre-Closing Aggregate Share as of immediately prior to the Second Effective Time, and set forth on the Allocation Schedule.

(d) Treatment of SLAM Warrants. If the holders of the Public SLAM Warrants approve the Warrant Conversion, then each Public SLAM Warrant and each Private SLAM Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, without any action on the part of SLAM, the Company or the holder of any such SLAM Warrant, shall be converted into 0.25 newly issued SLAM Class A Shares immediately prior to or in connection with the Domestication. If the holders of the Public SLAM Warrants do not approve the Warrant Conversion, then each New SLAM Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, by virtue of the First Merger and without any action on the part of New SLAM, the Company or the holder of any such New SLAM Warrant, shall be converted into one Topco Warrant at the First Effective Time.

(e) Treatment of Unpaid SLAM Liabilities. In the event that the amount of Unpaid SLAM Liabilities as of immediately prior to the Closing is greater than $10,000,000 (the “Sponsor Cap”), immediately prior to the Closing the Sponsor will either (with the selection of alternative ‘(i)’ or ‘(ii)’ at the Sponsor’s sole discretion) (i) surrender and cancel for no consideration a number of SLAM Class B Shares currently held by Sponsor having a value equal to such excess (calculated at a per-share value of $10.00 ) or (ii) pay such excess in cash to SLAM concurrently with the Closing; provided, that if the sum of (A) the Private Placement Net Financing Amount and (B) the Trust Amount (including any Backstop Amount, if any) is less than the difference between (I) $110,000,000, minus (II) the Company Permitted Financings Amount, then the Sponsor Cap shall be equal to $8,000,000.

(f) Treatment of Sponsor Promissory Notes. Section 1 of the Sponsor August Promissory Note is hereby amended and restated in its entirety as follows:

(i) Section 1 of the Sponsor November 2021 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(ii) Section 1 of the Sponsor April 2022 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First

Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(iii) Section 1 of the Sponsor May 2022 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(iv) Section 1 of the Sponsor August 2022 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(v) Section 1 of the Sponsor December 2022 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(vi) Section 1 of the Sponsor February 2023 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The initial principal balance of this Note of $3,247,000, funded within five business days of the date hereof by the Payee (the “Initial Principal Amount”), together with any funds drawn down by the Maker following the date hereof pursuant to Section 3 below (together with the Initial Principal Amount, the “Total Principal Amount”) shall be due and payable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the

Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Shares described in the immediately preceding clause (a) shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(vii) Section 1 of the Sponsor May 2023 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(viii) Section 1 of the Sponsor August 2023 Promissory Note is hereby amended and restated in its entirety as follows:

1. Principal. The principal balance of this Note (the “Total Principal Amount”) shall be repayable on the consummation of the Maker’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”); provided, however, if the Closing (as defined in that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”), by and among Maker, Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), Lynk Merger Sub 1, LLC, a Delaware limited liability company, Lynk Merger Sub 2, LLC, a Delaware limited liability company, Payee, and Lynk Global, Inc., a Delaware corporation) occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied: (a) after the First Effective Time and before the Second Effective Time, the Total Principal Amount shall be converted into a number of Topco Shares equal to the Total Principal Amount divided by $10 per share (the “Topco Converted Shares”); (b) after the Second Effective Time, the Topco Converted Shares described in the immediately preceding clause (a) shall become subject to vesting and shall vest if, and only if, during the Earnout Period (used herein as defined in the BCA) the VWAP of the Topco Shares over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $15.00 (the “Vesting Trigger”); and (c) in no event shall Maker be obligated to repay Payee the Total Principal Amount in cash; provided, further that if (i) the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is satisfied and (ii) the Vesting Trigger is not satisfied prior to the expiration of the Earnout Period, the Sponsor will be deemed to have automatically forfeited, and Topco shall cancel, the Topco Converted Shares, in each case, at 12:00 a.m. on the first day following the expiration of the Earnout Period; provided, further, if the Closing occurs and the Minimum Cash Condition (as defined in the BCA on the date of the BCA) is not satisfied, immediately prior to the Domestication, the Total Principal Amount will be deemed automatically waived in full, and this Note will be automatically deemed cancelled, null and void immediately prior to the effective time of the consummation of the Domestication. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Any outstanding principal amount to date under this Note may be prepaid at any time by the Maker, at its election and without penalty. The Payee and the Maker (and Topco following the First Effective Time) agree, for U.S. federal income tax and applicable state and local tax purposes, to treat the conversion of this Note to Topco Converted Shares and the vesting of the Topco Converted Shares as transactions for which no gain or loss is realized, and the Payee and the Maker (and Topco following the First Effective Time) shall take no contrary position on any tax return or before any taxing authority (and shall reasonably cooperate with each other in connection therewith), unless a contrary position on any tax return or before any taxing authority is required by law. Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the BCA.

(g) Issuance of Topco Shares to Employees.

(i) If the sum of (A) the Private Placement Net Financing Amount and (B) the Trust Amount (including the Backstop Amount, if any) is equal to or greater than the difference between (i) $110,000,000 minus (ii) the Company Permitted Financings Amount, and the sum of (A) the Private Placement Gross Financing Amount and (B) the Trust Amount (including the Backstop Amount, if any) is less than the difference between: (i) $200,000,000 minus (ii) the Company Permitted Financings Amount, at the Closing, Topco shall issue (or reserve for future issuance) 1,800,000 Topco Shares to Company employees, with the allocation of such Topco Shares determined prior to Closing by the Board of Directors of the Company, that will be vested as of the date of issuance and an additional 900,000 Topco Shares, with the allocation of such Topco Shares determined prior to Closing by the Board of Directors of the Company, that will vest, during the Earnout Period, on the first date on which the VWAP of Topco Shares on the Approved Stock Exchange over any 20 trading days within the preceding 30 consecutive trading day period is equal to or greater than $12.00.

(ii) If the sum of (A) the Private Placement Gross Financing Amount and (B) the Trust Amount (including the Backstop Amount, if any) is equal to or greater than the difference between (i) $200,000,000 minus (ii) the Company Permitted Financings Amount, at the Closing, Topco shall issue (or reserve for future issuance) 2,300,000 Topco Shares to Company employees, with the allocation of such Topco Shares determined prior to Closing by the Board of Directors of the Company, that will be vested as of the date of issuance and an additional 900,000 Topco Shares, with the allocation of such Topco Shares determined prior to Closing by the Board of Directors of the Company that will vest, during the Earnout Period, on the first date on which the VWAP of Topco Shares on the Approved Stock Exchange over any 20 trading days within the preceding 30 consecutive trading day period is greater than or equal to $12.00.

Section 2.5 Closing Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than 10 Business Days prior to the Closing Date, SLAM shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Second Effective Time, in either case, for the portion of the Adjusted Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(b)(viii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then SLAM and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Topco shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of Topco, SLAM and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b) At least three Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Shareholders a Letter of Transmittal.

(c) At the Second Effective Time, Topco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of Topco Shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(b)(viii) in exchange for the Company Shares outstanding immediately prior to the Second Effective Time. All shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(b)(viii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.”

(d) Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Adjusted Transaction Share Consideration pursuant to Section 2.1(b)(viii) shall be entitled to receive the portion of the Adjusted Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.5(c) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least one Business Day prior to the Closing Date, then Topco, SLAM and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then Topco, SLAM and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the Company Shareholder in book-entry form within two Business Days after such delivery.

(f) If any portion of the Adjusted Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Adjusted Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Adjusted Transaction Share Consideration (or any portion thereof). From and after the Second Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(x)) shall solely represent the right to receive a portion of the Adjusted Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(b)(viii).

(h) At the Second Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Second Effective Time.

(i) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders 12 months following the Closing Date shall be delivered to Topco or as otherwise instructed by Topco, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Adjusted Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Topco for the issuance of the applicable portion of the Adjusted Transaction Share Consideration, without any interest thereon. None of New SLAM, Topco, the Surviving Companies or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Adjusted Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Topco free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 Withholding. Topco, SLAM, the Merger Subs, the Company and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 10.8, except as set forth in the Company Disclosure Schedules (which disclosure in the Company Disclosure Schedules shall qualify the identified Sections or subsections hereof to which such disclosure relates and any other Sections or subsections to the extent it is reasonably apparent on its face that such disclosure is applicable to such other Sections or subsection), each of the Company Parties hereby represents and warrants to SLAM, severally and not jointly, and solely with respect to itself, that each of the following representations is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

Section 3.1 Organization and Qualification.

(a) Each of the Company Parties is a corporation or limited liability company duly formed, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of the State of Delaware. Each of the Company Parties has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each of Topco and the Merger Subs was formed solely for the purpose of engaging in the transactions contemplated hereby, and other than entry into this Agreement and the transactions contemplated hereby, has not conducted any business activities and has no assets or Liabilities other than those incident to its formation and the transactions contemplated hereby.

(c) All of the Company’s Subsidiaries are duly organized, validly existing and in good standing (to the extent that such concept applies) under the Laws of the jurisdiction in which they were formed. All of the outstanding Securities of the Merger Subs and each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by a member of the Company Group or Topco, as applicable, free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Governing Documents or applicable securities Laws).

(d) There are no Contracts to which any Company Party or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other Securities of any Merger Sub or Subsidiary of the Company other than the Governing Documents of any such Merger Sub or Subsidiary. There are no outstanding Securities in or of any Merger Sub or any Subsidiary of the Company. None of the Merger Subs or any subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders. No Company Party owns or has any rights to acquire, directly or indirectly, any shares or other Securities of, or otherwise control, any Person. No Company Party or any of its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. No Company Party and no member of the Company Group has made any loan or capital contribution or otherwise made funds available to any other Person and there is no outstanding contractual obligation of any Company Party or any member of the Company Group to make a loan or capital contribution or otherwise provide funds to any other Person.

(e) True and complete copies of the Governing Documents of each Company Party have been made available to SLAM, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Company Party are in full force and effect, and no Company Party is in breach or violation of any provision set forth in its Governing Documents.

(f) Section 3.1(f) of the Company Disclosure Schedules lists all jurisdictions in which each Company Party and each of its Subsidiaries is qualified to conduct the Business. Each Company Party is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Authority and Enforceability. Each Company Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is, or will be at the Closing, a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which each Company Party is, or will be at the Closing, a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of each Company Party. This Agreement and each Ancillary Document to which each Company Party is, or will be at the Closing, a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by each Company Party and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of each Company Party (assuming that this Agreement and the Ancillary Documents to which each Company Party is, or will be at the Closing, a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against each Company Party in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of any Company Party with respect to such Company Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which such Company Party is, or will be at the Closing, a party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the FCC Consent, (iii) compliance with any applicable requirements of the Exchange Act or the Securities Act, (iv) the appropriate filings and approvals under the rules of Nasdaq, (v) filing of the Certificates of Merger or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect (each of the foregoing clauses (i) through (vi), a “Company Governmental Approval”).

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by any Company Party of this Agreement nor the Ancillary Documents to which such Company Party is, or will be at the Closing, a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) contravene, conflict with or result in any breach of any provision of such Company Party’s Governing Documents, (ii) result in a violation or breach of, or constitute a default, give rise to any material right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration of any right or obligation of any

Company Party or any member of the Company Group under, or require any payment, reimbursement or a loss of any material benefit to which any Company Party or any member of the Company Group is entitled under, any of the terms, conditions or provisions of (A) any Material Contract, (B) any Material Permits or (C) any Real Property Lease, (iii) assuming all of the Company Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate, or constitute a breach under, any Data Security Requirement or any Order or applicable Law to which any Company Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Company Party, except, in the case of any of clause (ii) through clause (iv) above, as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4 Permits. Each Company Party has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as is not and would not reasonably be expected to be material to the Company, (a) each Material Permit is in full force and effect in accordance with its terms and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Company Party.

Section 3.5 Assumed Names. No Company Party and no member of the Company Group has used any other name to conduct the Business. Each Company Party and each member of the Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, except as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6 Capital Structure.

(a) Section 3.6(a) of the Company Disclosure Schedules sets forth a true and complete statement as of January 31, 2024 of (i)(x) the number and class or series (as applicable) of all of the Equity Securities of each Company Party issued and outstanding and (y) the original face amount, and if applicable, accrued interest as of the January 31, 2024 (in the case of CPNs) of all Company Investment Securities issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) each such owner’s relative ownership percentage thereof in the case of Equity Securities and (iv) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions). The exercise price of each Company Option is equal to or greater than the fair market value of a Company Share as of the date of grant of such Company Option within the meaning of Section 409A of the Code. All of the Equity Securities of each Company Party have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of each Company Party (1) have not been issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) are not subject to and have not been issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Equity Awards set forth on Section 3.6(a) of the Company Disclosure Schedules or the Company Equity Awards permitted by Section 6.1(b), no Company Party has any outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Company Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Company Party. On the Closing Date after the time at which the First Effective Time occurs, all of the issued and outstanding Topco Shares (I) will be duly authorized, validly issued, fully paid and nonassessable, (II) will have been issued in compliance in all material respects with applicable Law, (III) will not have been issued in breach or violation of any preemptive rights or Contract to which Topco is a party or bound and (IV) will have been issued free and clear of any Liens (other than Liens as created by Topco’s Governing Documents, the recipient of such Topco Shares or applicable Securities Laws).

(b) The Equity Securities of each Company Party are free and clear of all Liens (other than as created by any Company Party’s Governing Documents, the holder of such Equity Securities or applicable Securities Laws). Except as set forth on Section 3.6(b) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts to which any Company Party is a party with respect to the voting or transfer of any Company Party’s Equity Securities.

(c) No Company Party owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any Person or the right to acquire any such Equity Security, and no Company Party is a partner or member of any partnership, limited liability company or joint venture.

(d) Section 3.6(d) of the Company Disclosure Schedules sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other Securities (if applicable), and the number of issued and outstanding shares or other Securities and the record holders thereof.

(e) Section 3.6(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of January 31, 2024, including the principal amount of such Indebtedness, the outstanding balance as of January 31, 2024, and the debtor and the creditor thereof.

Section 3.7 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SLAM a true and complete copies of (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2022 and December 31, 2021, consisting of the audited consolidated balance sheets as of such dates, the related audited consolidated statement of operations, comprehensive loss, cash flows and members’ capital for the 12-month periods ended on such dates, together with all related notes and schedules thereto, accompanies by the reports thereon of the Company’s independent advisors (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2023 (the “Unaudited Balance Sheet”), consisting of the unaudited consolidated balance sheet as of such date, the related unaudited consolidated income statements for the nine-month period ended on such date, and the related unaudited consolidated cash flow statements for the nine-month period ended on such date (the “Unaudited Financial Statements” and, together with all financial statements referred to in this Section 3.7(a), collectively, the “Required Company Financial Statements”), each of which are attached as Section 3.7(a) of the Company Disclosure Schedules. Each of the Financial Statements (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the absence of footnotes or the inclusion of limited footnotes and other presentation items and normal year-end audit adjustments), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (C) was derived from, and accurately reflect in all material respects, the books and records of the Company.

(b) The Financial Statements, when delivered following the date of this Agreement in accordance with Section 6.16, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) Each of the independent auditors for the Company, with respect to its reports as included in the Audited Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC, the PCAOB, and the American Institute of Certified Public Accountants.

(d) Except (i) as specifically disclosed, reflected or adequately reserved against on the Unaudited Balance Sheet, (ii) for Liabilities of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Unaudited Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for Liabilities that will be discharged or paid off prior to or at the Closing, (v) for Liabilities that are disclosed in the Company Disclosure Schedules or (vi) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company taken as a whole, the Company does not have any Liabilities whether or not required by GAAP to be set forth on a balance sheet of the Company.

Section 3.8 Internal Controls.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedules, the Company has established and maintains systems of internal accounting controls sufficient to provide, in all material respects, reasonable assurance (in the context of a privately held company) regarding the execution of transactions in accordance with management’s authorization and the recording of transactions to permit preparation of financial statements in accordance with GAAP and to maintain accountability for the Company’s assets. The Company maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedules, since its incorporation, neither the Company nor an independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been disclosed in writing to SLAM), (ii) any fraud, whether or not material, that involves the Company’s management or other employees of the Company who have a role in the preparation of the Financial Statements or the Internal Controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information.

Section 3.9 Material Contracts.

(a) Section 3.9(a) of the Company Disclosure Schedules sets forth a list of the following Contracts (excluding Employee Benefit Plans) to which the Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.9(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.9(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to the voting or control of the Equity Securities of the Company Group or the election of directors of the Company (other than the Governing Documents of the Company Group);

(ii) any Contract that requires annual payments or expenses by, or annual payments or income to, the Company Group of $500,000 or more;

(iii) any Contract relating to outstanding Indebtedness of the Company, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company;

(iv) any Contract under which the Company is lessee of or holds or operates, in each case, any Tangible Personal Property owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(v) any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any Tangible Personal Property, owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(vi) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or joint research, development or marketing Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company in excess of $1,000,000 over the life of the Contract;

(vii) any (A) royalty, covenant not to sue, source code escrow, co-existence, consent to use or other Contract relating to any Company Owned Intellectual Property, (B) Contracts adversely affecting the Company’s ability to own, enforce, use, license or disclose any Intellectual Property Rights, arising out of any Intellectual Property Rights related dispute, or providing for the development, divestment, or acquisition of any Intellectual Property Rights, and (C) those Contracts listed in Section 3.17(c) of the Company Disclosure Schedules , in each case of clause (A) and (B), other than (1) Off-the-Shelf Software licenses, (2) non-exclusive licenses granted to customers in the ordinary course of business, (3) non-disclosure agreements, (4) Contracts between the Company and its employees on the Company’s form Contract (which has been made available to SLAM) involving the development of Intellectual Property Rights by such employees, and (5) Contracts for Open Source Software;

(viii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of SLAM or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect (other than standard employee and contractor non-solicitation provisions in Contracts) or that would so limit or purports to limit, in any material respect, SLAM or any of its Affiliates after the Closing;

(ix) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $500,000 annually or (B) $500,000 over the life of the agreement;

(x) any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company, in each case in excess of $100,000;

(xi) any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xii) any Contract providing for indemnification arrangements and other hold harmless arrangements made or provided by the Company Group to a third party, other than any indemnity or similar provisions incidental to any Contract entered into by the Company Group in the ordinary course of business;

(xiii) any Contract required to be disclosed on Section 3.23 of the Company Disclosure Schedules;

(xiv) any Contract that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents to which the Company Group is a party;

(xv) any Contract with a Material Commercial Relationship;

(xvi) any Contract with any Person (excluding Employee Benefit Plans) (A) pursuant to which the Company may be required to pay milestones, or other contingent payments (except for fees below $500,000 and payable by the Company to its vendors and suppliers in the ordinary course of business and payments received from customers for the Company Products in the ordinary course of business) or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation or exclusive option to purchase, or any other similar rights with respect to any Company Product or any Intellectual Property Right;

(xvii) any Contract governing the terms of the employment, engagement or services of any current director, officer, employee, consultant, individual independent contractor or other service provider of the Company Group, under which the Company Group (A) has continuing obligations for payment of annual base salary or annual fees of at least $200,000, (B) has severance or post-termination obligations to such person (other than as required under Section 4980B of the Code or similar applicable law for which the covered individual pays the full cost of coverage), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change in control of the Company Group;

(xviii) any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xix) any CBA;

(xx) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on the Company (or Topco or any of its Affiliates after the Closing); and

(xxi) any other Contract (other than Contracts governing the terms of employment and other than any Employee Benefit Plans) the performance of which requires either (A) annual payments to or from the Company in excess of $1,500,000 or (B) aggregate payments to or from the Company in excess of $1,500,000 over the life of the agreement.

(b) Each Material Contract represents the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represents the valid and binding obligations of the other parties thereto, and is in full force and effect, and neither the Company Group nor, to the knowledge of the Company, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has provided to SLAM true and correct copies of each written Material Contract as of the date of this Agreement. None of the Company Group has received any written, or to the knowledge of the Company, oral notice to materially amend or modify, or terminate or not renew any Material Contract.

Section 3.10 Material Commercial Relationships.

(a) Section 3.10(a) of the Company Disclosure Schedules sets forth (i) the 10 largest vendors to the Company Group for the 12-month period ended December 31, 2022 and the nine-month period ended September 30, 2023 determined based on the aggregate amount paid by the Company Group to such vendors in the relevant periods (the “Material Suppliers”) and (ii) each mobile network operator that is a counterparty to a Contract with any member of the Company Group as of the date of this Agreement (the “Mobile Partners” and together with the Material Suppliers, collectively, the “Material Commercial Relationships”).

(b) During the period beginning on January 1, 2023, and ending on the date of this Agreement, no Material Commercial Relationship has ceased doing business with the Company Group and no member of the Company Group has received any written, or the knowledge of the Company, oral notice, or otherwise agreed to, (i) terminating, cancelling or discontinuing its relation with the Company Group, (ii) materially reducing its purchase of services or goods from the Company Group or materially reducing its sale of goods or services to the Company Group, in each case, relative to the levels achieved during the 12-month period ended December 31, 2022, or (iii) altering or modifying (whether related to payment terms, price, duration or otherwise) in any material adverse respect the terms upon which it is willing to do business with the Company Group. As of the date of this Agreement, to the knowledge of the Company, no Material Commercial Relationship intends to terminate, cancel or discontinue or otherwise terminate or materially and adversely modify its relationship with the Company Group.

Section 3.11 Properties; Title to the Company Group’s Tangible Assets.

(a) The material items of Tangible Personal Property are, in all material respects, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case, except as has not had, or would not be reasonably expected to, individually or in the aggregate, be material to the Company Group, taken as a whole.

(b) (i) The Company Group has good, valid and marketable title in and to, or in the case of leases for Tangible Personal Property and the tangible assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their tangible assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group, and (ii) except as has not been, or would not be reasonably expected to, individually or in the aggregate, be material to the Company Group, no such tangible asset is subject to any Liens other than Permitted Liens.

(c) The tangible assets of the Company Group constitute all of the material tangible assets that are reasonably necessary to permit Topco conduct the Business immediately following the Closing in the same manner as conducted by the Company Group during the 12-month period immediately preceding the Closing Date, in all material respects.

Section 3.12 Absence of Changes. Except as set forth on Section 3.12 of the Company Disclosure Schedules, during the period beginning on December 31, 2022 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) the Company has not taken any action that would require the consent of SLAM if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b).

Section 3.13 Litigation. During the period beginning on December 31, 2020 and ending on the date of this Agreement, there has been no Proceeding pending against, or to the knowledge of the Company, threatened against, the Company Group or any Company Party or any of their respective officers or directors in their capacities as such by or before any Governmental Entity or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Ancillary Documents, in each case, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group. There are no outstanding settlement agreements or similar written agreements with any Governmental Entity or outstanding Orders that would reasonably be expected to, individually or in the aggregate, be material to the Company Group. During the period beginning on December 31, 2020, and ending on the date of this Agreement there have been no material Proceedings by any Company Party pending or threatened against any other Person.

Section 3.14 Compliance with Applicable Law. The Company (a) conducts (and since December 31, 2020 has conducted) its business in compliance in all material respects with all Laws and Orders applicable to the Company and (b) has not received any communications from a Governmental Entity that alleges that the Company is not in compliance in all material respects with any such Law or Order.

Section 3.15 Employee Plans.

(a) Section 3.15(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans; provided that with respect to offer letters or employment agreements, Section 3.15(a) of the Company Disclosure Schedules sets forth each form of offer letter or employment agreement and any other offer letter or employment agreement that materially deviates from a form. With respect to each material Employee Benefit Plan, the Company has provided SLAM with (i) true and complete copies of the documents pursuant to which the plan is established, maintained, funded and administered, (ii) if applicable, the most recent IRS determination or opinion letter, and (iii) any non-routine correspondence with any Governmental Entity.

(b) No Employee Benefit Plan is, and the Company has no Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and the Company has no Liability to provide any retiree, post-ownership or post-service health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar state Law. The Company has no Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan is and has been established, maintained, funded, operated and administered in all material respects in compliance with its terms and applicable Law, including ERISA and the Code and no event has occurred and no condition exists, that has subjected, or could reasonably be expected to subject, the Company to any material tax, fine, lien, penalty or other material liability imposed by ERISA, the Code or any other applicable Law. No Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code. The Company has not incurred (whether or not assessed), and could not reasonably be expected to incur, any material penalty or Tax under Sections 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending or, to the Company’s knowledge, threatened claims or Proceedings on behalf of or relating to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as would not result in material liability to the Company. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made and any such amounts not yet due have been paid or properly accrued.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries, (ii) increase the amount of any compensation or benefits payable to any current or former director, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting, trigger any payment or funding of any compensation or benefits or increase any amount payable to any current or former director, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries, (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any

Employee Benefit Plan or (v) result in an “excess parachute payment” within the meaning of Section 280G of the Code or an excise tax under Section 4999 of the Code.

(f) Each Employee Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all relevant times been operated in compliance in all material respects with, and the Company and its Subsidiaries have complied in all material respects in practice and operations with, all applicable requirements of Section 409A of the Code and applicable guidance thereunder.

(g) Neither the Company nor any of its Subsidiaries have any obligation to make a “gross-up” or similar payment, indemnify or otherwise reimburse any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries for any taxes that may become payable under Section 4999 or 409A of the Code or otherwise.

(h) The Company has no material Liability by reason of any Person being improperly excluded from participating in or being improperly allowed to participate in any Employee Benefit Plan.

(i) With respect to each Employee Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Non-U.S. Plan”): (i) all employer and employee contributions to each Non-U.S. Plan required by Law or by the terms of such Non-U.S. Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (iii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) there are no unfunded or underfunded Liabilities with respect to any Non-U.S. Plan.

Section 3.16 Environmental Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company:

(a) The Company is, and since December 31, 2020 has been, in compliance in all material respects with all Environmental Laws and all Permits required under Environmental Laws for the operation of the Business.

(b) The Company has not received any unresolved written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, Liability under, or failure to comply in any respect with any Environmental Laws.

(c) There is no, and since December 31, 2020 there has been no, Proceeding pending or, to the Company’s knowledge, threatened in writing against the Company pursuant to Environmental Laws.

(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances so as to give rise to any material Liability under Environmental Laws for the Company.

The Company has made available to SLAM copies of all material environmental, health and safety reports and documents that are in the Company’s possession or control relating to the Business or the current or former operations, properties or facilities of the Company.

Section 3.17 Intellectual Property Rights.

(a) Section 3.17(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property and (ii) material unregistered Marks owned by the Company, in each case, as of the date of this Agreement. Section 3.17(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this

Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity or Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Company for any Intellectual Property Right has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, as of the date of this Agreement no such material Proceedings are threatened by any Governmental Entity or any other Person, except for those listed in Section 3.17(b) of the Company Disclosure Schedules.

(c) The Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens); provided, that the foregoing representation is made to the Company’s Knowledge with respect to Patents. For all Patents owned by the Company, each inventor on the Patent has assigned their rights to the Company. The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product on anything other than a non-exclusive basis. Section 3.17(c) of the Company Disclosure Schedules sets forth a list of all current Contracts (1) for Company Licensed Intellectual Property as of the date of this Agreement or (2) under which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, in the case of each of the clauses (1) and (2) other than (A) licenses to Off-the-Shelf Software, (B) licenses to Open Source Software, (C) non-disclosure agreements, (D) non-exclusive licenses granted by employees, individual consultants or individual contractors of the Company pursuant to Contracts with employees, individual consultants or individual contractors made in the ordinary course of business, (E) non-exclusive licenses in supplier or vendor agreements entered into in the ordinary course of business; provided that the primary purpose of such supplier or vendor agreement is not related to such licensed Intellectual Property Rights, and (F) non-exclusive licenses to customers of the Company Products in the ordinary course of business. To the Company’s knowledge, the Company has valid rights under all Contracts for material Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed or otherwise exploited by the Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, constitutes all of the Intellectual Property Rights used or held for use by the Company in the operation of the Business, and, to the Company’s knowledge, all Intellectual Property Rights necessary and sufficient to enable the Company to conduct the Business as currently conducted in all material respects. The Company Registered Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable (except for any Registered Intellectual Property that lapses, expires, or becomes unenforceable solely due to the passage of the maximum term specified by Law), and, to the Company’s knowledge, all of the Company’s rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property, and the Company Licensed Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) The Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Rights for or on behalf of the

Company, or who have had access to any material confidential information of the Company, have agreed to maintain and protect the trade secrets and confidential information of the Company. The Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Rights for or on behalf of the Company have assigned (via a present-tense assignment) to the Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Person’s employment or other engagement with the Company, subject to non-waivable limitations imposed by Laws applicable to the Company or assignee at the time of assignment.

(e) The Company has taken all commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and material confidential information owned by the Company. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or material confidential information of or in the possession the Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned Intellectual Property or Company Licensed Intellectual Property.

(g) To the Company’s knowledge, in the past six years, neither the conduct of the Business nor any of the Company Products nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, misappropriated, or otherwise violated, or currently infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any other Person.

(h) Since December 31, 2020, there has been no Proceeding pending nor has the Company received any written communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person in any material respect, (ii) challenging the validity, enforceability, use or ownership of any Company Owned Intellectual Property (other than those listed in Section 3.17(b) of the Company Disclosure Schedules) or (iii) inviting the Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company (including any Company Products) or to the conduct of the Business.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated, any Company Owned Intellectual Property in any material respect. Since December 31, 2020, the Company has not made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect (including any cease and desist letters or offers to take a license), except for those listed in Section 3.17(i) of the Company Disclosure Schedules.

(j) To the Company’s knowledge, the Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the Company IT Systems or that are otherwise used by the Company or its employees in connection with the Business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has not disclosed, licensed, released, granted rights in, or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to written confidentiality obligations, any of the source code in or comprising any Company Product, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license, release, grant of any right thereto, or disclosure of any source code in or comprising any Company

Product to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company subject to written confidentiality obligations with respect thereto.

(k) To the knowledge of the Company, the Company has not used, linked, or incorporated any Open Source Software in, or with, any proprietary Software, including any Company Product, in a manner that does, will, or would reasonably be expected to (i) require the sale, license, disclosure, making available, or distribution of any Company Owned Intellectual Property, including any software of a Company Product in source code form, in order to comply with licenses under which Company uses such Open Source Software; (ii) require the license of any material Company Owned Intellectual Property, including any software of a Company Product, on a royalty-free basis, or otherwise materially limit the Company’s ability to charge license fees or otherwise seek compensation in connection with marketing, licensing, distributing, or making available any Company Owned Intellectual Property or Company Product, in order to comply with licenses under which Company uses such Open Source Software; (iii) require the grant of any patent license, non-assertion covenant, or other rights under any Company Owned Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer, or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property or any Company Product, in order to comply with licenses under which Company uses such Open Source Software, or (iv) otherwise impose any limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise make available any Company Owned Intellectual Property, material proprietary software, or Company Product, other than compliance with notice and attribution requirements.

Section 3.18 Labor Matters.

(a) Except as set forth on Section 3.18(a) of the Company Disclosure Schedules, since December 31, 2020, (i) the Company (A) has not had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees, bonuses or any other form of renumeration), or any penalty or other sums for failure to pay any of the foregoing, and (B) has not had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Company.

(b) Since December 31, 2020, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company, and the Company has not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) The Company is not a party to or bound by any CBA or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor is there any duty on the part of the Company to bargain with any labor union, labor organization, works council, employee delegate, representative, and no employees of the Company are represented by any labor union, works council, other labor organization or employee representative with respect to their employment with the Company. There are no, and since December 31, 2020 there have been no, actual or, to the Company’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company. To the Company’s knowledge, there are no, and since December 31, 2020 there have been no, pending or threatened labor organizing activities with respect to any employees of the Company.

(d) The Company is, and since December 31, 2020 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN), restrictive covenants, pay transparency, employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

(e) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, has occurred since March 1, 2020 or is currently planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Company has not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(f) Since December 31, 2020, the Company has reasonably investigated all sexual harassment or other discrimination, retaliation or material policy violation allegations of which the Company’s officers or human resources personnel have been made aware or of which the Company otherwise has had knowledge. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that it has determined in good faith to be reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liability with respect to any such allegations and, to the knowledge of the Company, there are no such allegations relating to officers, directors, employees or individual independent contractors of the Company (in each case in their capacities as such) that would reasonably be expected to result in material Liability to the Company or that, if known to the public, would bring the Company into material disrepute.

Section 3.19 Insurance. Section 3.19 of the Company Disclosure Schedules sets forth a list of all current property and liability insurance policies covering the Company Group, the Business or the assets of the Company Group (the “Insurance Policies”). No written notice of cancellation, termination, adverse modification or revocation or other written notice that any Insurance Policy is no longer in full force or effect or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder has been received by the Company Group. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.20 Tax Matters.

(a) The Company has prepared and timely filed all material Tax Returns required to have been filed by it, all Tax Returns filed are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and the Company has timely paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) The Company has timely withheld (or collected) and timely paid to the appropriate Tax Authority all material Taxes required to have been withheld (or collected) and paid in connection with amounts paid or owing to (or received from) any employee, individual independent contractor, other service providers, equity interest holder or other third party (including sales or other similar Taxes), and the Company has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes.

(c) The Company is not currently the subject of a Tax audit or examination with respect to Taxes. No claims for additional Taxes have been asserted in writing that have not been fully paid, settled or resolved, and no proposals or deficiencies for any Taxes are being asserted, proposed, or threatened in writing. The Company has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to Taxes.

(d) The Company has paid in full or finally settled any and all deficiencies asserted in writing as a result of any examination of any Tax Returns.

(e) The Company has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to the Company which agreement or ruling would be effective after the Closing Date.

(g) The Company is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(h) There are no Liens for material Taxes on any assets of the Company other than Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a current Affiliate) and (ii) has no material liability for the Taxes of any Person (other than any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(k) No written claims have ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns of a particular type that the Company is or may be subject to taxation of such type by that jurisdiction, which claims have not been resolved or withdrawn.

(l) The Company is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) The Company is tax resident only in the country of its jurisdiction of organization, incorporation or formation, as applicable.

(n) The Company has no permanent establishment (within the meaning of an applicable Tax treaty) and otherwise has no office or fixed place of business in a country other than the country in which it is organized.

(o) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) The Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date (other than deferred revenue or prepaid amounts collected by the Company in the ordinary course of business).

(q) The Company has not elected to defer any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) or any other Tax obligations pursuant to or in connection with the CARES Act, any COVID-19 Measure or any administrative or other guidance published with respect thereto by any Governmental Entity that has not been fully and timely paid.

(r) The Company has not made an election pursuant to Section 965(h) of the Code or has any liability for Taxes in respect of any amounts required to be included in income under Section 965 of the Code.

(s) The Company has not taken or agreed to take any action, or failed to take any action, not contemplated by this Agreement or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of SLAM or any of its Affiliates not contemplated by this Agreement or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.21 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.21 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 10.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.22 Real and Personal Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 3.22(b) of the Company Disclosure Schedules sets forth (i) the address of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary (the “Leased Real Property”), and (ii) a true, correct, and complete description of all Real Property Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property. True and complete copies of all written Real Property Leases and, in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease, have been made available to SLAM. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company, any Subsidiary, and the counterparty thereto, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company, any Subsidiary, or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred or circumstances exist which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration of rent by any party to such Real Property Leases. The Company’s, or a Subsidiary’s, possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed and, to the Company’s knowledge, there are no material disputes with respect to such Real Property Lease. No counterparty to any Real Property Lease is an Affiliate of, or otherwise has any economic interest in, the Company or any Subsidiary. Neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. Neither the Company nor any Subsidiary has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein.

(c) Real Property Used in Business. The Leased Real Property identified in Section 3.22(b) of the Company Disclosure Schedules (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Business.

(d) Improvements. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(e) Condemnation. There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting any Real Property or any portion thereof or interest therein.

Section 3.23 Transactions with Affiliates. Section 3.23 of the Company Disclosure Schedules sets forth, and the Company has made available to SLAM true and complete copies of, all Contracts between (a) any Company Party, on the one hand, and (b) any Company Related Party, on the other hand, other than (x) normal compensation (including benefits) for services as an officer, director or employee thereof or with respect to the ownership of equity securities of the Company and (y) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). No Company Related Party (A) owns any interest in or uses any material asset used in the Company’s business, or (B) owes any material amount to, or is owed any material amount by, the Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.23 are referred to herein as “Company Related Party Transactions”. “Company Related Party” shall mean any Affiliate of the Company and the Company’s or its Affiliates’ respective current employees or current or former directors, officers, general or limited partners, direct or indirect equityholders, members, managers, controlling persons, Immediate Family members or other Representatives and the respective successors and assigns of any of the foregoing Persons.

Section 3.24 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act.

Section 3.25 FCC Matters.

(a) Section 3.25(a) of the Company Disclosure Schedules lists all FCC Licenses held by the Company or its Subsidiaries, and with respect to each FCC License, the licensee name, description of the license and current expiration date. Such FCC Licenses constitute all of the authorizations required under the Communications Act or the rules, regulations and policies of the FCC for the present operation of the Business. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is no pending or, to the Company’s knowledge, threatened action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Licenses (other than proceedings relating to FCC rules of general applicability), and there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint pending or, to the Company’s knowledge, threatened against the Company Group by or before the FCC. The FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses or that otherwise apply pursuant to applicable Law. Each member of the Company Group is in compliance in all material respects with the FCC Licenses, the Communications Act and the rules, regulations and policies of the FCC. All material reports and filings required to be filed with, and all regulatory fees required to be paid to, the FCC by any member of the Company Group has been timely filed and paid. All such reports and filings are accurate and complete in all material respects.

(b) Section 3.25(b) of the Company Disclosure Schedules lists all applications, waivers, petitions and requests filed by the Company Group (the “FCC Applications”) that are pending at the FCC as of the date hereof. To the Company’s knowledge, there are no facts or circumstances relating to any member of the Company Group that would or might reasonably be expected to, under the Communications Act and the existing rules, regulations and policies of the FCC, (i) result in the FCC’s refusal to grant any of the FCC Applications, (ii) materially delay obtaining the grants of the FCC Applications or (iii) cause the FCC to impose a material condition or conditions on its granting of any of the FCC Applications.

Section 3.26 Data Privacy and Security.

(a) The Company has implemented and maintains commercially reasonable written policies relating to (i) the Processing of Personal Data to the extent required by applicable Privacy Law (“Privacy and Data Security Policies”) and (ii) other Data Security Requirements. The conduct of the Business is (and has in the past three (3) years been) in material compliance with all Data Security Requirements.

(b) Since December 31, 2020, the Company has not received written notice of any pending Proceedings, nor has there been any Proceedings against the Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of the Company is in violation of any applicable Data Security Requirements.

(c) Since December 31, 2020, to the Company’s Knowledge, (i) there has been no actual, suspected, or alleged unauthorized or unlawful access, use, loss, disclosure or other Processing of Personal Data or trade secrets in the possession or control of the Company and (ii) there have been no actual, suspected, or alleged unauthorized intrusions or breaches of security into the Company IT Systems.

(d) The Company owns or has a license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted. The Company IT Systems are sufficient and in good working condition for the operation of the Business, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Since December 31, 2020, there have been no failures, continued substandard performance or other adverse events affecting any Company IT Systems that have caused any material disruption or interruption in the use of any Company IT Systems or the conduct of the Business. The Company has taken reasonable precautions to protect the confidentiality, integrity and security of the Company IT Systems and Personal Data stored or contained therein or transmitted or Processed thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification or other Processing by any Person. The Company maintains commercially reasonable security plans, procedures and facilities, and acts in material compliance therewith. The Company has purchased a sufficient number of license seats (and scope of rights) for all third-party Software that is used or held for use in the conduct of the Business, and the Company has complied in all material respects with the terms and conditions of the agreements corresponding to such Software, including with respect to the use of such Software in the conduct of the Business.

Section 3.27 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Company nor, to the Company’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, for the past five (5) years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or clause (ii); (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clause (i) through clause (iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria); or (v) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Sanctions and Export Control Laws. The Company maintains policies and procedures reasonably designed to comply with the ITAR.

(b) Neither the Company nor, to the Company’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.28 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SLAM Holders or at the time of the SLAM Shareholders Meeting or the SLAM Warrantholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.29 Investigation; No Other Representations.

(a) Each Company Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SLAM and (ii) it has been furnished with or given access to such documents and information about SLAM and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Company Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SLAM, any SLAM Non-Party Affiliate or any other Person, either express or implied, and such Company Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of SLAM, any SLAM Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.30 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SLAM OR ANY OF ITS

REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY PARTIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY PARTIES EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO SLAM OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SLAM OR ANY SLAM NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY PARTIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SLAM OR ANY SLAM NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO SLAM

Subject to Section 10.8, except (a) as set forth on the SLAM Disclosure Schedules, or (b) as set forth in any SLAM SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SLAM SEC Reports) (excluding (x) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature and (y) any exhibits or other documents appended thereto), SLAM hereby represents and warrants to the Company that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

Section 4.1 Organization and Qualification. SLAM is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of organization. SLAM has the requisite corporate power and authority to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a SLAM Material Adverse Effect. The Governing Documents of SLAM are in full force and effect, and SLAM is not in breach or violation of any provision set forth in its Governing Documents. SLAM is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a SLAM Material Adverse Effect.

Section 4.2 Authority and Enforceability. SLAM has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is, or will be at the Closing, a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the SLAM Shareholder Approval and the SLAM Warrantholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SLAM is, or will be at the Closing, a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of SLAM. This Agreement has been and each Ancillary Document to which SLAM is, or will be at the Closing, a party will be, upon execution thereof, duly and validly executed and delivered by SLAM and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SLAM (assuming this Agreement has been and the Ancillary Documents to which SLAM is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against SLAM in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SLAM with respect to its execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is, or will be at the Closing, a party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) compliance with any applicable requirements of the Communications Act, (iv) such filings with and approvals of any Approved Stock Exchange to permit the SLAM Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on an Approved Stock Exchange, (v) such filings and approvals required in connection with the Domestication, (vi) filing of the Certificate of Merger, (vii) the SLAM Shareholder Approval, (viii) the SLAM Warrantholder Approval, or (ix) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, be reasonably expected to have a SLAM Material Adverse Effect (each of the foregoing clauses (i) through (x), a “SLAM Governmental Approval” and together with the Company Governmental Approvals, the “Governmental Approvals”).

(b) Except as set forth on Section 4.3(b) of the SLAM Disclosure Schedules, neither the execution, delivery or performance by SLAM of this Agreement nor the Ancillary Documents to which SLAM is, or will be at the Closing, a party nor the consummation by SLAM of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of SLAM, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which SLAM is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SLAM or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SLAM, except in the case of clause (ii) through clause (iv) above, as would not have a SLAM Material Adverse Effect.

Section 4.4 Capitalization of SLAM.

(a) Section 4.4(a) of the SLAM Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding SLAM Shares and the SLAM Warrants as of the date of this Agreement. Such Equity Securities (i) were not issued in violation of the Governing Documents of SLAM and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SLAM) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the SLAM Shares and SLAM Warrants set forth on Section 4.4(a) of the SLAM Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the SLAM Shares and the SLAM Warrants as a result of, or to give effect to, the Domestication and assuming that no SLAM Shareholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of SLAM.

(b) As of the date of this Agreement, the authorized capital stock of SLAM consists of (i) 500,000,000 SLAM Class A Shares, (ii) 50,000,000 SLAM Class B Shares, and (iii) 5,000,000 preference shares, each with a par value of $0.0001 per share. On the Closing Date at the time at which the First Effective Time occurs and the closings under all of the Subscription Agreements have occurred, all of the issued and outstanding New SLAM Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law, (C) will not have been issued in breach or violation of any preemptive rights or Contract to which SLAM is a party or bound and (D) will have been issued free and clear of any Liens (other than Liens as created by New SLAM’s Governing Documents, the recipient of such New SLAM Shares or applicable Securities Laws).

(c) Except as expressly contemplated by this Agreement, the Ancillary Documents, the SLAM SEC Reports or the transactions contemplated hereby or thereby (including the Private Placement Financing) or as otherwise mutually agreed to by the Company and SLAM, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SLAM to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SLAM.

Section 4.5 SEC Filings. SLAM has, since its initial public offering (the “IPO”), filed or furnished all statements, forms, reports and other documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SLAM SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional SLAM SEC Reports”). Each of the SLAM SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SLAM SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SLAM SEC Reports or the Additional SLAM SEC Reports (for purposes of the Additional SLAM SEC Reports, assuming that the representation and warranty set forth in Section 3.28 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing (or, if amended, as of the date of such amendment), the SLAM SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SLAM SEC Reports, assuming that the representation and warranty set forth in

Section 3.28 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SLAM SEC Reports.

Section 4.6 Listing. The SLAM Units, SLAM Class A Common Stock and SLAM Warrants are listed on Nasdaq, with trading symbols “SLAMU,” “SLAM” and “SLAMW.”

Section 4.7 Trust Account. As of the date of this Agreement, SLAM has an amount in cash in the Trust Account equal to at least $98,000,000. The funds held in the Trust Account are (a) in cash in an interest-bearing demand deposit account at a bank and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of February 5, 2021 (the “Trust Agreement”), between SLAM and Continental, as trustee (the “Trustee”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally to creditors’ rights and subject to general principles of equity) and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SLAM SEC Reports to be inaccurate in any material respect or, to SLAM’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SLAM Holders who shall have elected to redeem their SLAM Class A Shares pursuant to the Governing Documents of SLAM or (iii) if SLAM fails to complete a business combination within the allotted time period set forth in the Governing Documents of SLAM and liquidates the Trust Account, subject to the terms of the Trust Agreement, SLAM (in limited amounts to permit SLAM to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SLAM) and then the Pre-Closing SLAM Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SLAM and the Trust Agreement. SLAM has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of SLAM, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since February 25, 2021, SLAM has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SLAM Holders who have elected to redeem their SLAM Class A Shares pursuant to the Governing Documents of SLAM, each in accordance with the terms of and as set forth in the Trust Agreement, SLAM shall have no further obligation under either the Trust Agreement or the Governing Documents of SLAM to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.8 Board Approval. The SLAM Board (including any required committee or subgroup of such board) has, at a meeting thereof duly called and held, unanimously (a) determined that it is in the best interests of SLAM and the shareholders of SLAM, and declared it advisable, to enter into this Agreement providing for the Domestication and the Merger in accordance with applicable Law; (b) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof, (c) approved this Agreement, the Ancillary Documents to which SLAM is, or will be at the Closing, a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger), (d) recommended, among other things, the adoption and approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of SLAM Shares entitled to vote thereon, and (e) recommended to SLAM’s warrantholders the adoption and approval of the Warrant Conversion.

Section 4.9 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SLAM’s knowledge, threatened against or involving SLAM that, if adversely decided or resolved, would be material to SLAM. None of SLAM nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by SLAM pending against any other Person.

Section 4.10 Compliance with Applicable Law. SLAM is (and since its incorporation has been) in compliance in all material respects with all applicable Laws.

Section 4.11 Business Activities; Contracts and Liabilities.

(a) Since its incorporation, SLAM has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature.

(b) Except as set forth in SLAM’s Governing Documents, there is no Contract binding upon SLAM or to which SLAM is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(c) Except as set forth on Section 4.11(c) of the SLAM Disclosure Schedules, as of the date of this Agreement, SLAM has no Indebtedness.

Section 4.12 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SLAM’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SLAM has established, and since the IPO has maintained, a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SLAM’s financial reporting and the preparation of SLAM’s financial statements for external purposes in accordance with GAAP and (ii) SLAM has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SLAM is made known to SLAM’s principal executive officer and principal financial officer by others within SLAM. SLAM is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SLAM constitutes an “emerging growth company” within the meaning of the JOBS Act.

(b) There are no outstanding loans or other extensions of credit made by SLAM to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SLAM. SLAM has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) SLAM is, and since the IPO has been, in compliance in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding SLAM Shares and SLAM Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of SLAM, threatened against SLAM by Nasdaq, the Financial Industry Regulatory Authority or the

SEC, respectively, with respect to any intention to deregister SLAM Class A Shares or prohibit or terminate the listing of SLAM Shares or SLAM Warrants on Nasdaq. SLAM has not taken any action that is designed to terminate the registration of SLAM Shares or SLAM Warrants under the Exchange Act.

(d) The SLAM SEC Reports contain true and complete copies of the applicable SLAM Financial Statements. The SLAM Financial Statements (i) fairly present in all material respects the financial position of SLAM as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited SLAM Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SLAM has established, and since the IPO has maintained, systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SLAM’s and its Subsidiaries’ assets. SLAM maintains and, for all periods covered by the SLAM Financial Statements, has maintained books and records of SLAM in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SLAM in all material respects.

(f) Since its incorporation, SLAM has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SLAM to SLAM’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of SLAM to SLAM’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of SLAM who have a significant role in the internal controls over financial reporting of SLAM.

Section 4.13 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.13 of the SLAM Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the SLAM Disclosure Schedules), (c) that are incurred in connection with or incident or related to SLAM’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 6.2(d) or incurred in accordance with Section 6.2(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the SLAM Financial Statements included in the SLAM SEC Reports, SLAM has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.14 Transactions with Affiliates. Section 4.14 of the SLAM Disclosure Schedules sets forth, and SLAM has made available to the Company true and complete copies of, all Contracts between (a) SLAM, on the one hand, and (b) any SLAM Related Party, on the other hand, other than Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.2 or entered into in accordance with Section 5.2. No SLAM Related Party (A) owns any interest in any material asset used in the business of SLAM, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any

Person which is a material client, supplier, customer, lessor or lessee of SLAM or (C) owes any material amount to, or is owed material any amount by, SLAM. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.14 are referred to herein as “SLAM Related Party Transactions.” “SLAM Related Party” shall mean any Affiliate of either SLAM or the Sponsor, or any of their respective current employees or current or former directors, officers, general or limited partners, direct or indirect equityholders (including the Sponsor), members, managers, controlling persons, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.

Section 4.15 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.13 of the SLAM Disclosure Schedules (which fees shall be the sole responsibility of the SLAM, except as otherwise provided in Section 10.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SLAM for which SLAM has any obligation.

Section 4.16 Information Supplied. None of the information supplied or to be supplied by or on behalf of SLAM expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SLAM Holders or at the time of the SLAM Shareholders Meeting or the SLAM Warrantholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SLAM makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion in the Registration Statement / Proxy Statement or any SLAM SEC Reports or Additional SLAM SEC Reports.

Section 4.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Since SLAM’s incorporation, neither SLAM nor, to SLAM’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or clause (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clause (i) through clause (iii) or any country or territory which is or has, since SLAM’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria).

(b) Since SLAM’s incorporation, neither SLAM nor, to SLAM’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.18 Taxes.

(a) SLAM has prepared and timely filed all material Tax Returns required to have been filed by it, all Tax Returns filed are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and SLAM has timely paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) SLAM has timely withheld (or collected) and timely paid to the appropriate Tax Authority all material Taxes required to have been withheld (or collected) and paid in connection with amounts paid or owing to (or received from) any employee, individual independent contractor, other service providers, equity interest holder or other third party (including sales or other similar Taxes), and SLAM has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes.

(c) SLAM is not currently the subject of a Tax audit or examination with respect to Taxes. No claims for additional Taxes have been asserted in writing that have not been fully paid, settled or resolved, and no proposals or deficiencies for any Taxes are being asserted, proposed, or threatened in writing. SLAM has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to Taxes.

(d) SLAM has paid in full or finally settled any and all deficiencies asserted in writing as a result of any examination of any Tax Returns.

(e) SLAM has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SLAM which agreement or ruling would be effective after the Closing Date.

(g) SLAM is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(h) There are no Liens for material Taxes on any assets of SLAM other than Permitted Liens.

(i) SLAM is a tax resident only in the country of its jurisdiction of organization, incorporation or formation, as applicable.

(j) SLAM will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date (other than deferred revenue or prepaid amounts collected by the Company in the ordinary course of business).

(k) SLAM has not elected to defer any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) or any other Tax obligations pursuant to or in connection with the CARES Act, any COVID-19 Measure or any administrative or other guidance published with respect thereto by any Governmental Entity that has not been fully and timely paid.

(l) SLAM has not made an election pursuant to Section 965(h) of the Code or has any liability for Taxes in respect of any amounts required to be included in income under Section 965 of the Code.

(m) SLAM is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and SLAM is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(n) SLAM has not taken or agreed to take any action or failed to take any action not contemplated by this Agreement or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of SLAM, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or a Company Shareholder or any of their respective Affiliates in each case not contemplated by this Agreement or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.

Section 4.19 Takeover Statutes and Charter Provisions. Each of the board of directors of SLAM has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any applicable foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other applicable antitakeover Law or similar domestic or foreign Law applies with respect to SLAM in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SLAM is subject, party or otherwise bound.

Section 4.20 Investigation; No Other Representations.

(a) SLAM, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SLAM has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and SLAM, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.21 Government Contracts.

(a) None of SLAM nor its officers, directors nor, to the knowledge of SLAM, any of its employees, has been or is under indictment, or is subject to any ongoing civil, administrative or criminal investigation.

(b) To the knowledge of SLAM, there have been no subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company or any of its officers, employees, Affiliates, agents or representatives in connection with or related to information concerning any Governmental Entity.

(c) None of SLAM nor, to the knowledge of SLAM, any of its officers, employees, agents, nor any “Principal” (as defined in FAR 52.209-5) of SLAM has been debarred, or suspended from participation in the award of contracts with any Governmental Entity, or been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity, nor are any of them listed on the Excluded Party Listing (the “Listing”), nor to the knowledge of SLAM has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated in the past three years.

(d) SLAM is not, nor has it ever been, suspended or debarred from doing business with a Governmental Entity or, to the knowledge of SLAM, proposed for suspension or debarment by a Governmental Entity and have not been the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity. To the knowledge of SLAM, there are no matters pending that are believed reasonably likely to lead to the institution of suspension or debarment proceedings against SLAM or any of its officers, employees, agents, or any Principal.

Section 4.22 SLAM Benefit Arrangements. SLAM does not maintain, sponsor or contribute to, or have any Liability pursuant to any plan, program or arrangement that would fall under the definition of “Employee Benefit Plan” determined as if such definition referenced SLAM instead of the Company. Other than any officers as described in the SLAM SEC reports, SLAM has never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by SLAM’s officers and directors in connection with activities on SLAM’s behalf in an aggregate amount not in excess of the amount of cash held by SLAM outside of the Trust Account, SLAM has no unsatisfied Liability with respect to any officer or director.

Section 4.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF SLAM, ANY SLAM NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND SLAM EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SLAM THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SLAM BY OR ON BEHALF OF THE MANAGEMENT OF SLAM OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY COMPANY PARTY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SLAM ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SLAM, ANY SLAM NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY COMPANY PARTY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor hereby represents and warrants to the Company that each of the following representations and warranties is true, correct and complete with respect to Sponsor as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

Section 5.1 Corporate Existence and Power. Sponsor is a Cayman Islands limited liability company. Sponsor has the requisite corporate power and authority to carry on its business as it is now being conducted, except as would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2 Authority and Enforceability. The execution, delivery and performance by Sponsor of this Agreement and the Ancillary Documents to which it is, or at the Closing will be, a party and the consummation by Sponsor of the transactions contemplated hereby and thereby are within the limited liability company powers of Sponsor and have been duly authorized by all necessary action on the part of Sponsor. This Agreement constitutes, and, upon their execution and delivery, each of the Ancillary Documents to which Sponsor is, or is specified to be, a party will constitute, a valid, legal and binding agreement of Sponsor, as applicable, enforceable against Sponsor in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.3 Non-Contravention. Assuming the accuracy of the representations and warranties in Section 3.3 and Section 4.3, the execution, delivery or performance by Sponsor of this Agreement or any Ancillary Documents to which it is or will be a party does not or will not (a) contravene or conflict with Sponsor’s Governing Documents or any of its Affiliates, (b) assuming all of the Company Governmental Approvals and SLAM Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to Sponsor or its Affiliates, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Sponsor or its Affiliates or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Sponsor Securities, in each case, except as would not be reasonably expected to materially delay or prevent the consummation of the transactions contemplated hereunder.

Section 5.4 Sponsor Ownership. As of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 14,211,000 SLAM Class B Shares and 11,333,333 Private SLAM Warrants (collectively, the “Sponsor Securities”), in each case, free and clear of all Liens other than restrictions arising under (a) this Agreement, (b) the Governing Documents of SLAM and the Sponsor (including the Investment Management Trust Agreement), (c) the Ancillary Documents or (d) any applicable securities Laws.

Section 5.5 Finders Fees. Except for BTIG, LLC, Deutsche Bank Securities Inc. and Barclays Capital Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sponsor or any of its Affiliates who might be entitled to any brokerage, finder’s or other fee or commission from SLAM upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of the Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as is necessary or advisable in connection with a Company Financing, as required by applicable Law, as set forth on Section 6.1(b) of the Company Disclosure Schedules, or as consented to in writing by SLAM (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Company in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties, key employees, key suppliers and material business relations of the Company.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as is necessary or advisable in connection with a Company Financing, as required by applicable Law, as set forth on Section 6.1(b) of the Company Disclosure Schedules or as consented to in writing (including by email) by SLAM (which such consent (to the extent related to any of the foregoing), shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents;

(ii) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase any outstanding Equity Securities of the Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(iii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, so long as such acquisition does not result in any required changes to the Audited Financial Statements or the Additional Required Company Financial Statements;

(iv) transfer, issue, sell, grant (other than as permitted by or provided for in Section 6.1(b)(viii) in the case of equity incentives) or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options to the Named Senior Executives (or any of them), warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company, other than the issuance of Company Shares upon the exercise, conversion, exchange or similar disposition of any Equity Securities under the Company Equity Plan outstanding on the date of this Agreement (or issued after the date hereof in compliance with this Agreement) in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

(v) incur, create or assume any Indebtedness, other than Indebtedness in the ordinary course (including revolving credit drawings, capital leases, deferred purchase price obligations and trade payables) greater than $10,000,000;

(vi) cancel or forgive any Indebtedness in excess of $1,000,000 owed to the Company;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii) except as required by applicable Law or under the terms of any Employee Benefit Plan of the Company that is set forth on the Section 3.15(a) of the Company Disclosure Schedules, (A) establish, adopt, materially modify, materially amend, terminate or materially increase the coverage of benefits available under any Employee Benefit Plan of the Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment or benefit, right to payment or benefit, payable or to become payable to the Named Senior Executives (or any of them) except as part of the Compensation Committee Process, (C) announce, grant, or promise to grant, any compensation or benefits to any Named Senior Executive except as part of the Compensation Committee Process, (D) materially increase the compensation or benefits provided to any current or former director or any Named Senior Executives other than (x) annual salary increases in the ordinary course of business, which are consistent with past practices and (y) as part of the Compensation Committee Process, or (E) hire, engage, terminate (without cause), furlough, or temporarily lay off any Named Senior Executive;

(ix) negotiate, enter into, modify, terminate, or extend any CBA or recognize or certify any labor union, labor organization, works council, or employee representative as the bargaining representative for any employee;

(x) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, nondisparagement, noninterference or other restrictive covenant obligation of any Named Senior Executive;

(xi) implement any employee layoff, plant closing, reduction in force, work schedule charges, or other such action that implicates WARN;

(xii) (A) make (other than in the ordinary course of business consistent with past practice), change, or revoke any material Tax election; (B) enter into any settlement or compromise (including any closing agreement or other written agreement) with any Tax Authority relating to any Tax matter; (C) abandon or fail to conduct any audit, examination, or other Action in respect of a Tax or Tax Return; (D) file any amended Tax Return; (E) consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return; (F) enter into any Tax sharing agreement; (G) adopt or change a method of Tax accounting with respect to material Taxes; (H) change an accounting period with respect to Taxes or (I) take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment;

(xiii) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $5,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or Topco or any of its Affiliates after the Closing);

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xv) make any change in the Company’s accounting methodology, practice or policy in any material respect, other than changes required by GAAP or applicable Law;

(xvi) other than in the ordinary course of business, amend, modify or terminate any Material Contract in a manner that is materially adverse to the interests of the Company (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms);

(xvii) enter into, amend, modify, or waive any material benefit to or material right of the Company with respect to any Company Related Party Transaction;

(xviii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give SLAM, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

Section 6.2 Conduct of the Business of SLAM. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SLAM shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication, but excluding the Private Placement Financing), as required by applicable Law, as set forth on Section 6.2 of the SLAM Disclosure Schedules or as consented to in writing (including by email) by the Company (which such consent shall not be unreasonably withheld, conditioned, or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of SLAM or any of its Subsidiaries;

(b) (i) declare, set aside, make or pay any dividends on, or make any other distribution or payment in respect of, any Equity Securities of SLAM or any of its Subsidiaries, or (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SLAM or any of its Subsidiaries, as applicable;

(c) other than pursuant to the Governing Documents of SLAM, split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness or other SLAM Liability or amend, modify, or waive any Sponsor Promissory Note, provided that SLAM shall be permitted only to make further drawdowns on any existing Sponsor Promissory Notes (as amended according to Section 2.4(f)) and to increase any amounts that may be drawn down under any existing Sponsor Promissory Note;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, SLAM or any of its Subsidiaries;

(f) issue any Equity Securities of SLAM or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of SLAM or any of its Subsidiaries;

(g) enter into, or permit any of the assets owned or used by SLAM or any of its Subsidiaries to become bound by, any Contract, other than as expressly required in connection with, or in the ordinary course related to, the transactions contemplated hereunder;

(h) enter into, renew, modify or revise any SLAM Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SLAM Related Party Transaction);

(i) (A) make (other than in the ordinary course of business consistent with past practice), change, or revoke any material Tax election; (B) enter into any settlement or compromise (including any closing agreement or other written agreement) with any Tax Authority relating to any Tax matter; (C) abandon or fail to conduct any audit, examination, or other Action in respect of a Tax or Tax Return; (D) file any amended Tax Return; (E) consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return; (F) enter into any Tax sharing agreement; (G) adopt or change a method of Tax accounting with respect to Taxes; (H) change an accounting period with respect to Taxes or (I) take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment;

(j) enter into any settlement, conciliation or similar Contract that by its terms will impose any material obligations on Topco or any of its Affiliates after the Closing;

(k) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(m) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(n) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.2.

Notwithstanding anything in this Section 6.2 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SLAM and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, SLAM from using the funds held by SLAM outside the Trust Account to pay any SLAM Expenses or Unpaid SLAM Liabilities or from otherwise distributing or paying over any funds held by SLAM outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 6.3 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable under applicable Laws to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 8 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the Private Placement Financing on the terms and subject to the conditions set forth in Subscription Agreements mutually agreeable to SLAM and the Company, in each party’s sole discretion, and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 6.3(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including, from and after the First Effective Time, the First Surviving Company)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. If the Closing does not occur, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents;

provided, however, that, subject to the following proviso, SLAM shall pay the full HSR Act filing fee, any registration filing fees relating to the filing of the Registration Statement / Proxy Statement and all other filing, registration or similar fees required to be paid prior to Closing in connection with any filings or submissions to any Governmental Entity necessary or advisable, including any voluntary CFIUS filing, in connection with the Closing; provided, further, that, if the Closing occurs, the fees of each Party will be paid in accordance with Section 10.6. If required, each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within 10 Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. SLAM shall promptly inform the Company of any material communication between SLAM, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SLAM of any material communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of SLAM and the Company. In furtherance and not in limitation of the foregoing, SLAM agrees to take, promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act and any other antitrust laws applicable to the transaction contemplated by this Agreement so as to enable the Parties to close such transactions as soon as practicable, including (i) committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, holding separate or other disposition of assets or businesses of any of SLAM, the Company, or any of their respective Affiliates and Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of any of SLAM, any of its Subsidiaries or the Company and (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements of SLAM, any of its Subsidiaries or the Company (and, in each case, entering or offering to enter into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action may, at the discretion of the Company, be conditioned upon consummation of the transactions contemplated by this Agreement) as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, decree or ruling, that would otherwise have the effect of preventing consummation of the transactions contemplated by this Agreement, and to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve consummation of such the transactions contemplated by this Agreement, fails to do so as promptly as practicable and in any event prior to the Termination Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.3(a) or otherwise under this Agreement shall prohibit, restrict or otherwise limit the Company from soliciting, initiating, encouraging (including by means of furnishing or disclosing non-public information), facilitating, discussing, negotiating or consummating any Company Permitted Financing, including the Qualified Series B Financing, or soliciting, initiating, encouraging (including by means of furnishing or disclosing non-public information), facilitating, discussing, negotiating, but not consummating any other Company Financing.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SLAM, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SLAM) or SLAM (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed substantive written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of SLAM, the

Company, or, in the case of the Company, SLAM in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of SLAM, the Company, or, in the case of the Company, SLAM, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SLAM, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SLAM, any of SLAM or any of its Representatives (in their capacity as a representative of SLAM) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). SLAM and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (A) any of SLAM or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent or (B) the Company or any of its Representatives settle or compromise any Transaction Litigation without SLAM’s prior written consent.

(e) The parties shall use commercially reasonable efforts to cause that, as of the Closing Date, (i) the Subscription Agreements (A) shall be in full force and effect without amendment or modification, (B) shall be the valid, binding and enforceable obligations of Topco and each other party thereto (except, in any case, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and (C) shall have not been withdrawn, terminated or rescinded in any respect, (ii) there shall be no other Contracts between Topco (or any of its Affiliates) and any Private Placement Investor relating to any Subscription Agreement that would reasonably be expected to affect the obligations of any Private Placement Investor to contribute to Topco the applicable portion of the Private Placement Financing Gross Amount set forth in the Subscription Agreements, (iii) no event shall have occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Topco under any material term or condition of any Subscription Agreement, and (iv) Topco will be able to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement.

Section 6.4 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.4(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company and SLAM shall (i) continue to provide, or cause to be provided, to the other party and its Representatives access to its directors, officers, offices, properties, books and records, (ii) furnish to the other party and its Representatives such information relating to the business of the Company Group or SLAM as such Persons may reasonably request and (iii) cause its respective Representatives to cooperate with the other party in such other party’s investigation of its business; provided, that no investigation pursuant to this Section 6.4(b) (or any investigation prior to the Effective Date) shall affect any representation or warranty given by the Company Group or SLAM and, provided, further, that any investigation pursuant to this Section 6.4(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or SLAM. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (A) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (B) violate any Contract to which it is a party or to which it is subject or applicable Law; provided, that the non-disclosing party must advise the other party that it is withholding such access or information and (to the extent reasonably practicable) the basis on which the access is not granted or information not disclosed.

Section 6.5 Public Announcements.

(a) Subject to Section 6.5(b), Section 6.7 and Section 6.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and SLAM or, after the Closing, SLAM; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is SLAM, or SLAM, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with SLAM and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.5 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 6.5 or otherwise in this Agreement, the Parties agree that the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities; provided, that the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SLAM prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, SLAM shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SLAM shall consider such comments in good faith. The Company, on the one hand, and SLAM, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SLAM, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), SLAM shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify SLAM promptly (and in any event within two Business Days after receipt) of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal unless disclosure of the identity of such Persons would violate any confidentiality agreement in effect on the date of this Agreement) and (B) keep SLAM reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SLAM shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SLAM Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SLAM Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SLAM Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SLAM agrees to (A) notify the Company promptly (and in any event within two Business Days after receipt) of any SLAM Acquisition Proposal by SLAM, and to describe the material terms and conditions of any such SLAM Acquisition Proposal in reasonable detail (including the identity of any person or entity making such SLAM Acquisition Proposal unless disclosure of the identity of such Persons would violate any confidentiality agreement in effect on the date of this Agreement) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 6.7 Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement (which, for the avoidance of doubt, shall be no earlier than the availability of the Required Company Financial Statements), Topco, SLAM and the Company shall prepare and mutually agree upon (which such agreement shall not be unreasonably withheld, conditioned or delayed by either SLAM or the Company, as applicable), and Topco shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a prospectus of Topco and a proxy statement of SLAM which will be used for (i) soliciting proxies from holders of SLAM Class A Shares to vote at the SLAM Shareholders Meeting, as adjourned or postponed and (ii) soliciting proxies from the holders of SLAM Warrants to vote at the SLAM Warrantholders Meeting, as adjourned or postponed). Each of Topco, SLAM and the Company shall use its reasonable best efforts to (A) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws or in response to any comments from the SEC); (B) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (C) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement / Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments on the SEC prior to the filing thereof with the SEC. SLAM, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives as may be required or as may be reasonably requested or advisable in connection with any action contemplated by this Section 6.7 or for inclusion or incorporation by reference in any other statement, filing, notice or application made by or on behalf of Topco or SLAM to the SEC or any Approved Stock Exchange in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 7.1(a)(ii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of SLAM, the Company, or, in the case of the Company, SLAM, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SLAM, the Company, or, in the case of the Company, SLAM (in either case, which such agreement shall not be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) SLAM shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SLAM Holders. SLAM shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of SLAM Shares for offering or sale in any jurisdiction, and SLAM and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) If at any time prior to the Closing, Topco, SLAM or the Company becomes aware of (i) the Registration Statement / Proxy Statement’s containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) any other information which is required to be set forth in an amendment or supplement to the Registration Statement / Proxy Statement so that it would not include any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or SLAM (as applicable) shall promptly inform SLAM or the Company (as applicable) and each cooperate with the other in filing with the SEC or mailing to SLAM’s shareholders an amendment or supplement to the Registration Statement / Proxy Statement. Each of Topco, the Company and SLAM shall use its commercially reasonable efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Topco, SLAM, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(c) Topco will advise the Company, reasonably promptly (and in any event within one (1) Business Day) after Topco receives notice thereof, of the time when the Registration Statement / Proxy Statement or any supplement or amendment has been filed, of the issuance of any stop Order or the suspension of the qualification of the Topco Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement / Proxy Statement or for additional information. SLAM and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before any such document is filed with the SEC by Topco and Topco shall give reasonable and good faith consideration to any comments made by SLAM and its counsel. Each of Topco, SLAM and the Company shall provide the each other party and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement / Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

Section 6.8 SLAM Shareholder and Warrantholder Approval.

(a) As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, SLAM shall (i) duly give notice of and duly convene and hold a general meeting of its shareholders (the “SLAM Shareholders Meeting”) in accordance with the Governing Documents of SLAM, for the purposes of obtaining the SLAM Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SLAM Shareholder Redemption, and (ii) duly give notice of and duly convene and hold a meeting of its warrantholders (the “SLAM Warrantholders Meeting”) in accordance with the Warrant Agreement and the Governing Documents of SLAM, for the purposes of obtaining the SLAM Warrantholder Approval and, if applicable, any approvals related thereto. SLAM shall, through approval of its board of directors, (A) recommend to its shareholders (the “SLAM Shareholder Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”); (ii) the adoption and approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the Topco Equity Incentive Plan and the Topco ESPP (as defined below) (collectively, the “Equity Plan Proposals”) effective as of the Closing; (iv) the adoption and approval of each other proposal that either the SEC or an Approved Stock Exchange (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (v) the adoption and approval of each other proposal mutually determined by SLAM and the Company to be necessary or appropriate in order to effect the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; (vi) the adoption and approval of a proposal for the adjournment of the SLAM Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clause (i) through clause (vi) together, the “Transaction Proposals”), and (B) recommend to the holders of SLAM Warrants (i) the adoption and approval of an amendment to the terms of the Public SLAM Warrants to provide that each Public SLAM Warrant will convert into 0.25 New SLAM Shares immediately prior to or in connection with the Domestication (the “SLAM Warrant Amendment”), and after giving effect to the SLAM Warrant Amendment, no SLAM Warrants will be outstanding, and the SLAM Class A Shares resulting from such conversion will, at the First Effective Time, be automatically cancelled and extinguished and converted into the right to receive Topco Shares in accordance with Section 2.4(d), and (ii) any other matters necessary or advisable to effect the SLAM Warrant Amendment (such proposals in (B)(i) and (B)(ii), together, the “SLAM Warrant Amendment Proposal”); and provided that SLAM may adjourn or postpone the SLAM Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SLAM Shareholder Approval or the SLAM Warrantholder Approval, as applicable, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SLAM has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SLAM Holders and holders of SLAM Warrants prior to the SLAM Shareholders Meeting or SLAM Warrantholders Meeting, as applicable or (D) to allow reasonable time for the SLAM Board to accept reversals of elections to redeem SLAM Class A Shares if the holders of SLAM Class A Shares have elected to redeem a number of SLAM Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 8.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall SLAM adjourn or postpone the SLAM Shareholders Meeting or the SLAM Warrantholders Meeting, as applicable, for more than 15 Business Days later than the most recently adjourned or postponed meeting or to a date more than 30 Business Days after the original date of the SLAM Shareholders Meeting or the SLAM Warrantholders Meeting, as applicable or, without the consent of the Company, to a date that is beyond the Termination Date. The SLAM Board Recommendation shall be included in the Registration Statement / Proxy Statement. SLAM covenants that none of the SLAM Board or SLAM nor any committee of the SLAM Board shall change, withdraw, withhold, qualify, or modify, or propose publicly or by formal action of the SLAM Board, any committee of the SLAM Board or SLAM to change, withdraw, withhold, qualify, or modify, in a manner adverse to the Company, the SLAM Board Recommendation or any other recommendation by the SLAM Board or SLAM with respect to the Transaction Proposals set forth in the Registration Statement / Proxy Statement.

(b) With respect to any SLAM shareholder outreach in connection with the SLAM Shareholder Meeting, the Company shall use its commercially reasonable efforts to, and shall cause its Representatives to, provide to SLAM all cooperation reasonably requested by SLAM, which commercially reasonable efforts shall include (i) furnishing SLAM with information to be used in the preparation of one or more information packages or marketing materials regarding the business, operations, financial projections or prospects of the Company and (ii) causing the Company’s Representatives with appropriate seniority and expertise to participate in a reasonable number of meetings or presentations.

Section 6.9 Stock Exchange Listing; SLAM Filings.

(a) Each of Topco and SLAM shall use its reasonable best efforts to cause: (a) Topco’s initial listing application and the continuing listing requirements with an Approved Stock Exchange in connection with the transactions contemplated by this Agreement to have been approved and (b) the Topco Shares issuable in accordance with this Agreement, including the Mergers and the Private Placement Financing, to be approved for listing on an Approved Stock Exchange (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the First Effective Time.

(b) From the date hereof through the Closing, each of Topco and SLAM will timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 6.10 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at or prior to the Closing, SLAM shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SLAM pursuant to the SLAM Shareholder Redemption, (B) pay the amounts due to the underwriters of SLAM’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SLAM in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Transaction Support Agreements; Company Shareholder Approval. As promptly as reasonably practicable (and in any event prior to the SLAM Shareholders Meeting) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company

Shareholder Written Consent Deadline”), the Company shall obtain and deliver to Topco and SLAM a true and correct copy of a written consent (in form and substance reasonably satisfactory to SLAM) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby that is duly executed by the Company Shareholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with applicable Law and the Company’s Governing Documents in effect as of the date thereof (the “Company Shareholder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement.

Section 6.12 Private Placement Investment. Topco may not enter into any Subscription Agreement or modify or waive any provisions of a Subscription Agreement, in each case, without the prior written consent of SLAM and the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of SLAM or the Company. Before entering into any Subscription Agreement, Topco shall provide SLAM and the Company and their respective counsels counsel the opportunity to review and comment upon such Subscription Agreements prior to their execution. From the date hereof through the Closing, Topco and SLAM shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its commercially reasonable efforts to enforce Topco’s rights under the Subscription Agreements to cause the Private Placement Investors to pay to (or as directed by) Topco the applicable purchase price under each Private Placement Investor’s applicable Subscription Agreement in accordance with its terms, but in no event prior to the First Effective Time. Without limiting the generality of the foregoing, Topco shall give SLAM and the Company prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Topco; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iii) if Topco does not expect to receive all or any portion of the Private Placement Gross Financing Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 6.13 Indemnification; Directors’ and Officers’ Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of (x) SLAM (the “SLAM D&O Indemnified Persons”) and (y) the Company and its Subsidiaries (the “Company D&O Indemnified Persons” and, together with the SLAM D&O Indemnified Persons, the “D&O Indemnified Persons”) as provided in their respective Governing Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law) between any D&O Indemnified Person and any of the Company and its Subsidiaries or SLAM (as applicable) in effect on the Effective Date and disclosed in Schedule 5.15(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Closing Date, Topco and the Company shall cause the Governing Documents of New SLAM and Topco to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Governing Documents of SLAM to the extent permitted by applicable Law.

(b) For a period of six years from the Closing, Topco shall, or shall cause its Affiliates or Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Persons on terms substantially equivalent to, and in any event not less favorable in the aggregate than, the terms of such current insurance coverage. Notwithstanding the foregoing, SLAM or the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing (provided, that in no event shall Topco be required to expend for such policy pursuant to this Section 6.13 an aggregate amount in excess of 350% of the aggregate annual premium payable by the Company Group or SLAM, as applicable for the last full fiscal year) and (i) if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Company Group and Topco shall maintain (and cause their Subsidiaries to maintain) such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.13 shall be continued in respect of such claim until the final disposition thereof.

(c) If Topco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Topco shall assume all of the obligations set forth in this Section 6.13.

(d) The provisions of this Section 6.13 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives as third-party beneficiaries of this Section 6.13.

Section 6.14 Post-Closing Directors and Officers.

(a) The Parties shall take all necessary action such that, effective immediately after the First Effective Time, (i) the board of directors of Topco (the “Topco Board”) shall initially consist of nine directors; (ii) the members of the Topco Board will be the individuals determined in accordance with Section 6.14(b); and (iii) the officers of Topco (the “Officers”) are the individuals determined in accordance with Section 6.14(c).

(b) The directors on the Topco Board immediately after the First Effective Time (each, a “Director”) shall consist of (i) two individuals designated by SLAM (collectively, the “SLAM Designees”) and (ii) seven individuals designated by the Company (collectively, the “Company Designees”); provided, that if the Company does not enter into a mutually acceptable written agreement with Alex Rodriguez prior to the Closing Date that sets forth the terms of Mr. Rodriguez’s service on the Topco Board or other business relationship with the Company, then SLAM shall have the right to designate only one initial Director. In the event that any initial SLAM Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SLAM Holders, SLAM may replace such individual with another individual to serve as such Director. In the event of the resignation, death, incapacitation, disqualification or removal of any initial SLAM Designee during such person’s initial term of office, SLAM shall have to the right to nominate a replacement for such SLAM Designee that will be subject to the normal Topco Board approval process for the filling of vacancies on the Topo Board set forth in the Topco Certificate of Incorporation. In the event that any Company Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SLAM Holders, the Company may replace such individual with another individual to serve as such Director.

(c) The Officers immediately after the First Effective Time shall be the individuals identified on Section 6.14(c) of the Company Disclosure Schedules, with each such individual holding the title set forth opposite his or her name. In the event that any individual identified on Section 6.14(c) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SLAM Holders, the Company may (subject to prior consultation with SLAM) replace such individual with another individual to serve as such Officer by amending Section 6.14(c) of the Company Disclosure Schedules to include such replacement individual as such Officer.

(d) On the Closing Date, Topco shall enter into customary indemnification agreements reasonably satisfactory to the Company with each individual to be appointed to, or serving on, the Topco Board upon the Closing, which indemnification agreements shall continue to be effective following the Closing.

Section 6.15 PCAOB Financials.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall deliver to SLAM (i) the Required Company Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (ands as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement (the “Additional Required Company Financial Statements”). All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Company as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, SLAM in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by SLAM with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.16 Topco Equity Incentive Plan and Topco ESPP. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Topco Board shall approve, subject to approval of the shareholders of SLAM, an incentive equity plan, in a form to be mutually agreed upon between SLAM and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SLAM, as applicable), that provides for grants of awards to eligible service providers (the “Topco Equity Incentive Plan”). The Topco Equity Incentive Plan shall have an initial share reserve equal to 10% of the aggregate number of Topco Shares outstanding immediately following the Closing, on a fully diluted basis (calculated after giving effect to the transactions hereunder). In addition, prior to the effectiveness of the Registration Statement / Proxy Statement, the Topco Board shall approve, subject to approval of the shareholders of SLAM, an employee stock purchase plan in a form to be mutually agreed upon between SLAM and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SLAM, as applicable) (the “Topco ESPP”). The Topco ESPP shall have an initial share reserve equal to 1% of the aggregate number of Topco Shares outstanding immediately following the Closing, on a fully diluted basis (calculated after giving effect to the transactions hereunder).

Section 6.17 Section 16 Matters. Prior to the First Effective Time, SLAM shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Topco Shares that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated under this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SLAM to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.18 Termination of Company Related Party Transactions. The Company shall terminate, or otherwise cause the termination of, those Company Related Party Transactions set forth on Section 6.18 of the Company Disclosure Schedules, with such termination to be effective as of, and contingent upon, the Closing.

Section 6.19 Communications License Matters. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as required by this Agreement or applicable Law, the Company shall, and shall cause its Subsidiaries to:

(a) maintain the Company’s FCC Licenses set forth on Section 3.25 of the Company Disclosure Schedules;

(b) operate in compliance in all material respects with the Communications Act, FCC rules, regulations and policies;

(c) keep SLAM reasonably informed on a reasonably timely basis of any material communications and inquiries (whether written or oral) received by any member of the Company Group from, or given by any member of the Company Group to, the FCC, and of any material communication received or given in connection with any action by a private party, in each case with respect to the FCC Licenses, the FCC Applications, the FCC Transfer Application or the Company Group, and promptly provide SLAM with true and complete copies of all documents filed with, submitted to or received from the FCC with respect to FCC Licenses, the FCC Applications, the FCC Transfer Application or the Company Group;

(d) maintain the Company’s licenses set forth in Section 6.19(d) of the Company Disclosure Schedules in full force and effect, and not modify or terminate such license;

(e) provide SLAM with reasonable time to review and comment on all such new FCC Applications prior to filing, and consider in good faith all reasonable comments of SLAM on such new FCC Applications; and

(f) diligently prosecute the FCC Applications to favorable conclusions (including promptly providing all information requested by the FCC and opposing any third party comments or filings that request denial or adverse variations to or conditions on the Company or its Subsidiaries or the Business), (B) not amend or withdraw the FCC Applications, except where speed is of the utmost importance and prior consent is not possible, and (C) not take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of preventing or materially delaying the receipt of grants of the FCC Applications.

Section 6.20 Sponsor Forfeitures.

(a) (i) In the event that, at the Closing, the sum of (A) the Private Placement Net Financing Amount plus (B) the Trust Amount is equal to or greater than the difference between (x) $110,000,000 minus (y) the Company Permitted Financings Amount, and the sum of (1) the Private Placement Gross Financing Amount and

(2) the Trust Amount (including the Backstop Amount, if any) is less than the difference between (x) $200,000,000 minus (y) the Company Permitted Financings Amount, the Sponsor and SLAM shall irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of the Sponsor, SLAM or any other Person, 5,875,000 Sponsor Shares and (ii) in the event that, at the Closing, the sum of (A) the Private Placement Gross Financing Amount and (B) the Trust Amount (including the Backstop Amount, if any) is equal to or greater than the difference between (x) $200,000,000 minus (y) the Company Permitted Financings Amount, the Sponsor and SLAM shall irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of the Sponsor, SLAM or any other Person, 3,875,000 Sponsor Shares (any such forfeiture, the “Sponsor Forfeiture”).

(b) After the Second Effective Time, 1,500,000 Topco Shares held in the aggregate by the Sponsor and the Other Class B Shareholders, on a pro rata basis per holder (the “Sponsor Earnout Shares”), shall become subject to vesting and shall vest if, and only when, within the Earnout Period, the VWAP of the Topco Shares on the Approved Stock Exchange over any 20 trading days within the preceding 30 trading days is equal to or greater than $12.00. For the avoidance of doubt, if the Sponsor Earnout Shares do not vest pursuant to the terms of this Section 6.20(b) prior to the end of the Earnout Period, the Sponsor shall forfeit, and Topco shall cancel, the Sponsor Earnout Shares. The Sponsor Earnout Shares shall not be transferable by the Sponsor prior to vesting.

ARTICLE 7

TAX MATTERS

Section 7.1 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that, for U.S. federal (and applicable state and local) Income Tax purposes, (i) the Domestication and the First Merger shall each constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which SLAM, New SLAM and Topco, as applicable, are a party under Section 368(b) of the Code, and accordingly, the taxable year of SLAM will end on the date that the Domestication is consummated pursuant to Treasury Regulations Section 1.367(b)-2(f)(4), (ii) the Warrant Conversion (if applicable) shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (ii) the Second Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code to which each of New SLAM and the Company are parties under Section 368(b) of the Code. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 7.1(a)(i) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The Parties shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Intended Tax Treatment.

(ii) SLAM and the Company hereby adopt this Agreement as a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication, the First Merger, the Second Merger and the Warrant Conversion (if applicable). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the First Merger, (B) the Domestication, (C) the Second Merger or (D) the Warrant Conversion (if applicable) from qualifying for the Intended Tax Treatment.

(iii) Each Party shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the

Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment).

(iv) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in such connection, SLAM and the Company (if applicable) shall deliver to Kirkland & Ellis customary Tax representation letters satisfactory to counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement. If required SLAM shall cause Kirkland & Ellis LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and the First Merger.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing SLAM Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of SLAM’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualified Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to New SLAM (i) a duly completed and executed certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a duly completed and executed notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in each case, dated as of the Closing Date and in the form and substance reasonably satisfactory to New SLAM.

ARTICLE 8

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 8.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by each of the Parties of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement (if applicable) shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Shareholder Written Consent shall have been obtained;

(e) the Required SLAM Shareholder Approval shall have been obtained; and

(f) the FCC Consent shall have been obtained.

Section 8.2 Other Conditions to the Obligations of SLAM. The obligations of SLAM to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SLAM of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.12(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.12(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (ii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing; and

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SLAM the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) are satisfied, in a form and substance reasonably satisfactory to SLAM;

(ii) the Registration Rights Agreement duly executed by Topco;

(iii) the SLAM Designees shall have been appointed to the Topco Board in accordance with Section 6.14(b)(i); and

(iv) the SAFEs and convertible notes set forth on Section 8.2(d)(v) of the Company Disclosure Schedules shall have been exchanged for or converted into Company Shares.

Section 8.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the SLAM Fundamental Representations (other than the representations and warranties set forth in Section 4.4(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.4(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of SLAM (other than the SLAM Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SLAM Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SLAM Material Adverse Effect;

(b) SLAM shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) Topco’s initial listing application with an Approved Stock Exchange in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the First Effective Time, Topco shall satisfy any applicable initial and continuing listing requirements of an Approved Stock Exchange, and Topco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the First Effective Time, and the Topco Shares shall have been approved for listing on an Approved Stock Exchange;

(d) the Qualified Series B Financing shall have been consummated;

(e) each of the underwriters of SLAM’s initial public offering shall have waived in writing all of its deferred underwriting fees;

(f) the Specified Investor shall have entered into a commercial contract with the Company, pursuant to which the Specified Investor shall have committed to pay the Company at least $10,000,000, and the Specified Investor shall not be in breach of such contract;

(g) at or prior to the Closing, SLAM shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of SLAM, dated as of the Closing Date, to the effect that the conditions specified in Section 8.3(a) and Section 8.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii) the Registration Rights Agreement duly executed by Topco; and

(iii) the Lockup Agreements duly executed by the Sponsor, the Employee Holders and the Other RRA Parties;

(h) the Minimum Cash Condition shall be satisfied; and

(i) the Company Designees shall have been appointed to the Topco Board in accordance with Section 6.14(b)(ii).

Section 8.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was proximately caused by (a) the Company’s breach of any of the representations or warranties set forth in Article 3 hereof or (b) the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2. SLAM may not rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was proximately caused by (i) SLAM’s breach of any of the representations or warranties set forth in Article 4 hereof or (ii) SLAM’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2.

ARTICLE 9

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SLAM and the Company;

(b) by SLAM, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 8.2(a) or Section 8.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by SLAM, and (ii) the Termination Date; provided, however, that SLAM is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if SLAM has failed to perform any covenant or agreement on the part of SLAM set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to SLAM by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 8.2(a) or Section 8.2(b) from being satisfied;

(d) by either SLAM or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 31, 2024 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to SLAM if SLAM’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either SLAM or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either SLAM or the Company if the SLAM Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, SLAM’s shareholders have duly voted and the Required SLAM Shareholder Approval was not obtained;

(g) by the Company, if the SLAM Board or SLAM, or any committee of the SLAM Board, shall have withdrawn or modified, or proposed publicly or by formal action of the SLAM Board, any committee of the SLAM Board or SLAM to withdraw or modify, in a manner adverse to the Company, the SLAM Board Recommendation or any other recommendation by the SLAM Board or SLAM with respect to the Transaction Proposals set forth in the Registration Statement / Proxy Statement;

(h) by SLAM at any time before the Company delivers, or causes to be delivered, to SLAM the Company Shareholder Written Consent, if the Company does not deliver, or cause to be delivered to SLAM, the Company Shareholder Written Consent, in each case, in accordance with Section 6.11 on or prior to the Company Shareholder Written Consent Deadline; or

(i) by the Company, (i) if the Qualified Series B Financing is not consummated by the Series B Financing Deadline, (ii) if by the Private Placement Financing Deadline SLAM has not entered into binding Subscription Agreements representing an aggregate Private Placement Net Financing Amount of at least the difference between (A) $85,000,000 minus (B) the Company Permitted Financings Amount, or (iii) at 5:00 p.m. on the day after all of the Approved Stock Exchanges provide notice to SLAM, Topco or the Company that immediately following the Closing, Topco shall not satisfy the applicable initial or continuing listing requirements of such Approved Stock Exchange.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 6.4(a), this Section 9.2, Article 10 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 9.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Transaction Support Agreement, the Confidentiality Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Non-Survival. Other than those representations, warranties and covenants set forth in Article 2, Section 3.29, Section 3.30, Section 4.20 and Section 4.23, each of which shall survive following the Second Effective Time, or as otherwise provided in the last sentence of this Section 10.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Second Effective Time), of the Parties set forth in this Agreement, shall terminate at the Second Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Second Effective

Time against any Party, any Company Non-Party Affiliate or any SLAM Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Second Effective Time shall so survive the Second Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Second Effective Time shall so survive the Second Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Second Effective Time shall so survive the Second Effective Time in accordance with the terms of such Ancillary Document. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 10.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) SLAM and the Company prior to the Closing and (b) Topco and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.2 shall be void.

Section 10.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) SLAM and the Company prior to the Closing and (b) Topco and the Sponsor after the Closing. This Agreement may not be amended or modified except as provided in the immediately preceding sentence and any purported amendment or modification by any Party or Parties effected in a manner which does not comply with this Section 10.3 shall be void, ab initio.

Section 10.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to SLAM, to:

SLAM Corp.

55 Hudson Yards, 47th Floor, Suite C

New York, New York

Attention: Ryan Bright

E-mail:   *****@slamcorp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Christian O. Nagler, P.C.

     Jason Krause

E-mail:   *****@kirkland.com

    *****@kirkland.com

(b) If to the Company, to:

Lynk Global, Inc.

510 North Washington Street, Suite 200

Falls Church, VA

Attention: Charles Miller, CEO

    Margo Deckard, COO

Email:    *****@lynk.world

    *****@lynk.world

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Geoff Willard

  Jocelyn M. Arel

  Daniel J. Espinoza

E-mail:   *****@goodwinlaw.com

     *****@goodwinlaw.com

     *****@goodwinlaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.5 Governing Law. This Agreement, the rights of the parties hereto arising out of or related to this Agreement and all disputes or controversies arising out of or relating to this Agreement, the transactions contemplated hereby and the negotiation, interpretation, construction, validity or enforcement hereof shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction, including any applicable statute of limitations, other than the State of Delaware (except that the Cayman Islands Companies Act (As Revised) shall also apply to the Domestication).

Section 10.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SLAM shall pay, or cause to be paid, all Unpaid SLAM Expenses and (b) if the Closing occurs, then Topco shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SLAM Expenses.

Section 10.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Annexes, Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Annexes, Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Annexes, Exhibits or Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SLAM, any documents or other materials that have been accessible to be viewed by SLAM in the electronic data room hosted by Intralinks at https://services.intralinks.com/ under the project name “Project Lunar” as of 12:00 p.m., Eastern Time, at least one day prior to the date of this Agreement and remained so accessible through the Closing; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (n) all references to SLAM in relation to any time following the Domestication shall be deemed to be referenced to New SLAM. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 10.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SLAM Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SLAM Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SLAM Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.13 and the two subsequent sentences of this Section 10.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 10.2, Section 10.3, Section 10.14 and this Section 10.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 10.13 and this Section 10.9 (to the extent related to the foregoing).

Section 10.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall cooperate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed and delivered in one or more counterparts (including facsimile, DocuSign or other electronic counterparts), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, scanned pages or any other form of electronic transmission of signature shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 10.12 Knowledge of Company; Knowledge of SLAM. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 10.12 of the Company Disclosure Schedules, after reasonable inquiry. For all purposes of this Agreement, the phrase “to SLAM’s knowledge” and “to the knowledge of SLAM” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 10.12 of the SLAM Disclosure Schedules, after reasonable inquiry. For the avoidance of doubt, none of the individuals set forth on Section 10.12 of the Company Disclosure Schedules or Section 10.12 of the SLAM Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 10.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SLAM Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party acknowledges and agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SLAM Non-Party Affiliates, in the case of SLAM, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SLAM or any Non-Party Affiliate concerning the Company, SLAM, this Agreement or the transactions contemplated hereby.

Section 10.14 Extension; Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors (or similar governing body), managing member, general partner or other officers or Persons thereunto duly authorized (a) extend the time for the performance of any of the obligations or other acts of the other Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth herein or (c) waive compliance by the other Parties with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT, THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH

THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby (including with respect to the meaning, effect, validity, termination, interpretation, performance, enforcement of alleged breach hereof and thereof), and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding, claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement hereof and thereof), (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 10.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) or (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail (and not by e-mail) to such Party’s respective address set forth in Section 10.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 10.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.18 Trust Account Waiver. Reference is made to the final prospectus of SLAM, filed with the SEC on February 22, 2021 (the “Prospectus”). The Company (a) represents and warrants that it has read the Prospectus and (b) acknowledges and agrees and understands that SLAM has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SLAM’s public shareholders (including overallotment shares acquired by SLAM’s underwriters, the “Public Shareholders”), and SLAM may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SLAM entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SLAM or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with SLAM or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SLAM or its Affiliates).

Section 10.19 Waiver of Conflicts; Privilege.

(a) SLAM and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SLAM or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SLAM Group”), on the one hand, and (y) the Surviving Company and/or any member of the Company Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented SLAM and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the SLAM Group in such dispute (any such representation, the “SLAM Post-Closing Representation”), even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented SLAM in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. Each of SLAM and the Company, on behalf of their respective successors and assigns, hereby consents to the SLAM Post-Closing Representation and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. SLAM and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or action arising out of or relating to, this Agreement, any Ancillary

Document or the transactions contemplated hereby or thereby) between or among SLAM, the Sponsor and/or any other member of the SLAM Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the SLAM Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SLAM or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

(b) SLAM and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Company and/or any member of the SLAM Group, on the other hand, any legal counsel, including Goodwin Procter LLP (“Goodwin”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute (any such representation, the “Company Post-Closing Representation”), even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented SLAM and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. Each of SLAM and the Company, on behalf of their respective successors and assigns, hereby consents to the Company Post-Closing Representation and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. SLAM and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or action arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Goodwin, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by SLAM prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

*  *  *  *  *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SLAM:

SLAM CORP.

By:	/s/ Alexander Rodriguez
Name: Alexander Rodriguez
Title: Chief Executive Officer

SPONSOR:

SLAM SPONSOR, LLC

By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Authorized Signatory

COMPANY:

LYNK GLOBAL, INC.

By:	/s/ Charles Miller
Name: Charles Miller
Title: Chief Executive Officer

TOPCO:

LYNK GLOBAL HOLDINGS, INC.

By:	/s/ Charles Miller
Name: Charles Miller
Title: President

MERGER SUB 1:

LYNK MERGER SUB 1, LLC

By:	/s/ Charles Miller
Name: Charles Miller
Title: President, Lynk Global Holdings, Inc.

MERGER SUB 2:

LYNK MERGER SUB 2, LLC

By:	/s/ Charles Miller
Name: Charles Miller
Title: President, Lynk Global Holdings, Inc.

[Signature Page to Business Combination Agreement]

ANNEX A

SUPPORTING COMPANY SHAREHOLDERS

[intentionally omitted]

ANNEX B

OTHER RRA PARTIES

[intentionally omitted]

EXHIBIT A

BACKSTOP AGREEMENT

[intentionally omitted]

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of February 4, 2024 (this “Agreement”), is made and entered into by and among Lynk Global Holdings, Inc., a Delaware corporation (the “Company” or “TopCo”), Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), Antara Master Capital Fund LP, a Delaware limited partnership (“Antara”), A-Rod Slam LLC, a Delaware limited liability company (“A-Rod”), the individuals listed under Slam Holders on the signature page hereto (each a “Slam Holder” and, collectively, the “Slam Holders”), the undersigned parties listed under Lynk Holders on the signature page hereto (each a “Lynk Holder” and, collectively, the “Lynk Holders”), and the undersigned parties listed under Lynk Preferred Holders on the signature page hereto (each a “Lynk Preferred Holder” and, collectively, the “Lynk Preferred Holders” and, together with the Sponsor, Antara, A-Rod, the Slam Holders, the Lynk Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6(e) of this Agreement, each a “Holder” and collectively the “Holders”). Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Slam Corp., a Cayman Islands exempted company (“Slam”), Lynk Global, Inc., a Delaware corporation (“Lynk”), Sponsor, Lynk Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of TopCo (“Merger Sub 1”) and Lynk Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of TopCo (“Merger Sub 2”) are party to that certain Business Combination Agreement, dated as of February 4, 2024 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, on the date hereof, (a) Slam will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company will be a wholly owned subsidiary of TopCo and each Slam Share will be automatically converted as of the First Effective Time into one share of Company Common Stock (as defined herein) and (b) following the consummation of the First Merger, Merger Sub 2 will convert into a corporation pursuant to the terms of the DGCL by filing a certificate of conversion with the Secretary of State of the State of Delaware (the “Merger Sub 2 Conversion”), after which (x) Merger Sub 2 will merge with and into Lynk (the “Second Merger,” and together with the First Merger, the “Mergers”), with Lynk as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned Subsidiary of TopCo and (y) each Lynk Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, subject to, among other things, the approval of Slam’s shareholders (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement and in connection with the consummation of the Business Combination, the Sponsor, Lynk Holders and the Slam Holders will receive shares of Company Common Stock;

WHEREAS, immediately following the consummation of the Business Combination, the Sponsor will hold an aggregate of [●] shares of Company Common Stock and [●] warrants to purchase one-fourth of one share of Company Common Stock per warrant at an exercise price of $11.50 (the “Warrants”);

WHEREAS, the Company, Slam, Lynk and Antara are party to that certain Backstop Agreement, dated as of February 4, 2024 (as amended, supplemented or otherwise modified from time to time, the “Backstop Agreement”) immediately following the consummation of the Business Combination and pursuant to the Backstop Agreement, Antara will hold up to 2,500,000 shares of Company Common Stock;

WHEREAS, immediately following the consummation of the Business Combination, A-Rod as a member of the Sponsor will hold an indirect economic interest in the Sponsor’s holdings of Company Common Stock and Warrants;

WHEREAS, immediately following the consummation of the Business Combination, the Slam Holders will hold an aggregate of [●] shares of Company Common Stock;

WHEREAS, Slam, the Sponsor and the Slam Holders are parties to that certain Registration and Shareholder Rights Agreement, dated as of February 24, 2021 (the “Prior Agreement”);

WHEREAS, in connection with the consummation of the Business Combination, the parties to the Prior Agreement desire to terminate the Prior Agreement effective as of the date of this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual premises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

IT IS AGREED as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereof.

“Antara” shall have the meaning set forth in the Preamble hereof.

“A-Rod” shall have the meaning set forth in the Preamble hereof.

“Blackout Period” shall have the meaning set forth in Section 2(e)(ii).

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction and without a lock-up agreement of more than forty-five (45) days to which the Company is a party (including, for the avoidance of doubt, any lock-up or clear market covenant contained in the underwriting agreement for such transaction).

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning set forth in the Recitals hereof.

“Business Combination Agreement” shall have the meaning set forth in the Recitals hereof.

“Business Day” shall mean any day except Saturday, Sunday or any days on which banks are generally not open for business in the city of New York.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning set forth in the Preamble hereof.

“Company Common Stock” shall mean the Company’s Series A common stock, par value $0.0001 per share, including shares of the Company’s Series A common stock issuable upon conversion of shares of the Company’s Series B common stock, par value $0.0001 per share.

“Demanding Holder” shall have the meaning set forth in Section 2(a)(iv).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any corresponding provision of succeeding law) and the rules and regulations thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“First Merger” shall have the meaning set forth in the Recitals hereof.

“Holder” shall have the meaning set forth in the Preamble hereof.

“In-Kind Distribution” shall have the meaning set forth in Section 6(e).

“Legal Dispute” shall have the meaning set forth in Section 6(j).

“Liabilities” shall have the meaning set forth in Section 4(a)(i).

“Lynk” shall have the meaning set forth in the Preamble hereof.

“Lynk Holder” shall have the meaning set forth in the Preamble hereof.

“Lynk Preferred Holder” shall have the meaning set forth in the Preamble hereof.

“Major Lynk Investor” means any Lynk Preferred Holder that (x) individually or together with such Lynk Preferred Holder’s Affiliates, holds at least [●] Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), or (y) is identified on Annex [●] to this Agreement.

“Maximum Threshold” shall have the meaning set forth in Section 2(a)(v).

“Merger Sub One” shall have the meaning set forth in the Preamble hereof.

“Merger Sub Two” shall have the meaning set forth in the Preamble hereof.

“Minimum Takedown Threshold” shall have the meaning set forth in Section 2(a)(iv).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning set forth in Section 2(a)(i).

“Non-Holder Securities” shall have the meaning set forth in Section 2(a)(v).

“Other Coordinated Offering” shall have the meaning set forth in Section 2(c)(i).

“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any governmental entity.

“Piggyback Registration” shall have the meaning set forth in Section 2(b)(i).

“Prior Agreement” shall have the meaning set forth in the Recitals hereof.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act and any term sheet filed pursuant to Rule 433 under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” shall mean any (a) Company Common Stock, (b) Warrants (including any Company Common Stock issued or issuable upon the exercise of the Warrants), and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) and (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that such Registrable Securities shall cease to be Registrable Securities with respect to any Holder upon the earliest to occur of (x) when such Registrable Securities shall have been sold, transferred, disposed of or exchanged by such Holder in a transaction effected in accordance with, or exempt from, the registration requirements of the Securities Act, and (y) the date on which such securities shall have ceased to be outstanding.

“Registration” shall mean a registration, including any related Underwritten Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Statement” means any registration statement of the Company filed with the Commission under the Securities Act which covers any Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such Registration Statement.

“Requisite Lynk Preferred Holders” means Major Lynk Investors holding a majority of the Registrable Securities then outstanding and held by the Major Lynk Investors.

“Sale Expenses” shall mean (a) the fees and disbursements of counsel and independent public accountants for the Company incurred in connection with the Company’s performance of or compliance with this Agreement, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and any premiums and other costs of policies of insurance obtained by the Company against Liabilities arising out of the sale of any securities, (b) all registration, filing and stock exchange fees, all fees and expenses of complying with securities or “blue sky” laws (including any legal investment memoranda related thereto), all fees and expenses of custodians, transfer agents and registrars, all printing and producing expenses, messenger and delivery expenses, (c) expenses relating to any analyst or Holder presentations or any “road shows” undertaken in connection with the marketing or selling of Registrable Securities, (d) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” (e) costs of any selling agreements and other documents in connection with the offering, sale or delivery of Registrable Securities, (f) the reasonable fees and disbursements of one legal counsel for all Holders participating in any Underwritten Offering, (g) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities and (h) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties); provided, however, that “Sale Expenses” shall not include any out-of-pocket expenses of any Holder (other than as set forth in clauses (b) and (f) above), transfer taxes, underwriting or brokerage commissions or discounts associated with effecting any sales of Registrable Securities that may be offered, which expenses shall be borne by such Holder.

“SEC Guidance” shall have the meaning set forth in Section 2(a)(i).

“Second Merger” shall have the meaning set forth in the Recitals hereof.

“Securities Act” Securities Act of 1933, as amended.

“Shelf Registration Statement” shall have the meaning set forth in Section 2(a)(i).

“Shelf Takedown Limit” shall have the meaning set forth in Section 2(a)(iv).

“Slam” shall have the meaning set forth in the Preamble hereof.

“Slam Holder” shall have the meaning set forth in the Preamble hereof.

“Sponsor” shall have the meaning set forth in the Preamble hereof.

“Sponsor Holder” shall mean the Sponsor, Antara and A-Rod, at such times as such Party is a Holder.

“Subsequent Shelf Registration” shall have the meaning set forth in Section 2(a)(ii).

“Suspension Period” shall have the meaning set forth in Section 2(e)(i).

“TopCo” shall have the meaning set forth in the Preamble hereof.

“Underwritten Offering” shall mean a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Underwritten Shelf Takedown” shall have the meaning set forth in Section 2(a)(iv).

“Warrants” shall have the meaning set forth in the Recitals.

“Withdrawal Notice” shall have the meaning set forth in Section 2(a)(vi).

2. REGISTERED OFFERINGS

(a) Registration Rights.

(i) Shelf Registration. Subject to Section 3(c), the Company agrees to file within thirty (30) days after the date of this Agreement, a shelf Registration Statement on Form S-1, or such other form under the Securities

Act then available to the Company, providing for the resale of all Registrable Securities (determined as of two (2) business days prior to such filing) pursuant to Rule 415, from time to time (a “Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. The Shelf Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including, without limitation, an Underwritten Offering, a direct sale to purchasers or a sale through brokers or agents) to the Holders of any and all Registrable Securities. Following the filing of the Shelf Registration Statement, the Company shall use its commercially reasonable efforts to convert the Shelf Registration Statement on Form S-1 (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3. Notwithstanding the registration obligations set forth in this Section 2(a)(i), in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (A) inform each of the Holders and use its commercially reasonable efforts to file amendments to the Shelf Registration Statement as required by the Commission and/or (B) withdraw the Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-1 or Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including, without limitation, relevant Compliance and Disclosure Interpretations. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced pro rata, based on the number of Registrable Securities held by each Holder, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (A) or (B) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-1 or Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration Statement, as amended, or the New Registration Statement.

(ii) Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 2(e), use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement as a Shelf Registration Statement (a “Subsequent Shelf Registration”), registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(iii) Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder that holds at least five percent (5.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf Registration Statement (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year.

(iv) Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, the Sponsor Holders, the Lynk Holders, and the Requisite Lynk Preferred Holders, on behalf of all of the Lynk Preferred Holders (each, a “Demanding Holder”) may request to sell all or any portion of their respective Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $[•] million (the “Minimum Takedown Threshold”); provided that any such request made by the Requisite Lynk Preferred Holders must constitute at least 40% of the Registrable Securities held by all of the Lynk Preferred Holders as of the date of this Agreement. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within five (5) Business Days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. The Company shall have the right to select the underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Pursuant to this Section 2(a)(iv), each of the Sponsor Holders may demand no more than two (2) Underwritten Shelf Takedowns and the Requisite Lynk Preferred Holders, may demand, collectively, no more than two (2) Underwritten Shelf Takedowns (as applicable, the “Shelf Takedown Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

(v) Reduction of Underwritten Shelf Takedown. If, in connection with an Underwritten Offering that is effectuated for the account of stockholders of the Company, including pursuant to Section 2(a)(iv), in which Registrable Securities are included, the managing underwriters of such Underwritten Offering advise the Company in writing that, in their opinion and in consultation with the Company, the number of Registrable Securities requested to be included in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering and/or that the number of Registrable Securities proposed to be included in any such Underwritten Offering would adversely affect the price per share of the Company’s equity securities to be sold in such Underwritten Offering (such maximum number of securities or Registrable Securities, as applicable, the “Maximum Threshold”), then the number of Registrable Securities to be included in such Underwritten Offering shall be allocated among the Holders and holders of Non-Holder Securities as follows: (A) first, the securities comprised of Registrable Securities, pro rata, based on the amount of such Registrable Securities initially requested to be included by the applicable Demanding Holders pursuant to either Section 2(a)(iv) or Holders pursuant to Section 2(b)(i) or as such Demanding Holders or Holders, as applicable, may otherwise agree, that can be sold without exceeding the Maximum Threshold; provided, that if the Sponsor Holders request an Underwritten Shelf Takedown after the eighteen (18) month anniversary of this Agreement (a “Specified Sponsor

Holder Takedown Request”), then with respect to one, and only one, Specified Sponsor Holder Takedown Request, the securities comprised of Registrable Securities, allocated seventy five percent (75%) of the Maximum Threshold to the Sponsor Holders and twenty five percent (25%) of the Maximum Threshold to Holders (other than the Sponsor Holders or any Affiliate of any Sponsor Holder, which for the avoidance of doubt includes the Holders set forth on Annex 2(a)(v) hereto) pursuant to Section 2(b)(i), or as such Demanding Holders or Holders, as applicable, may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the equity securities of a holder of the Company’s securities other than Registrable Securities (“Non-Holder Securities”) that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof, that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A), (B) and (C), the number of shares of Company Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold.

(vi) Withdrawal. Prior to the filing of the applicable “red herring” Prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown, if such Demanding Holders are the Sponsor Holders or the Lynk Holders, or the Requisite Lynk Preferred Holders if the Demanding Holders are the Requisite Lynk Preferred Holders on behalf of all of the Lynk Preferred Holders, shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the underwriter or underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2(a)(iv), unless the Demanding Holders reimburse the Company for all Sale Expenses with respect to such Underwritten Shelf Takedown; provided that, if any Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall continue to count as an Underwritten Shelf Takedown demanded by the applicable Demanding Holder for purposes of Section 2(a)(iv). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Sale Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2(a)(vi), other than if the Demanding Holders elect to pay such Sale Expenses pursuant to the second sentence of this Section 2(a)(vi).

(b) Piggyback Rights.

(i) Right to Piggyback. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2(a)(iv)), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration Statement, the applicable “red herring” Prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration, a “Piggyback Registration”); provided that the Company will only offer Requisite Lynk Preferred Holders, on behalf of all of the Lynk Preferred Holders, the opportunity to include in such registered offering such number of Registrable Securities as requested in writing where the request constitutes at least 40% of the Registrable Securities held by all of the Lynk Preferred Holders as of the date of this Agreement. Subject to Section 2(b)(ii), the Company shall cause all such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2(b)(i) to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the underwriter(s) selected for such Underwritten Offering by the Company.

(ii) Reduction of Offering. If the managing underwriter or underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Company Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Non-Holder Securities as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements (including any other applicable contractual piggy-back registration rights) and (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2(b) exceeds the Maximum Threshold, then:

(A) If the Registration or registered offering is initiated by the Company primarily for its own account, the number of shares of Company Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the Company Common Stock or other securities to be sold by the Company; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities hereunder pro rata, based on the number of shares of such Company Common Stock initially requested to be included by the Holders that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), Non-Holder Securities that the Company is obligated to include pursuant to separate written contractual rights entered into after the date hereof that can be sold without exceeding the Maximum Threshold;

(B) If the Registration or registered offering is initiated for the account of stockholders of the Company other than the Holders of Registrable Securities, the number of shares of Company Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights that provide that such securities must be included on a pari passu basis to the Registrable Securities, and any Registrable Securities requested to be included, pro rata, based on the amount of such securities initially requested to be included or as such holders of Non-Holder Securities and Registrable Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof that do not comply with clause (A) above, that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), the Company Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold; and

(C) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2(a)(iv), then the Company shall include in any such Registration or registered offering securities pursuant to Section 2(a)(v).

(iii) Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2(a)(vi)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration Statement, the filing of the applicable “red herring” Prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf Registration Statement) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2(a)(vi)), the Company shall be responsible for the Sale Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2(b)(iii).

(iv) Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2(a)(vi), any Piggyback Registration effected pursuant to Section 2(b) shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2(a)(iv).

(c) Block Trades; Other Coordinated Offerings.

(i) Block Trades. Notwithstanding the foregoing, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (A) a Block Trade or (B) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (x) $[●] million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2(a)(iv), such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities, if such Demanding Holders are the Sponsor Holders or the Lynk Holders, or the Requisite Lynk Preferred Holders if the Demanding Holders are the Requisite Lynk Preferred Holders on behalf of all of the Lynk Preferred Holders, wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering; provided further that in the case of such underwritten Block Trade or Other Coordinated Offering, only such Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have a right to notice of and to participate in such offering.

(ii) Withdrawal. Prior to the filing of the applicable “red herring” Prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders, if such Demanding Holders are the Sponsor Holders or the Lynk Holders, or the Requisite Lynk Preferred Holders if the Demanding Holders are the Requisite Lynk Preferred Holders on behalf of all of the Lynk Preferred Holders, initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the underwriter or underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. If withdrawn, a demand for a Block Trade or Other Coordinated Offering shall constitute a demand for an Underwritten Shelf Takedown, unless the Demanding Holders reimburse the Company for all Sale Expenses with respect to such Block Trade or Other Coordinated Offering.

(iii) Cap on Block Trades and Other Coordinated Offerings. Any Registration effected pursuant to this Section 2(c) shall be deemed an Underwritten Shelf Takedown and counted towards the Shelf Takedown Limit.

Notwithstanding anything to the contrary in this Agreement, Section 2(b) shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement; provided, however, that a Block Trade or Other Coordinated Offering shall not be deemed an Underwritten Shelf Takedown and shall not count towards the Shelf Takedown Limit if the Company is not required to take any of the actions described in subsections (v), (vi) and (xi) of Section 3(a) in connection with such Block Trade or Other Coordinated Offering.

(d) Continued Effectiveness. The Company shall use commercially reasonable efforts to keep any Registration Statement continuously effective for the period beginning on the date on which such Registration Statement is declared effective and ending on the date that all of Registrable Securities registered under the Registration Statement cease to be Registrable Securities. During the period that such Registration Statement is effective, the Company shall use commercially reasonable efforts to supplement or make amendments to the Registration Statement, if required by the Securities Act or if reasonably requested by a Demanding Holder (whether or not required by the form on which the securities are being registered), including to reflect any specific plan of distribution or method of sale, and shall use its commercially reasonable efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(e) Suspension Period; Blackout Period.

(i) Misstatement. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

(ii) Other Suspension. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in good faith that any use of a Registration Statement or Prospectus hereunder involving Registrable Securities would (i) reasonably be expected to, in the good faith judgment of the majority of the Board, after consultation with counsel to the Company, materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, disposition, merger, corporate reorganization, segment reclassification or discontinuance of operations that is required to be reflected in pro forma or restated financial statements that amends historical financial statements of the Company, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries; (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; or (iii) require, after consultation with counsel to the Company, the disclosure of material non-public information, the disclosure of which would (x) not be required to be made if a Registration Statement were not being used and (y) reasonably be expected to materially and adversely affect the Company, then the Company shall be entitled to suspend, for not more than sixty (60) consecutive days (any such period, a “Blackout Period”), but in no event more than two (2) times in any consecutive twelve (12) month period (which periods may be successive), commencing on the date of this Agreement, the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. The Company promptly will give written notice of any such Blackout Period to the Holders.

(f) Sale Expenses. Except as otherwise provided in this Agreement, all Sale Expenses of any Holder incurred in connection with Section 2 and Section 3 shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and, other than as set forth in the definition of “Sale Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

(g) Market Stand-Off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder that holds greater than five percent (5%) of the then-outstanding shares of Company Common Stock that is given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement and each Holder that is an executive officer or director of the Company agrees that it shall not transfer any Company Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Company Common Stock, except in the event the underwriters managing the offering otherwise agree by written consent. Each Holder that holds greater than five percent (5%) of the outstanding Company Common Stock or is an executive officer or director of the Company agrees to execute a customary lock-up agreement in favor of the underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

3. PROCEDURES

(a) In connection with the filing of any Registration Statement or sale of Registrable Securities as provided in this Agreement, the Company shall use commercially reasonable efforts to, as expeditiously as reasonably practicable:

(i) notify promptly the Holders and, if requested by a Holder, confirm such advice in writing promptly at the address determined in accordance with Section 6(d), (A) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (B) if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects, (C) of the happening of any event or the discovery of any facts during the period a Registration Statement is effective as a result of which such Registration Statement or any document incorporated by reference therein contains any Misstatement or alleged Misstatement (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the Prospectus until the requisite changes have been made), (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (E) of the filing of a post-effective amendment to such Registration Statement;

(ii) furnish each Demanding Holder’s legal counsel, if any, copies of any comment letters relating to such Demanding Holder received from the Commission or any other request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information relating to such Demanding Holder;

(iii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement as promptly as practicable;

(iv) upon the occurrence of any event or the discovery of any facts, as contemplated by Section 3(a)(i)(C), as promptly as practicable after the occurrence of such an event, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities, such Prospectus will not contain at the time of such delivery any Misstatement or alleged Misstatement. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any Misstatement, the Company agrees promptly to notify the Holders of such determination and to furnish any Holder such number of copies of the Prospectus as amended or supplemented, as such Holder may reasonably request;

(v) enter into agreements in customary form (including underwriting agreements) and take all other reasonable and customary appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities regardless of whether an underwriting agreement is entered into and regardless of whether the registration is an underwritten registration, including:

(A) for an Underwritten Offering, making such representations and warranties to the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar Underwritten Offerings as may be reasonably requested by them;

(B) for an Underwritten Offering, obtaining opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to any managing underwriter(s) and their counsel) addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in Underwritten Offerings and such other matters as may be reasonably requested by the underwriter(s);

(C) for an Underwritten Offering, obtaining “comfort” letters and updates thereof from the Company’s independent registered public accounting firm (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Registration Statement) addressed to the underwriter(s), such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters to underwriters in connection with similar Underwritten Offerings;

(D) entering into a securities sales agreement with the Holder(s) and an agent of Holder(s) providing for, among other things, the appointment of such agent for the Holder(s) for the purpose of soliciting purchases of Registrable Securities, which agreement shall be in form, substance and scope customary for similar offerings;

(E) if an underwriting agreement is entered into, using commercially reasonable efforts to cause the same to set forth indemnification provisions and procedures substantially similar to the indemnification provisions and procedures set forth in Section 4 with respect to the underwriters or, at the request of any underwriters, in the form customarily provided to underwriters in similar types of transactions; and

(F) delivering such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to the managing underwriters, if any;

(vi) make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, the Demanding Holders’ legal counsel and any accountant retained by a Demanding Holder, all financial and other records, pertinent corporate documents and properties or assets of the Company reasonably requested by any such Persons (excluding all trade secrets and other proprietary or privileged information) to the extent required for the offering, and cause the respective officers, directors, employees, and any other agents of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a Registration Statement, and make such representatives of the Company available for discussion of such documents as shall be reasonably requested by the Company; provided, however, that the Demanding Holders’ legal counsel, if any, and the representatives of any underwriters will use commercially reasonable efforts, to the extent reasonably practicable, to coordinate the foregoing inspection and information gathering and to not unreasonably disrupt the Company’s business operations;

(vii) a reasonable time prior to filing any Registration Statement, any Prospectus forming a part thereof, any amendment to such Registration Statement, or amendment or supplement to such Prospectus, provide copies of such document to the underwriter(s) of an Underwritten Offering of Registrable Securities; within five (5) Business Days after the filing of any Registration Statement, provide copies of such Registration Statement to any Demanding Holder’s legal counsel upon request; consider in good faith making any changes requested and make such changes in any of the foregoing documents as are legally required prior to the filing thereof, or in the case of changes received from any Demanding Holder’s legal counsel by filing an amendment or supplement thereto, as the underwriter or underwriters, or in the case of changes received from a Demanding Holder’s legal counsel relating to such Demanding Holder or the plan of distribution of Registrable Securities, as such Demanding Holder’s legal counsel reasonably requests prior to the effectiveness of the applicable Registration Statement; not file any such document in a form to which any underwriter shall not have previously been advised and furnished a copy of; not include in any amendment or supplement to such documents any information about any Demanding Holders or any change to the plan of distribution of Registrable Securities that would limit the method of distribution of Registrable Securities unless such Demanding Holder’s legal counsel has been advised in advance and has approved such information or change (it being understood that any Demanding Holder that determines not to approve the inclusion of such change or information that has been specifically requested by the Commission will not have its Registrable Securities included in such Registration Statement and the Company shall not be in breach of this Agreement as a result of such exclusion); and reasonably during normal business hours make the representatives of the Company available for discussion of such document as shall be reasonably requested by the Demanding Holders’ legal counsel, if any, on behalf of a Holder, Demanding Holder’s legal counsel or any underwriter;

(viii) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(ix) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of FINRA);

(x) if Registrable Securities are to be sold in an Underwritten Offering, include in the registration statement to be used all such information as may be reasonably requested by the underwriters for the marketing and sale of such Registrable Securities; and

(xi) in connection with an Underwritten Offering, use its reasonable efforts to cause the appropriate officers of the Company to (A) prepare and make presentations at any “road shows” and before analysts and (B) cooperate as reasonably requested by the underwriters in the offering, marketing or selling of Registrable Securities.

(b) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts of the type described in Section 3(a)(i), each Holder will forthwith discontinue disposition of Registrable Securities pursuant to a Registration Statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(a)(i), and, if so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice.

(c) The Company may (as a condition to any Holder’s participation in an Underwritten Offering or Holder’s inclusion in a Registration Statement) require each Holder to furnish to the Company such information regarding the Holder and the proposed distribution by the Holder as the Company may from time to time reasonably request in writing.

4. INDEMNIFICATION

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, and the respective officers, directors, partners, employees, representatives and agents of each Holder, and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) a Holder, as follows:

(i) against any and all loss, liability, claim, damage, judgment, actions, other liabilities and expenses whatsoever (the “Liabilities”), as incurred, arising out of any Misstatement contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Securities were registered under the Securities Act at the time such Registration Statement became effective, including all documents incorporated therein by reference;

(ii) against any and all Liabilities, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such Misstatement, or any such alleged Misstatement; provided that any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such Misstatement, or any such alleged Misstatement, to the extent that any such expense is not paid under Section 4(a)(i) or Section 4(a)(ii); provided, however, that the indemnity obligations in this Section 4(a) shall not apply to any Liabilities (A) to the extent arising out of any Misstatement or alleged Misstatement made in reliance upon and in conformity with written information furnished to the Company by any Holder with the understanding that such information will be used in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto) or (B) to the extent they arise from the use of any Registration Statement during any Suspension Period or Blackout Period.

(b) Indemnification by the Holders. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, and each of its respective officers, directors, partners, employees, representatives and agents and any person controlling the Company, against any and all Liabilities described in the indemnity contained in Section 4(a), as incurred, but only with respect to Misstatements or alleged Misstatements made in the Registration Statement (or any amendment thereto) or any Prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder with the understanding that such information will be used in the Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto); provided, however, that Holder shall not be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Notices of Claims, etc. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party shall not relieve such indemnifying party from any Liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any Liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all Liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Liabilities incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and the Holders, on the other hand, shall be determined by reference to, among other things, whether any Misstatement or alleged Misstatements relates to information supplied by the Company or a Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4. The aggregate amount of Liabilities incurred by an indemnified party and referred to above in this Section 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4, each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Holder, and each director of the Company, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

5. TERMINATION. The rights of the Holders under this Agreement shall terminate in accordance with the terms of this Agreement and in any event, with respect to each Holder, the date on which such Holder or any of its permitted assignees no longer hold any Registrable Securities. Notwithstanding the foregoing, the obligations of the parties under Section 4 of this Agreement shall remain in full force and effect following such time.

6. MISCELLANEOUS

(a) Covenants Relating To Rule 144. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Company Common Stock are registered under the Exchange Act, the Company agrees to: (A) file with the SEC all reports and other documents required of the Company under Section 13(a) or 15(d) of the Exchange Act (at any time after it has become subject to such reporting requirements); and (B) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (ii) such other information as may be reasonably requested by any Holder in order to avail itself of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

(b) No Inconsistent Agreements. The Company has not entered into, and the Company will not after the date of this Agreement enter into, any agreement which is inconsistent with the rights granted to the Holders pursuant to this Agreement or otherwise conflicts with the provisions of this Agreement, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other person other than pursuant to this Agreement.

(c) Amendment; Modification; Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Company and the Holders owning a majority in voting power of the then-outstanding Registrable Securities; provided, that, if such amendment, modification or supplement were to adversely affect (i) the Lynk Holders, then the Lynk Holders owning a majority of the Registrable Securities held by all Lynk Holders must approve in writing such amendment, modification or supplement, (ii) the Lynk Preferred Holders, then the Requisite Lynk Preferred Holders must approve in writing such amendment, modification or supplement, or (iii) the SLAM Holders, then the SLAM Holders owning a majority of the Registrable Securities held by all SLAM Holders must approve in writing such amendment, modification or supplement; provided, further, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. The conditions to the respective obligations of each of the parties to this Agreement to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any such waiver shall only be effective if made in writing and executed by the party against whom the waiver is to be effective. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder or under applicable law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by e-mail (return receipt requested), (b) on the next Business Day when sent by overnight courier or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

If to a Holder, to the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 6(d).

If to the Company to:

Lynk Global Holdings, Inc.

c/o Lynk Global, Inc.

510 North Washington Street

Falls Church, VA 22046

Attention: Charles Miller, CEO

 Margo Deckard, COO

E-mail:   ****@lynk.world

   ****@lynk.world

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Geoff Willard

 Jocelyn M. Arel

 Daniel J. Espinoza

Email:      ****@goodwinlaw.com

    ****@goodwinlaw.com

    ****@goodwinlaw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

(e) Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Other than with respect to registration rights provided hereunder which may be assigned by a Holder to its Affiliates, no party to this Agreement may assign its rights under this Agreement without the prior written consent of the other parties, and any attempted or purported assignment or delegation in violation of this Section 6(e) shall be null and void. Provided, however, that if any of the Sponsor Holders or the Requisite Lynk Preferred Holders seek to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders (an “In-Kind Distribution”), the Company will use reasonable best efforts to work with such Sponsor Holder or the Requisite Lynk Preferred Holders, as applicable, to facilitate such In-Kind Distribution in the manner reasonably requested. Each of the Sponsor Holders and the Requisite Lynk Preferred Holders acknowledge and agree that any distributees receiving equity of the Company pursuant to an In-Kind Distribution initiated by the Sponsor Holders or the Requisite Lynk Preferred Holders shall not be entitled to any rights under this Agreement.

(f) Specific Performance. The parties to this Agreement acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties to this Agreement agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other parties’ obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other parties hereto to perform their respective agreements and covenants contained in this Agreement. Each party to this Agreement further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no party to this Agreement shall allege, and each party to this Agreement hereby waives the defense, that there is an adequate remedy at law.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

(h) Headings. The article and section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties to this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

(j) Consent to Jurisdiction, etc.; WAIVER OF JURY TRIAL. Each party to this Agreement irrevocably agrees that any action, suit or proceeding between or among the parties to this Agreement arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (each, a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party to this Agreement hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 6(j) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party to this Agreement may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above-named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 6(j) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES TO THIS AGREEMENT MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(k) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l) Brokered Sales. At any time and from time to time in connection with a bona-fide sale of Registrable Securities exempt from registration under the Securities Act or through any broker-dealer sale transactions described in the plan of distribution set forth within any Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the applicable Holders and broker in connection therewith and compliance with applicable laws,

(i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause clause (i). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such Holders in connection with the aforementioned sales.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TOPCO:

LYNK GLOBAL HOLDINGS, INC.

By:
Name:
Title:

SLAM:

SLAM CORP.

By:
Name:
Title:

LYNK:

LYNK GLOBAL, INC.

By:
Name:
Title:

SPONSOR:

Solely for purposes of [●]

SLAM SPONSOR, LLC

By:
Name:
Title:

ANTARA:

ANTARA MASTER CAPITAL FUND LP

By:
Name:
Title:

A-ROD:

A-ROD SLAM LLC.

By:
Name:
Title:

SLAM HOLDERS:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

By:
Name:

LYNK HOLDERS:

By:
Name: Charles Miller

By:
Name: Margo Deckard

By:
Name: Tyghe Spiedel

LYNK PREFERRED HOLDERS

By:
Name:
Title:

By:
Name:

By:
Name:

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of February 4, 2024, is made and entered into by and among Lynk Global Holdings, Inc., a Delaware corporation (the “Company” or “Topco”), Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), Antara Master Capital Fund LP, a Delaware limited partnership (“Antara”), A-Rod Slam LLC, a Delaware limited liability company (“A-Rod” and together with Sponsor and Antara, the “Sponsor Holders”), the individuals listed under Slam Holders on the signature page hereto (each a “Slam Holder” and, collectively, the “Slam Holders”), and the undersigned parties listed under Lynk Holders on the signature page hereto (each a “Lynk Holder” and collectively, the “Lynk Holders”) and the undersigned parties listed under Lynk Series B Preferred Holders on the signature page hereto (each a “Lynk Series B Preferred Holder” and collectively, the “Lynk Series B Preferred Holders”) (each such party together with any Person who hereafter becomes a party to this Agreement by executing a Joinder Agreement, a “Holder” and collectively the “Holders”). The Company and the Holders shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties.” Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the Business Combination Agreement (as defined below).

BACKGROUND:

WHEREAS, the Company, Slam Corp., a Cayman Islands exempted company (“Slam”), Lynk Global, Inc., a Delaware corporation (“Lynk”), Sponsor, Lynk Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Merger Sub 1”) and Lynk Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Topco (“Merger Sub 2”) are party to that certain Business Combination Agreement, dated as of February 4, 2024 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, on the date hereof, (a) Slam will merge with and into Merger Sub 1 (the “First Merger”), with Merger Sub 1 as the surviving company in the First Merger and, after giving effect to the First Merger, the surviving company will be a wholly owned subsidiary of Topco and each Slam Share will be automatically converted as of the First Effective Time into one share of Company Common Stock (as defined herein) and (b) following the consummation of the First Merger, Merger Sub 2 will convert into a corporation pursuant to the terms of the DGCL by filing a certificate of conversion with the Secretary of State of the State of Delaware (the “Merger Sub 2 Conversion”), after which (x) Merger Sub 2 will merge with and into Lynk (the “Second Merger,” and together with the First Merger, the “Mergers”), with Lynk as the surviving company in the Second Merger and, after giving effect to the Second Merger, the surviving company will be a wholly owned Subsidiary of Topco and (y) each Lynk Share will be automatically converted as of the Second Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, subject to, among other things, the approval of Slam’s shareholders (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement and in connection with the consummation of the Business Combination, the Sponsor, Lynk Holders, Slam Holders and Lynk Series B Preferred Holders will receive shares of Company Common Stock;

WHEREAS, immediately following the consummation of the Business Combination, the Sponsor will hold an aggregate of [●] shares of Company Common Stock and [•] warrants to purchase one-fourth of one share of Company Common Stock per warrant at an exercise price of $11.50 (the “Warrants”);

WHEREAS, immediately following the consummation of the Business Combination, the Slam Holders will hold an aggregate of [●] shares of Company Common Stock;

WHEREAS, immediately following the consummation of the Business Combination, the Lynk Holders will hold an aggregate of [●] shares of Company Common Stock;

WHEREAS, immediately following the consummation of the Business Combination, the Lynk Series B Preferred Holders will hold an aggregate of [●] shares of Company Common Stock;

WHEREAS, the Company, Slam, Lynk and Antara are party to that certain Backstop Agreement, dated as of February 4, 2024 (as amended, supplemented or otherwise modified from time to time, the “Backstop Agreement”) immediately following the consummation of the Business Combination and pursuant to the Backstop Agreement, Antara will hold up to 2,500,000 shares of Company Common Stock;

WHEREAS, immediately following the consummation of the Business Combination, A-Rod as a member of the Sponsor will hold an indirect economic interest in the Sponsor’s holdings of Company Common Stock and Warrants;

WHEREAS, immediately following the consummation of the Business Combination, the Slam Holders will hold an aggregate of [●] shares of Company Common Stock;

WHEREAS, as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holders have agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

LOCK-UP PROVISIONS

Section 1.1 Lock-Up. Subject to Section 1.2 and Section 1.4, each Holder agrees not to Transfer any Lock-Up Shares, or any economic entitlement therein, during the Lock-Up Period. For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of the Company with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares and to receive any dividends or other distributions (it being understood that a Holder’s rights, powers and privileges in respect of the Sponsor Earnout Shares shall be subject to the qualifications, limitations and restrictions set forth in the Business Combination Agreement).

Section 1.2 Permitted Transfers.

1.2.1 Transfers for Estate Planning. Notwithstanding Section 1.1, subject to Section 1.6, any Holder who is a natural Person shall be permitted to make the following Transfers:

(a)

any Transfer of its Lock-Up Shares by such Holder to its Family Group without consideration (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such Lock-Up Shares to the transferor if such transferee ceases to be a member of the transferor’s Family Group); provided, that no further Transfer by such member of such Holder’s Family Group may occur without compliance with the provisions of this Agreement or to a charitable organization; and provided, further that any such Lock-Up Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement and the transferee shall agree in writing to be bound thereby as provided in Section 1.6.2 hereof; and

(b)

upon the death of any Holder who is a natural Person, any distribution of its Lock-Up Shares by the will or other instrument taking effect at death of such Holder or by applicable Laws of descent and distribution to such Holder’s estate, executors, administrators and personal representatives, and then to such Holder’s heirs, legatees or distributees; provided, that a Transfer by such transferor pursuant to this Section 1.2.1(b) shall only be permitted if a Transfer to such transferee would have been permitted if the original Holder had been the transferor and provided, further that any such Lock-Up Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement and the transferee shall agree in writing to be bound thereby as provided in Section 1.6.2 hereof.

1.2.2 Transfers to Affiliates and Equity Holders. Notwithstanding Section 1.1, subject to Section 1.6, each Holder shall be permitted to Transfer from time to time any or all of its Lock-Up Shares (a) to a corporation, partnership, limited liability company, trust or any other business entity that controls, is controlled by or is under common control or management with such Holder (including, for the avoidance of doubt, with respect to the Sponsor and investment funds or special purpose vehicles managed or controlled, directly or indirectly, by Antara or A-Rod) (“Slam Affiliates”), or (b) to its partners, limited liability company members, equity holders or shareholders of the Holder, or (c) to any other Holder or any direct partners, members or equity holders of such other Holder, any affiliates of such other Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates or (d) to any direct or indirect general partner, limited partner, shareholder, member or owner of similar equity interests in such Holder in connection with a liquidation of such Lock-Up Shares in accordance with the organizational documents of such Holder (it being understood that any such Lock-Up Shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement and the transferee shall agree in writing to be bound thereby as provided in Section 1.6.2 hereof).

1.2.3 Transfers to Margin Accounts. Notwithstanding any provision of this Agreement to the contrary, from and after the time at which resales of a Holder’s Lock-Up Shares have been registered on a registration statement that has been declared effective by the Securities and Exchange Commission, such Holder may Transfer all or any portion of its Lock-Up Shares to a brokerage account at a nationally recognized brokerage firm if but only if (i) the Company determines in its sole discretion, after consulting with its outside legal counsel in good faith, that such Transfer may be effected in accordance with applicable law and such Holder provides to the Company such documents and instruments as the Company or its transfer agent may request in connection therewith, (ii) such Holder provides to the Company an executed investor representation letter in the form attached hereto as Exhibit B, (iii) such Holder causes to be provided to the Company an executed broker representation letter in the form attached hereto as Exhibit C, and (iv) such Holder’s broker agrees in writing for the benefit of the Company that it will not foreclose on any Lock-Up Shares held in a margin account or otherwise sell, transfer or otherwise dispose of Lock-up Shares during the Lock-Up Period.

Section 1.3 Expiration of the Lock-Up Period. Following the expiration of the Lock-Up Period, the Lock-Up Shares (or any economic entitlement therein) beneficially owned or held of record by each Holder may be Transferred without restriction under this Agreement, other than the restriction set forth in Section 1.6.3 below.

Section 1.4 Early Release. Each Holder may have some or all of its Lock-Up Shares released from the restrictions in Article 1 upon the approval of a majority of the disinterested members of the board of directors of the Company (the “Board”) then in office that qualify as “independent” determining that such release is in the best interests of the Company.

Section 1.5 Definitions. The terms defined in this Section 1.5 shall, for all purposes of this Agreement, have the respective meanings set forth below:

1.5.1 The term “Change of Control” shall mean, any of the following events: (a) any transaction or series of transactions the result of which is: (i) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of or economic interests represented by the then outstanding securities of the Company; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of or economic interests represented by the then outstanding securities of the Company or the surviving Person outstanding immediately after such combination; or (iii) a sale of at least a majority of the assets of the Company and its Subsidiaries, taken as a whole; or (b) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Closing Date, constitute the Company Board and any new director whose appointment or election by the Company Board or nomination for election by the Company Shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Company Board on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b).

1.5.2 The term “Company Common Stock” shall mean, (i) the Company’s Series A common stock, par value $0.0001 per share and (ii) the Company’s Series B common stock, par value $0.0001 per share.

1.5.3 The term “Company Series A Common Stock” shall mean, the Company’s Series A common stock, par value $0.0001 per share.

1.5.4 The term “Company Series B Common Stock” shall mean, the Company’s Series B common stock, par value $0.0001 per share.

1.5.5 The term “Family Group” shall mean, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over all voting and disposition decisions

1.5.6 The term “Lock-Up Period” shall mean,

(a)

with respect to [●][1] shares of Company Common Stock held by the Sponsor Holders immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(b)

with respect to [●][2] shares of Company Common Stock held by the Sponsor Holders immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

(c)

with respect to [●][3] shares of Company Common Stock held by the Sponsor Holders immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date;

(d)

with respect to fifty percent (50)% of the shares of Company Common Stock held by each Slam Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

[1]	NTD: To represent 100% of the shares of Company Series A Common Stock issued to Sponsor in exchange for Slam Private Warrants.
[2]

NTD: To represent 50% of the shares of Company Series A Common Stock issued to Sponsor in exchange for Slam Class B Shares (including in the denominator the Sponsor Earnout Shares) after giving effect to the forfeiture of the Forfeited Shares pursuant to the Backstop Side Letter and to represent 50% of the Subscribed Shares issued to Antara pursuant to the Backstop Side Letter Agreement.

[3]

NTD: To represent 50% of the shares of Company Series A Common Stock issued to Sponsor in exchange for Slam Class B Shares (including in the denominator the Sponsor Earnout Shares) after giving effect to the forfeiture of the Forfeited Shares pursuant to the Backstop Side Letter and to represent 50% of the Subscribed Shares issued to Antara pursuant to the Backstop Side Letter Agreement.

(e)

with respect to fifty percent (50)% of the shares of Company Common Stock held by each Slam Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date;

(f)

with respect to thirty percent (30)% of the shares of Company Common Stock held by each Lynk Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(g)

with respect to seventy percent (70)% of the shares of Company Common Stock held by each Lynk Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

(h)

with respect to fifty percent (50)% of the shares of Company Common Stock held by each Lynk Series B Preferred Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(i)

with respect to fifty percent (50)% of the shares of Company Common Stock held by each Lynk Series B Preferred Holder immediately following the consummation of the Business Combination, the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

provided, however, that the Lock-Up Period shall terminate upon a Change of Control.

1.5.7 The term “Lock-Up Shares” shall mean any (a) shares of Company Common Stock held by the Holders immediately following the consummation of the Business Combination; (b) Company Warrants acquired in connection with the Business Combination in each case to the extent beneficially owned or held of record by a Holder immediately following the consummation of the Business Combination; (c) any options to purchase any shares of Company Common Stock, or any securities or agreements convertible into, exchangeable for or that represent the right to receive shares of Company Common Stock, or any interest in any of the foregoing, beneficially owned by the Holders immediately following the consummation of the Business Combination and (d) any shares of Company Common Stock issued pursuant to Section 2.4(f), Section 2.4(g) and Section 6.20(b) of the Business Combination Agreement; but in each case excluding, for the avoidance of doubt, any shares of Company Common Stock or Company Warrants or any other equity securities convertible into or exercisable or exchangeable for shares of Company Common Stock acquired pursuant to (i) open market purchases subsequent to the Closing Date or (ii) a transaction exempt from registration under the Securities Act, where the issuance of shares of Company Common Stock occurs prior to or in connection with the consummation of the Business Combination, including for the avoidance of doubt, any transaction pursuant to the Backstop Agreement.

1.5.8 The term “Permitted Transferees” shall mean, prior to the expiration of the Lock-Up Period, any Person to whom such Holder or any other Permitted Transferee of such Holder is permitted to transfer such Lock-Up Shares pursuant to Section 1.2.

1.5.9 The term “Slam Class A Shares” shall mean, Slam’s Class A ordinary shares, par value $0.0001 per share.

1.5.10 The term “Slam Class B Shares” shall mean, Slam’s Class B ordinary shares, par value $0.0001 per share.

1.5.11 The term “Slam Private Warrants” shall mean, each warrant to purchase one Slam Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement, that is held by the Sponsor.

1.5.12 The term “Sponsor Earnout Shares” shall mean, the 1,500,000 shares of Company Common Stock held by the Sponsor Holders immediately following the consummation of the Business Combination and subject to vesting requirements pursuant to Section 6.20(b) of the Business Combination Agreement.

1.5.13 The term “Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a Person or any interest (including a beneficial interest or an economic entitlement) in, or the ownership, control or possession of, any interest owned by a Person.

Section 1.6 Additional Provisions Relating to Transfers

1.6.1 Legend. Each Holder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of any Lock-Up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Holder’s Lock-Up Shares describing the foregoing restrictions.

1.6.2 Prior Notice; Joinder. At least three (3) Business Days of prior notice shall be given during the Lock-Up Period to the Company by the transferor of any Transfer of Lock-Up Shares permitted by Section 1.2. Prior to consummation of any such Transfer during the Lock-Up Period, or prior to any Transfer pursuant to which rights and obligations of the transferor under the Agreement are assigned in accordance with the terms of this Agreement, the transferring Holder shall cause the transferee to execute and deliver to the Company a written agreement in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Upon any Transfer by any Holder of any of its Lock-Up Shares, in accordance with the terms of this Agreement and which is made in conjunction with the assignment of such Holder’s rights and obligations hereunder, the transferee thereof shall be substituted for, and shall assume all the rights and obligations (as a Holder) under this Agreement, of the transferor thereof.

1.6.3 Compliance with Laws. Notwithstanding any other provision of this Agreement, each Holder agrees that it will not, directly or indirectly, Transfer any of its Lock-Up Shares except as permitted under the applicable Securities Laws.

1.6.4 Trading Plans. The provisions of Article 1 shall not preclude the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not permit the Transfer of Lock-Up Shares during the Lock-Up Period.

1.6.5 Null and Void. Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer and the purported transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for any purposes of this Agreement.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to the Company to:

Lynk Global Holdings, Inc.

c/o Lynk Global, Inc.

510 North Washington Street,

Falls Church, VA 22046

Attention: Charles Miller, CEO

 Margo Deckard, COO

E-mail:    ****@lynk.world

    ****@lynk.world

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Geoff Willard

 Jocelyn M. Arel

 Daniel J. Espinoza

Email:     ****@goodwinlaw.com

    ****@goodwinlaw.com

    ****@goodwinlaw.com

and, if to any Holder, at such Holder’s address set forth on the Holder’s signature page hereto.

Any Party may change its address for notice at any time and from time to time by written notice to the other Parties as provided in this Section 2.1.

Section 2.2 Amendment; Waiver. Subject to Section 1.4, this Agreement may be amended or modified only by a written agreement executed and delivered by all of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 2.2 shall be void, ab initio. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 2.3 Assignment; No Third Party Beneficiaries.

2.3.1 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns and transferees. This Agreement and the rights, duties and obligations hereunder shall not be assignable or transferable by any of the Parties; provided, however, that this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees.

2.3.2 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Section 2.3.

2.3.3 No assignment by any Party of such Party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 2.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment of this Agreement or any rights, duties or obligations hereunder made other than as provided in this Section 2.3 shall be null and void.

Section 2.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

Section 2.5 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.5.

Section 2.6 Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the word “or” is disjunctive but not necessarily exclusive; (f) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (g) the word “day” means calendar day unless Business Day is expressly specified; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles or Sections are to Articles and Sections of this Agreement unless otherwise specified; (j) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (k) all references to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (l) reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 2.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 2.8 Equitable Remedies. Each Party acknowledges that the other Parties would be irreparably damaged in the event of a breach or threatened breach by such Party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such Parties specific performance by such Party of its obligations under this Agreement.

Section 2.9 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under any other agreement between the Holder and the Company or any certificate or instrument executed by the Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under this Agreement.

Section 2.10 Further Assurances. Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 2.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

LYNK GLOBAL HOLDINGS, INC.:

LYNK GLOBAL, INC.

By:
Name:
Title:

SPONSOR:

SLAM SPONSOR, LLC

By:
Name:
Title:

ANTARA:

ANTARA MASTER CAPITAL FUND LP

By:
Name:
Title:

A-ROD:

A-ROD SLAM LLC

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SLAM HOLDERS:

By:
Name:
Title:

Address:

By:
Name:
Title:

Address:

By:

Name:
Title:

Address:

By:
Name:
Title:

Address:

By:
Name:
Title:

Address:

LYNK HOLDERS:

By:
Name:
Title:

Address:

By:
Name:
Title:

Address:

By:
Name:
Title:

Address:

By:
Name:
Title:

Address:

[Signature Page to Lock-Up Agreement]

LYNK SERIES B PREFFERED HOLDERS:

By:
Name:
Title:

Address:

By:
Name:
Title:

Address:

By:
Name:
Title:

Address:

[Signature Page to Lock-Up Agreement]

Exhibit A

FORM OF JOINDER TO LOCK-UP AGREEMENT

[     ], 20

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Lock-Up Agreement, dated as of [●], 2024 (as the same may hereafter be amended, the “Lock-Up Agreement”), among Lynk Global Holdings, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Lock-Up Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Lock-Up Agreement as a Holder of Lock-Up Shares in the same manner as if the undersigned were an original signatory to the Lock-Up Agreement, and the undersigned’s shares of Company Common Stock shall be included as Lock-Up Shares under the Lock-Up Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the      day of      , 20  .

Signature of Shareholder

Print Name of Shareholder

Address:

Agreed and Accepted as of      , 20

LYNK GLOBAL HOLDINGS, INC.

By:
Name:
Title:

Exhibit B

FORM OF INVESTOR REPRESENTATION LETTER

[***]

Exhibit C

FORM OF BROKER REPRESENTATION LETTER

[***]

EXHIBIT D

SPONSOR LETTER AGREEMENT

[intentionally omitted]

D-1

EXHIBIT E

COMPANY SUPPORT AGREEMENT

[intentionally omitted]

E-1

Exhibit F

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LYNK GLOBAL HOLDINGS, INC.

Lynk Global Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Lynk Global Holdings, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 16, 2024 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation, as it may be amended, restated or otherwise modified from time to time, including the terms of any certificate of designations of any class or series of preferred stock (the “Certificate of Incorporation”) amends, restates and integrates the provisions of the Original Certificate, and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to provide as follows:

ARTICLE I

The name of the Corporation is Lynk Global Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 8 The Green, Ste R, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Resident Agents Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A. CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is [●], which shall consist of two classes as follows: (a) [●] shares shall be a class designated as common stock, par value $0.00001 per share (the “Common Stock”), which class of Common Stock shall be subdivided into two series consisting of (i) [●] shares designated as Series A common stock (the “Series A Common Stock”) and (ii) [●] shares designated as Series B common stock (the “Series B Common Stock”); and (b) [●] shares shall be a class designated as preferred stock, par value $0.00001 per share (the “Preferred Stock”).

Except as otherwise provided in any certificate of designation of any series of Preferred Stock or in Sections 242(d)(1) or (d)(2) of the DGCL, the number of authorized shares of any class of Common Stock or Preferred

Stock may from time to time be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor; provided, however, that the number of authorized shares of Series B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of shares of Series B Common Stock then outstanding, voting as a separate class. For the avoidance of doubt, the elimination and reduction of the voting requirements of Section 242 of the DGCL, as permitted by Section 242(d) of the DGCL, shall apply to any amendments to the Certificate of Incorporation.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

B. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate of Incorporation (including any certificate of designation of any series of Preferred Stock):

1. Voting Rights.

(a) General Right to Vote Together. Except as otherwise expressly provided herein or required by applicable law, the holders of Series A Common Stock and Series B Common Stock shall vote together on all matters submitted to a vote of the stockholders.

(b) Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Series A Common Stock shall be entitled to one vote for each such share held by such holder, and each holder of Series B Common Stock shall be entitled to 10 votes for each such share held by such holder. Notwithstanding the foregoing, except as otherwise required by law, holders of shares of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of the Preferred Stock or one or more outstanding series thereof if the holders of such Preferred Stock or series thereof are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL.

2. Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Series A Common Stock and Series B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of any Distribution, Distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine. Shares of Series A Common Stock and Series B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Series B Common Stock, each voting separately as a series; provided, however, that in the event a Distribution is paid in the form of Series A Common Stock or Series B Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be), then holders of Series A Common Stock shall receive Series A Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be) and holders of Series B Common Stock shall receive Series B Common Stock (or Rights to acquire, or securities convertible into or exchangeable for, such stock, as the case may be) and such Distribution shall be deemed equal, identical and ratable so long as such Distribution is paid or distributed ratably on a per share basis.

(b) Subdivision or Combination. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Series A Common Stock or Series B Common Stock, then the outstanding shares of the other such series will be concurrently subdivided, combined or reclassified in the same proportion and manner to maintain the same proportionate equity ownership between the holders of the outstanding Series A Common Stock and Series B Common Stock on the record date or effective date for such subdivision, combination or reclassification, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Series B Common Stock, each voting separately as a series.

(c) Equal Treatment in a Change of Control Transaction. In connection with any Change of Control Transaction, shares of Series A Common Stock and Series B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation (any such consideration, “Change of Control Consideration”), provided, however, that the holders of shares of such series may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Change of Control Transaction if (1) the only difference in the per share consideration to the holders of the Series A Common Stock and Series B Common Stock is that any securities distributed to the holders of, or issuable upon the conversion of, a share of Series B Common Stock have 10 times the voting power of any securities distributed to the holder of, or issuable upon the conversion of, a share of Series A Common Stock or (2) such different or disproportionate treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Series B Common Stock, each voting separately as a series; provided, however, for the avoidance of doubt, Change of Control Consideration shall not be deemed to include any consideration paid to or received by a person who is a holder of Series A Common Stock and/or Series B Common Stock, as applicable, pursuant to (x) any employment, consulting, severance or other compensatory arrangement (including, without limitation, any equity-based or cash compensatory award or payment) whether or not entered into in connection with such Change of Control Transaction or (y) a negotiated agreement between a holder of Series A Common Stock and/or Series B Common Stock, as applicable, with any counterparty (or affiliate thereof) to a Change of Control Transaction wherein such holder is contributing, selling, transferring or otherwise disposing of shares of the Corporation’s capital stock to such counterparty (or affiliate thereof) as part of a “rollover” or similar transaction that is approved by a majority of the Disinterested Directors then in office (or a committee of the Board comprised of Disinterested Directors) and that is in connection with such Change of Control Transaction. Any merger or consolidation of the Corporation with or into any other entity, which is not a Change of Control Transaction, shall, in addition to any approval otherwise required herein or by applicable law, require approval by the affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Series B Common Stock, each voting separately as a series, unless (i) the shares of Series A Common Stock and Series B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Series A Common Stock and Series B Common Stock, respectively.

3. Conversion of Series B Common Stock.

(a) Voluntary Conversion. Each share of Series B Common Stock shall be convertible into one fully paid and nonassessable share of Series A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. Such written notice shall state therein the number of shares of Series B Common Stock being converted and the name or names in which the shares of Series A Common Stock are to be registered.

(b) Automatic Conversion. Each share of Series B Common Stock shall automatically, without any further action by the holder thereof, convert into one fully paid and nonassessable share of Series A Common Stock upon the earlier of:

(i) a Transfer of such share; provided, however, that no such automatic conversion shall occur in the case of a Transfer by a Series B Stockholder to any of the persons or entities listed in clauses (A) through (H) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Series B Stockholder and/or any other Permitted Transferee established by or for such Series B Stockholder:

(A) a Family Member of such Series B Stockholder, which shall mean with respect to any natural person who is a Series B Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Series B Stockholder and any spouse of any such person; and provided, further, that lineal descendants shall include adopted persons, but only so long as they are adopted during minority (herein collectively referred to as “Family Members”);

(B) a trust solely for the benefit of such Series B Stockholder and/or one or more of such Series B Stockholder’s Family Members (except for remote contingent interests) so long as all trustees of such trust are one or more of (i) such Series B Stockholder, (ii) a Family Member of such Series B Stockholder and/or (iii) an institution or individual who is a bank or trust company, a professional trustee, investment advisor or manager, investment banker, accountant or lawyer (herein referred to as a “Qualified Trustee”); provided such Transfer does not involve any payment of cash, securities, property or other consideration to the Series B Stockholder (other than as a settlor or beneficiary of such trust) and, provided, further, that if at any time such trust ceases to meet the requirements of this subsection (B), each share of Series B Common Stock then held by the trustee or trustees of such trust shall, upon receipt by said trustee or trustees of a notice from the Corporation that it has obtained actual knowledge that the trust no longer meets the requirements of this subsection (B), automatically convert into one fully paid and nonassessable share of Series A Common Stock;

(C) the beneficiaries or trustee of a trust; so long as the original grantor of the trust (the “Grantor”) is such Series B Stockholder and such Series B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock, provided that in the event such Grantor no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock, each share of Series B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Series A Common Stock;

(D) a trust under the terms of which such Series B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (or successor provision) and/or a reversionary interest so long as all trustees of such trust are Qualified Trustees; provided, however, that if at any time such trust ceases to meet the requirements of this subsection (D), each share of Series B Common Stock then held by the trustee or trustees of such trust shall, upon receipt by said trustee or trustees of a notice from the Corporation that it has obtained actual knowledge that the trust no longer meets the requirements of this subsection (D), automatically convert into one fully paid and nonassessable share of Series A Common Stock;

(E) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such Series B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code (or successor provision); provided that in each case such Series B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock held in such account, plan or trust, and provided, further, that in the event the Series B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock held by such account, plan or trust, each share of Series B Common Stock then held by such account, plan or trust shall automatically convert into one fully paid and nonassessable share of Series A Common Stock;

(F) a corporation, partnership or limited liability company in which such Series B Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise has legally enforceable rights, such that the Series B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock held by such corporation, partnership or limited liability company; provided, however, that in the event the Series B Stockholder no longer owns sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure the Series B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Series B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one fully paid and nonassessable share of Series A Common Stock;

(G) from a Series B Stockholder or such Series B Stockholder’s Affiliates to (x) such Series B Stockholder’s estate as a result of such Series B Stockholder’s death or (y) another Series B Stockholder or such other Series B Stockholder’s Affiliates;

(H) an Affiliate of a Series B Stockholder; provided, however, that the person or entity holding sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock being Transferred (the “Controlling Person”) retains, directly or indirectly, sole dispositive power and exclusive Voting Control with respect to the shares following such Transfer; provided, further, that in the event the Controlling Person no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Series B Common Stock Transferred to such Affiliate, each such share of Series B Common Stock Transferred to such Affiliate shall automatically convert into one share of Series A Common Stock unless such transaction is otherwise approved by the Corporation; or

(ii) the date specified by a written notice and certification request of the Corporation to the holder of such share of Series B Common Stock requesting a certification, in a form satisfactory to the Corporation, verifying such holder’s ownership of Series B Common Stock and confirming that a conversion to Series A Common Stock has not occurred pursuant to this Article IV, Section B(3), which date shall not be less than 60 calendar days after the date of such notice and certification request; provided, however, that no such automatic conversion pursuant to this subsection (ii) shall occur in the case of a Series B Stockholder or its Permitted Transferees that furnishes a certification satisfactory to the Corporation prior to the specified date that such conversion to Series A Common Stock has not occurred pursuant to this Article IV, Section B(3).

(c) Automatic Conversion of All Outstanding Series B Common Stock. Each share of Series B Common Stock shall automatically, without any further action by the holder thereof, convert into one fully paid and nonassessable share of Series A Common Stock upon the date specified by affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series B Common Stock, voting as a single series. Following such conversion, the reissuance of any shares of Series B Common Stock shall be prohibited, and the Corporation shall take all necessary action to retire each share of Series B Common Stock in accordance with Section 243 of the DGCL, including filing a certificate of retirement with the Secretary of State of the State of Delaware required thereby, and upon the effectiveness of such certificate of retirement, it shall have the effect of reducing the number of authorized shares of Series B Common Stock and eliminating all references to Series B Common Stock in this Certificate of Incorporation.

(d) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Series B Common Stock to Series A Common Stock in accordance with this Article IV, Section B(3) and the general administration of this dual series stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Series B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Series B Common Stock and to confirm that a conversion to Series A Common Stock has not occurred in accordance with Article IV, Section B(3)(b)(ii). A determination by the Board that a Transfer results in a conversion to Series A Common Stock shall be conclusive and binding.

(e) Immediate Effect of Conversion. In the event of a conversion of shares of Series B Common Stock to shares of Series A Common Stock pursuant to this Article IV, Section B(3), such conversion(s) shall be deemed to have been effective immediately prior to the close of business on the date that the Corporation’s transfer agent receives the written notice required under Section B(3)(a) of this Article IV, the time that the Transfer of such shares occurred under Section B(3)(b) of this Article IV, the time set forth in Section B(3)(c) of this Article IV upon the death or Incapacity of the Series B Stockholder, or the date specified in Section B(3)(d) of this Article IV, as applicable. Upon any conversion of Series B Common Stock to Series A Common Stock pursuant to this Article IV, Section B(3), all rights of the holder of such shares of Series B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s) representing the shares of Series A Common Stock) are to be issued shall be treated for all purposes as having become the record holder or holders of such number of shares of Series A Common Stock into which such shares of Series B Common Stock were converted. Shares of Series B Common Stock that are converted into shares of Series A Common Stock as provided in this Article IV, Section B(3) shall be retired and shall not be reissued.

(f) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series A Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Common Stock pursuant to this Article IV, Section B(3), such number of its shares of Series A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Common Stock into shares of Series A Common Stock.

4. No Further Issuances. Except for the issuance of Series B Common Stock issuable upon the settlement, exercise or conversion of Rights outstanding at the Effective Time, a dividend payable in accordance with Article IV, Section B(3)(a) or a subdivision or reclassification in accordance with Article IV, Section B(3)(b), the Corporation shall not at any time after the Effective Time issue any additional shares of Series B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Series B Common Stock, voting as a separate series.

C. PREFERRED STOCK

The Board or any authorized committee thereof is expressly authorized to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designation pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

The following terms, where capitalized in this Certificate of Incorporation, shall have the meanings ascribed to them in this Article V:

“Affiliate” means with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, managing member, officer, director or manager of such person and any venture capital, private equity, investment advisor or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management (or shares the same management, advisory company or investment advisor) with, such person.

“Change of Control Share Issuance” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities of the Corporation before such issuance to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held 50% or less of the total voting power of the Corporation (assuming Series A Common Stock and Series B Common Stock each have one vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than 50% of the total voting power of the Corporation (assuming Series A Common Stock and Series B Common Stock each have one vote per share).

“Change of Control Transaction” means (i) the sale, lease, exclusive license, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exclusive license, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Corporation, surviving entity or its parent (as applicable) and more than 50% of the total number of outstanding shares of the Corporation’s, surviving entity’s or its parent’s (as applicable) capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Corporation, the surviving entity or its parent (as applicable) immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Corporation, surviving entity or its parent (as applicable) and more than 50% of the total number of outstanding shares of the Corporation’s, surviving entity’s or parent’s (as applicable) capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; (iv) any Change of Control Share Issuance; and (v) any transfer, domestication, continuance, conversion or other similar transaction of the Corporation other than a transfer, domestication, continuance, conversion or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the transferred, domesticated, continued or converted entity or its parent) more than 50% of the total voting power represented by the voting securities of the Corporation, the transferred, domesticated, continued or converted entity or its parent (as applicable) and more than 50% of the total number of outstanding shares of the Corporation’s, the transferred, domesticated, continued or converted entity’s or it parent’s (as applicable) capital stock, in each case as outstanding immediately after such transfer, domestication, continuance, conversion or other similar transaction, and the stockholders of the Corporation immediately prior to the transfer, domestication, continuance, conversion or other similar transaction own voting securities of the Corporation, the transferred, domesticated, continued or converted entity of its parent (as applicable) immediately following the transfer, domestication, continuance, conversion or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction.

“Disinterested Directors” means the Directors who have been determined by the Board to be disinterested with respect to a particular Transfer or Change of Control Transaction, as applicable.

“Distribution” means (i) any dividend of cash, property or shares of the Corporation’s capital stock payable to holders of shares of the Corporation’s capital stock; and (ii) any distribution to holders of shares of the Corporation’s capital stock following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Effective Time” means the time of the completion of the transactions contemplated by that certain Business Combination Agreement, by and among the Corporation, SLAM Corp, SLAM Sponsor LLC, Lynk Global, Inc., Lynk Merger Sub 1, LLC and Lynk Merger Sub 2, LLC, dated as of February [●], 2024.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Incapacity” means that such holder is incapable of managing such holder’s financial affairs under the criteria set forth in the applicable probate code and such incapacity has lasted or can be expected to last for a continuous period of not less than 12 months or is suffering from a condition that can be expected to result in death, in each case, as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Series B Stockholder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

“Rights” means any option, warrant, restricted stock unit, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be the New York Stock Exchange or Nasdaq Stock Market (or similar national quotation system of the Nasdaq Stock Market) (“Nasdaq”) or any successor exchange of either the New York Stock Exchange or Nasdaq.

“Series B Stockholder” means (i) the registered holder of a share of Series B Common Stock issued at or prior to the Effective Time and (ii) the registered holder of any shares of Series B Common Stock that are originally issued by the Corporation after the Effective Time.

“Trading Day” means any day on which the Securities Exchange is open for trading.

“Transfer” of a share of Series B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Series B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Series B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) granting a revocable proxy to officers or Directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting; (b) pledging shares of Series B Common Stock by a Series B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Series B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Series B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Series B Stockholder possesses or obtains an interest in such holder’s shares of Series B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Series B Common Stock (and provided that any transfer of shares by any holder of shares of Series B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Series B Common Stock unless otherwise exempt from the definition of Transfer); (d) entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Series B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; (e) granting a proxy by a Series B Stockholder or a Series B Stockholder’s Permitted Transferees to a person designated by the Board to exercise Voting Control of shares of Series B Common Stock owned directly or indirectly, beneficially and of record, by such Series B Stockholder or such Series B Stockholder’s Permitted Transferees, or over which such Series B Stockholder has Voting Control pursuant to a proxy or voting agreements then in place, effective either (x) on the death of such Series B Stockholder or (y) during any Incapacity of such Series B Stockholder, including the exercise of such proxy by the person designated by the Board; or (f) entering into a (x) support, voting, tender or similar agreement, or arrangement (with or without granting a proxy) or (y) a “rollover” or similar agreement or arrangement that, in each case, is approved by a majority of the Disinterested Directors then in office (or a committee of the Board comprised of Disinterested Directors) and is in connection with a Change of Control Transaction; provided, however, that such Change of Control Transaction was approved by a majority of the Disinterested Directors then in office (or a committee of the Board comprised of Disinterested Directors).

“Voting Control” with respect to a share of Series B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Series B Common Stock by proxy, voting agreement, or otherwise; provided, however, that the following shall not be considered a loss or other diminishment of “Voting Control”: (a) granting a revocable proxy to officers or Directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting; (b) pledging shares of Series B Common Stock by a holder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the holder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such shares of Series B Common Stock or other similar action by the pledgee shall constitute a loss of “Voting Control”; (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder possesses or obtains an interest in such holder’s shares of Series B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a loss of “Voting Control” of such shares of Series B Common Stock (and provided that any transfer of voting control over shares held by any holder of shares of Series B Common Stock to such holder’s spouse, including a transfer of voting control in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a loss of “Voting Control” of such shares of Series B Common Stock unless otherwise provided herein); (d) entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, however, that a sale of such shares of Series B Common Stock pursuant to such plan shall constitute a loss of “Voting Control” at the time of such sale; (e) granting a proxy by a Series B Stockholder or a Series B Stockholder’s Permitted Transferees to a person designated by the Board to exercise Voting Control of shares of Series B Common Stock owned directly or indirectly, beneficially and of record, by such Series B Stockholder or such Series B Stockholder’s Permitted Transferees, or over which such Series B Stockholder has Voting Control pursuant to a proxy or voting agreements then in place, effective either (x) on the death of such Series B Stockholder or (y) during any Incapacity of such Series B Stockholder, including the exercise of such proxy by the person designated by the Board; or (f) entering into a (x) support, voting, tender or similar agreement, or arrangement (with or without granting a proxy) or (y) a “rollover” or similar agreement or arrangement that, in each case, is approved by a majority of the Disinterested Directors then in office (or a committee of the Board comprised of Disinterested Directors) and is in connection with a Change of Control Transaction; provided, however, that such Change of Control Transaction was approved by a majority of the Disinterested Directors then in office (or a committee of the Board comprised of Disinterested Directors).

“Voting Threshold Date” means the first date on which the outstanding shares of Series B Common Stock represent less than a majority of the total voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors.

ARTICLE VI

A. STOCKHOLDER ACTION

1. Action without Meeting. Subject to the rights, if any, of the holders of shares of Preferred Stock, from and after the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a consent of stockholders in lieu thereof. Subject to the rights of the holders of any shares of Preferred Stock, before the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote if: (x) the action is first recommended or approved by the Board and (y) a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of shares of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VII

A. DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board except as otherwise provided herein or required by law.

2. Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VII relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the number of Directors of the Corporation (the “Directors”) shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be [●], [●] and [●]; the initial Class II Directors of the Corporation shall be [●], [●] and [●]; and the initial Class III Directors of the Corporation shall be [●], [●] and [●]. The term of office of the initial Class I Directors shall expire at the first regularly scheduled annual meeting of stockholders following the Effective Time. The term of office of the initial Class II Directors shall expire at the second annual meeting of stockholders following the Effective Time. The term of office of the initial Class III Directors shall expire at the third annual meeting of stockholders following the Effective Time. The Board is authorized to assign members of the Board already in office to such classes at the time the classification of the Board becomes effective. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. There shall be no cumulative voting in the election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect additional Directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation including any certificate of designation applicable to such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate (in which case each such Director shall thereupon cease to be qualified as, and shall cease to be, a Director) and the total authorized number of Directors of the Corporation shall automatically be reduced accordingly.

3. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board relating thereto, any and all vacancies and newly created directorships in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, or by a sole remaining Director, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, disqualification, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board shall, subject to Article VII, Section 2 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned. In the event of a vacancy in the Board, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

4. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies on the Board) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than 2/3 of the voting power of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least 45 days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VIII

A. LIMITATION OF LIABILITY

1. Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Officers. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article VIII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service by the delivery of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

3. Amendment or Modification. Any amendment, repeal or modification of this Article VIII or any amendment to the DGCL shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or Officer, as applicable, at the time of such amendment, repeal or modification.

ARTICLE IX

A. AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be adopted, amended or repealed by the Board by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed by the stockholders by the affirmative vote of the holders of at least 2/3 of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE X

A. AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. For the avoidance of doubt, the provisions of Sections 242(d)(1) and (d)(2) of the DGCL shall apply to the Corporation.

[Signature Page Follows]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed this [  ] day of [   ], 2024.

LYNK GLOBAL HOLDINGS, INC.

By:
Name:
Title:

Exhibit G

AMENDED AND RESTATED

BYLAWS

OF

LYNK GLOBAL HOLDINGS, INC.

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States that is fixed by or in the manner determined by the Board of Directors and stated in the notice of the meeting, which time, date and place may subsequently be changed at any time, before or after the notice for such meeting has been sent to the stockholders, by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office. If no Annual Meeting has been held for a period of 13 months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation (the “Board of Directors”) and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice of the Annual Meeting provided for in this Bylaw, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Sections 2(a)(2), (3) and (4) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than 30 days before or more than 60 days after such anniversary date, or if no Annual Meeting was held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the 90th day prior to the scheduled date of such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to the scheduled date of such Annual Meeting or the 10th day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth or include:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of the Corporation (if any) that are held of record or are beneficially owned by the nominee or its affiliates or associates and any Synthetic Equity Interest (as defined below) (if any) held or beneficially owned by the nominee or its affiliates or associates, (iv) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (v) a questionnaire with respect to the background and qualifications of the nominee completed by the nominee in the form provided by the Corporation (which questionnaire shall be provided by the Secretary upon written request), (vi) a representation and agreement in the form provided by the Corporation (which form shall be provided by the Secretary upon written request) that: (a) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire described in clause (v) herein; (b) such proposed nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation in the questionnaire described in clause (v) herein; (c) such proposed nominee would, if elected as a director, comply with all applicable rules and regulations of the exchanges upon which shares of the Corporation’s capital stock trade, each of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (d) such proposed nominee intends to serve as a director for the full term for which he or she is to stand for election; and (e) such proposed nominee will promptly provide to the Corporation such other information as it may reasonably request to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or appliable law, or that the Board of Directors reasonably determines could be material to a reasonable stockholder’s understanding of the background, qualifications, experiences and independence, or lack thereof, of such proposed nominee; and (vii) any other information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest, including a description of the material terms of each such Synthetic Equity Interest, including, without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (1) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person or any of their affiliates or associates, (2) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (3) whether or not such Proposing Person, any of its affiliates or associates and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person or any of its affiliates or associates has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person or any of its affiliates or associates that are separated or separable from the underlying shares of the Corporation, (e) any performance-related fees (other than an asset-based fee) to which such Proposing Person or any of its affiliates or associates, directly or indirectly, is entitled to receive based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation, or any Synthetic Equity Interests, (f)(1) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for (i) the formulation of and decision to propose the director nomination or business to be brought before the meeting and (ii) making voting and investment decisions on behalf of the Proposing Person (irrespective of whether such person or persons have “beneficial ownership” for purposes of Rule 13d-3 of the Exchange Act of any securities owned of record or beneficially by the Proposing Person) (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person and, the qualifications and background of such Responsible Person or (2) if such Proposing Person is a natural person, the qualifications and background of such natural person, (g) any equity interests or any Synthetic Equity Interests in any principal competitor of the Corporation beneficially owned by such Proposing Person or any of its affiliates or associates), (h) any direct or indirect interest of such Proposing Person or any of its affiliates or associates in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (i) any pending or threatened litigation in which such Proposing Person or any of its affiliates or associates is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (j) any material transaction occurring during the prior 12 months between such Proposing Person or any of its affiliates or associates, on the one hand, and the Corporation, any affiliate of the

Corporation or any principal competitor of the Corporation, on the other hand, and (k) any other information relating to such Proposing Person or any of its affiliates or associates that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (k) are referred to, collectively, as “Material Ownership Interests”); provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(D) (i) a description of all agreements, arrangements or understandings to which any Proposing Person or any of its affiliates or associates is a party (whether any counterparty is a Proposing Person or any affiliate or associate thereof, on the one hand, or one or more other third parties, on the other hand, (including any proposed nominee(s)) (a) pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders or (b) entered into for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding) and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s) and, to the extent known, the class or series and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement (i) that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting, a representation that such stockholder intends to appear in person or by proxy at the meeting to propose such business or nominees and an acknowledgement that, if such stockholder (or a qualified representative of such stockholder) does not appear to present such business or proposed nominees, as applicable, at such meeting, the Corporation need not present such business or proposed nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, (a) will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least 67 percent of the voting power of all of the shares of capital stock of the Corporation entitled to vote on the election of directors or (b) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, as applicable, (iii) providing a representation as to whether or not such Proposing Person intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 promulgated under the Exchange Act and (iv) that the stockholder will provide any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2(a)(2)(E) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner (such statement, the “Solicitation Statement”).

For purposes of this Article I, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” or securities lending agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of, or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of 10 business days prior to the meeting). For the avoidance of doubt, the obligation to update as set forth in this Section 2(a)(3) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder, or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders. Notwithstanding the foregoing, if a Proposing Person no longer plans to solicit proxies in accordance with its representation pursuant to Article I, Section 2(a)(2)(E), such Proposing Person shall inform the Corporation of this change by delivering a written notice to the Secretary at the principal executive offices of the Corporation no later than two business days after making the determination not to proceed with a solicitation of proxies. A Proposing Person shall also update its notice so that the information required by Article I, Section 2(a)(2)(C) is current through the date of the meeting or any adjournment, postponement or rescheduling thereof, and such update shall be delivered in writing to the secretary at the principal executive offices of the Corporation no later than two business days after the occurrence of any material change to the information previously disclosed pursuant to Article I, Section 2(a)(2)(C).

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors, and only such business shall be conducted at an Annual

Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the chair of the meeting (as defined in Section 9 of this Article I) shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the chair of the meeting, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of such stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of a proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the chair of the meeting at the meeting of stockholders.

(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including, but not limited to, Rule 14a-19 of the Exchange Act, with respect to the matters set forth in this Bylaw. If a stockholder fails to comply with any applicable requirements of the Exchange Act, including, but not limited to, Rule 14a-19 promulgated thereunder, such stockholder’s proposed nomination or proposed business shall be deemed not to have been made in compliance with this Bylaw and shall be disregarded.

(6) Further notwithstanding the foregoing provisions of this Bylaw, unless otherwise required by law, (i) no Proposing Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Proposing Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of timely notices required thereunder and (ii) if any Proposing Person (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of timely notices required thereunder and (C) no other Proposing Person has provided notice pursuant to, and in compliance with, Rule 14a-19 under the Exchange Act that it intends to solicit proxies in support of the election of such proposed nominee in accordance with Rule 14a-19(b) under the Exchange Act, then such proposed nominee shall be disqualified from nomination, the Corporation shall disregard the nomination of such proposed nominee and no vote on the election of such proposed nominee shall occur. Upon request by the Corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proposing Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting date, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(7) The number of nominees a stockholder may nominate for election at the Annual Meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the Annual Meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such Annual Meeting. A stockholder may not designate any substitute nominees unless the stockholder provides timely notice of such substitute nominee(s) in accordance with these Bylaws (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute nominee(s) that are required by these Bylaws with respect to nominees for director).

SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Article I, Section 2 of these Bylaws shall govern such special meeting.

SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given not less than 10 days nor more than 60 days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

(b) Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall also state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule or cancel any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I.

(e) When any meeting is convened, the chair of the meeting or the stockholders present or represented by proxy at such meeting may adjourn the meeting from time to time for any reason, regardless of whether a quorum is present, to reconvene at any other time and at any place at which a meeting of stockholders may be held under these Bylaws. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with this Section 4; provided, however, that if the adjournment is for more than 30 days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice.

SECTION 5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these Bylaws, at each meeting of stockholders, the presence in person or by remote communication, if applicable, or represented by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. If less than a quorum is present at a meeting, the chair of the meeting or the holders of voting stock, by the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote thereon, may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. Voting and Proxies.

(a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Article IV, Section 4 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. In the event the Corporation receives proxies for disqualified or withdrawn nominees for the Board of Directors, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions.

(b) Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8. Stockholder Lists. The Corporation shall prepare, no later than the 10th day before each Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date in the manner provided by law.

SECTION 9. Conduct of Meeting. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with rules, regulations and procedures adopted by the Board of Directors, the chair of the meeting shall have the right to prescribe such rules, regulations and procedures and to do all such acts, as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present at the meeting; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) the determination of the circumstances in which any person may make a statement or ask questions and limitations on the time allotted to questions or comments; (f) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (g) the exclusion or removal of any stockholder or any other individual who refuses to comply with meeting rules, regulations, or procedures; (h) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (i) rules, regulations and procedures for compliance with any federal, state or local laws or regulations (including those concerning safety, health or security); (j) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (k) rules, regulations or procedures regarding the participation by means of remote communication of stockholders and proxy holders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The chair of the meeting shall be: (i) such person as the Board of Directors shall have designated to preside over all meetings of the stockholders; (ii) if the Board of Directors has not so designated such a chair of the meeting or if the chair of the meeting is unable to so preside or is absent, then the Chairperson of the Board, if one is elected; (iii) if the Board of Directors has not so designated a chair of the meeting and there is no Chairperson of the Board, or if the chair of the meeting or the Chairperson of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected; or (iv) in the absence or inability to serve of any of the aforementioned persons, the President of the Corporation. Unless and to the extent determined by the Board of Directors or the chair of the meeting, the chair of the meeting shall not be obligated to adopt or follow any technical, formal or parliamentary rules or principles of procedure. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chair of the meeting appoints.

SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or three inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The chair of the meeting may review all determinations made by the inspectors, and in so doing the chair of the meeting shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the chair of the meeting, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by the Certificate or required by law.

SECTION 2. Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors, provided the Board of Directors shall consist of at least one member. The directors shall hold office in the manner provided in the Certificate. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

SECTION 3. Qualification. No director need be a stockholder of the Corporation.

SECTION 4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate or by applicable law.

SECTION 6. Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairperson of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors may be held at such hour, date and place (if any) as the Board of Directors may from time to time determine and publicize by means of reasonable notice given to any director who is not present when such determination is made.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place (if any) thereof. Notice thereof shall be given to each director as provided in Section 9 of this Article II.

SECTION 9. Notice of Meetings. Notice of the hour, date and place (if any) of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, the President or such other officer designated by the Chairperson of the Board, if one is elected, or any one of the directors calling the meeting. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least 24 hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least 48 hours in advance of the meeting; provided, however, that if the person or persons calling the meeting determine that it is otherwise necessary or advisable to hold the meeting sooner, then such person or persons may prescribe a shorter time period for notice to be given personally or by telephone, facsimile, electronic mail or other similar means of communication. Such notice shall be deemed to be delivered when hand-delivered to such address; read to such director by telephone; deposited in the mail so addressed, with postage thereon prepaid, if mailed; or dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communication. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business that might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this Article II, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the affirmative vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.

SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission. After such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of video conference, conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.

SECTION 14. Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairperson of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairperson of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees. The Board of Directors may designate one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers to such committee(s) except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings.

SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees shall not receive any salary or other compensation for their services as directors of the Corporation.

SECTION 17. Emergency By-laws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate or these Bylaws, during such Emergency:

(a) A meeting of the Board of Directors or a committee thereof may be called by any director, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

(b) The director or directors in attendance at a meeting called in accordance with Section 17(a) of this Article II shall constitute a quorum.

(c) No officer, director or employee acting in accordance with this Section 17 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 17 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE III

Officers

SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairperson of the Board, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. Any number of offices may be held by the same person. The salaries and other compensation of the officers of the Corporation will be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.

SECTION 2. Election. The Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors or by such officers delegated such authority by the Board of Directors.

SECTION 3. Qualification. No officer need be a stockholder or a director.

SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

SECTION 5. Resignation and Removal. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

SECTION 6. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 7. Vacancies. Any vacancy in any office may be filled by the Board of Directors.

SECTION 8. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 9. Chairperson of the Board. The Chairperson of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate. The Chief Executive Officer shall preside as the chair of the meeting at all meetings of the stockholders; provided, that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then a director or officer chosen by resolution of the Board of Directors shall act as Chairperson at all meetings of stockholders.

SECTION 11. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 12. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 13. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

SECTION 15. Representation of Shares of Other Corporations. The Chairperson of the Board, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of the Corporation, or any other person authorized by the Board of Directors or the President or a Vice President, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all securities of any other entity or entities standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

SECTION 16. Bonded Officers. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including, without limitation, a bond for the faithful performance of his or her duties and for the restoration to the Corporation of all property in his or her possession or under his or her control belonging to the Corporation.

ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws, the Board of Directors has determined that all classes or series of the Corporation’s stock shall be uncertificated, whether upon original issuance, re-issuance or subsequent transfer.

SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3. Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

SECTION 4. Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

SECTION 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting and (b) in the case of any other action, shall not be more than 60 days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 6. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

ARTICLE V

Indemnification

SECTION 1. Definitions. For purposes of this Article V:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of the State of Delaware or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within 30 days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of Expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within 30 days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, such Director shall also be entitled to be paid the Expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of Expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such Expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such Expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of Expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within 60 days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the Expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right that any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be only in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

SECTION 11. Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee as to any expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the President, the Chief Executive Officer or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or an executive committee of the Board of Directors may authorize or determine.

SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the President or the Treasurer may waive notice of, and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or stockholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Corporate Records. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or in such manner as may be permitted by law.

SECTION 7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Certificate, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or these Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that this sentence will not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Exchange Act, or the respective rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of Bylaws.

(a) Amendment by Directors. Except as otherwise required by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office (so long as a quorum is present).

(b) Amendment by Stockholders. Except as otherwise provided herein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or at any special meeting of stockholders called for such purpose, by the affirmative vote of the holders of not less than 2/3 of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall require only the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 10. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

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